Filed Pursuant to Rule 424(b)(2)
Registration No. 333-276221
PROSPECTUS SUPPLEMENT
(To Prospectus dated December 22, 2023)
$9,000,000,000

$1,250,000,000 4.450% Notes due 2026
$1,250,000,000 4.400% Notes due 2027
$1,750,000,000 4.550% Notes due 2029
$1,250,000,000 4.850% Notes due 2031
$2,000,000,000 5.000% Notes due 2034
$1,500,000,000 5.600% Notes due 2054
Hewlett Packard Enterprise Company (“Hewlett Packard Enterprise,” “HPE,” “we” or “us”) is offering $1,250,000,000 aggregate principal amount of its 4.450% notes due 2026 (the “2026 notes”), $1,250,000,000 aggregate principal amount of its 4.400% notes due 2027 (the “2027 notes”), $1,750,000,000 aggregate principal amount of its 4.550% notes due 2029 (the “2029 notes”), $1,250,000,000 aggregate principal amount of its 4.850% notes due 2031 (the “2031 notes”), $2,000,000,000 aggregate principal amount of its 5.000% notes due 2034 (the “2034 notes”) and $1,500,000,000 aggregate principal amount of its 5.600% notes due 2054 (the“2054 notes”). We refer to the 2026 notes, the 2027 notes, the 2029 notes, the 2031 notes, the 2034 notes, and the 2054 notes collectively as the “notes”.
The 2026 notes will bear interest at a rate of 4.450% per annum. The 2027 notes will bear interest at a rate of 4.400% per annum. The 2029 notes will bear interest at a rate of 4.550% per annum. The 2031 notes will bear interest at a rate of 4.850% per annum. The 2034 notes will bear interest at a rate of 5.000% per annum. The 2054 notes will bear interest at a rate of 5.600% per annum.
We will pay interest semi-annually on the 2026 notes and the 2027 notes on each March 25 and September 25, beginning on March 25, 2025. We will pay interest semi-annually on the 2029 notes, the 2031 notes, the 2034 notes and the 2054 notes on each April 15 and October 15, beginning on April 15, 2025.
On January 9, 2024, we entered into an Agreement and Plan of Merger (as amended or supplemented from time to time, the “Merger Agreement”), by and among Juniper Networks, Inc., a Delaware corporation (“Juniper”), HPE and Jasmine Acquisition Sub, Inc., a Delaware corporation and a wholly owned subsidiary of HPE (“Merger Sub”). Pursuant to the Merger Agreement, subject to the terms and conditions set forth therein, Merger Sub will merge with and into Juniper, with Juniper continuing as the surviving corporation (the “Surviving Corporation”) and as a wholly owned subsidiary of HPE (the “Juniper Acquisition”). Absent a special mandatory redemption (as defined below), we intend to use the net proceeds from this offering to fund all or a portion of the consideration for the Juniper Acquisition, to pay related fees and expenses, and, if any proceeds remain thereafter, for other general corporate purposes, which may include, among other uses, repaying certain indebtedness of HPE, Juniper and their respective subsidiaries. In the event of a special mandatory redemption, the net proceeds of the 2026 notes and the 2027 notes, which are not subject to the special mandatory redemption, will be used for general corporate purposes, which may include, among other uses, repaying certain indebtedness of HPE and its subsidiaries. See “Use of Proceeds”.
This offering is not conditioned upon, and will be consummated before, the closing of the Juniper Acquisition. If (x) the consummation of the Juniper Acquisition does not occur on or before the later of (i) the date that is five business days after October 9, 2025 and (ii) the date that is five business days after any later date to which we and Juniper may agree to extend the “End Date” in the Merger Agreement or (y) we notify the Trustee (as defined herein) that we will not pursue the consummation of the Juniper Acquisition, we will be required to redeem the 2029 notes, the 2031 notes, the 2034 notes and the 2054 notes (collectively, the “mandatorily redeemable notes”) at a redemption price equal to 101% of the aggregate principal amount of the mandatorily redeemable notes, plus accrued and unpaid interest, if any, to, but excluding the special mandatory redemption date (as defined herein). The 2026 notes and the 2027 notes are not subject to the special mandatory redemption. See “Description of the Notes—Redemption—Special Mandatory Redemption.”
We may redeem some or all of any series of the notes at any time at the redemption prices described under “Description of the Notes—Redemption—Optional Redemption.”
If a Change of Control Repurchase Event (as defined herein) with respect to a series of notes occurs, we may be required to offer to purchase such series of notes from holders. See “Description of the Notes—Repurchase at the Option of Holders on Certain Changes of Control.” The notes will be our senior unsecured obligations and will rank equally with all of our other existing and future senior unsecured indebtedness. There is no sinking fund for any series of notes. The notes are not and will not be listed on any securities exchange or quoted on any automated quotation system.
Investing in the notes involves certain risks. You should carefully consider all the information contained or incorporated by reference in this prospectus supplement prior to investing in the notes. In particular, we urge you to carefully consider the information set forth in the section titled “Risk Factors” beginning on page S-16 of this prospectus supplement.

	Price to Public(1)	Underwriting Discount	Proceeds, Before Expenses, to Hewlett Packard Enterprise
Per 2026 note	99.996%	0.100%	99.896%
2026 notes total	$1,249,950,000	$1,250,000	$1,248,700,000
Per 2027 note	99.953%	0.200%	99.753%
2027 notes total	$1,249,412,500	$2,500,000	$1,246,912,500
Per 2029 note	99.894%	0.350%	99.544%
2029 notes total	$1,748,145,000	$6,125,000	$1,742,020,000
Per 2031 note	99.908%	0.400%	99.508%
2031 notes total	$1,248,850,000	$5,000,000	$1,243,850,000
Per 2034 note	99.078%	0.450%	98.628%
2034 notes total	$1,981,560,000	$9,000,000	$1,972,560,000
Per 2054 note	98.086%	0.825%	97.261%
2054 notes total	$1,471,290,000	$12,375,000	$1,458,915,000
Total	$8,949,207,500	$36,250,000	$8,912,957,500

(1)	Plus accrued interest, if any, from September 26, 2024 if settlement occurs after that date.
Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.
Delivery of the notes in book-entry form only will be made through The Depository Trust Company for the benefit of its direct and indirect participants, including Clearstream Banking, société anonyme, and Euroclear Bank S.A./N.V., on or about September 26, 2024.
Joint Book-Running Managers

Citigroup	J.P. Morgan	Mizuho

Joint Bookrunners

Barclays		BNP PARIBAS
Deutsche Bank Securities	HSBC	Wells Fargo Securities

Co-Managers

ANZ Securities	CIBC Capital Markets	Credit Agricole CIB	ING
Loop Capital Markets	NatWest Markets	OCBC	Santander
SOCIETE GENERALE	Standard Chartered Bank	TD Securities	US Bancorp

The date of this prospectus supplement is September 12, 2024.

Prospectus Supplement
Prospectus
You should rely only on the information contained or incorporated by reference in this prospectus supplement, in the accompanying prospectus, or in any free writing prospectus filed by us with the SEC. We have not, and the underwriters have not, authorized anyone to provide you with different information. We are not, and the underwriters are not, making an offer of the notes covered by this prospectus supplement in any jurisdiction where the offer is not permitted. The information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate only as of their respective dates, regardless of the time of delivery of this prospectus supplement and the accompanying prospectus, or of any sale of the notes. You should not assume that the information contained in or incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the respective dates thereof. Our business, financial condition, results of operations and prospects may have changed since those dates.

ABOUT THIS PROSPECTUS SUPPLEMENT
This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of the notes, and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference. The second part is the accompanying prospectus, which gives more general information about securities we may offer from time to time. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or any document incorporated by reference, on the other hand, you should rely on the information in this prospectus supplement.
You should read this prospectus supplement, the accompanying prospectus and the documents incorporated by reference before making an investment decision. You should also read and consider the information in the documents we have referred you to in the section of this prospectus supplement entitled “Information Incorporated by Reference.”
In this prospectus supplement and the accompanying prospectus, unless otherwise specified or unless the context otherwise requires, references to “USD,” “dollars,” “$” and “U.S.$” are to U.S. dollars, and references to “Hewlett Packard Enterprise,” “HPE,” “we,” “us” or “our” refer to Hewlett Packard Enterprise Company, and not to any of our subsidiaries, unless otherwise indicated.

NON-GAAP FINANCIAL MEASURES
This prospectus supplement includes certain financial measures of HPE and Juniper that are not required by, or prepared in accordance with, generally accepted accounting principles in the United States (“GAAP”). We refer to these measures as “non-GAAP” financial measures. HPE believes that providing certain non-GAAP financial measures in addition to the related GAAP measures provides investors with greater transparency to the information used by HPE’s management in its financial and operational decision making and allows investors to see results “through the eyes” of management. HPE further believes that providing this information provides HPE’s investors with a supplemental view to understand HPE’s and Juniper’s operating performance and to evaluate the efficacy of the methodology and information used by HPE’s management to evaluate and measure such performance. Disclosure of these non-GAAP financial measures also facilitates the comparisons of HPE’s and Juniper’s operating performance with the performance of other companies in HPE’s and Juniper’s industry that supplement their GAAP results with non-GAAP financial measures that may be calculated in a similar manner.
These measures are not in accordance with, or an alternative to, GAAP, and may be different from non-GAAP measures used by other companies. In addition, other companies, including companies in our industry, may calculate such measures differently, which reduces its usefulness as a comparative measure. Investors should not rely on any single financial measure when evaluating our business. This information should be considered as supplemental in nature and is not meant as a substitute for our operating results in accordance with GAAP. Investors should review the GAAP financial measures included in this prospectus supplement. When viewed in conjunction with our GAAP results and the accompanying reconciliations, we believe these non-GAAP measures provide greater transparency and a more complete understanding of factors affecting our business than GAAP measures alone.

FORWARD-LOOKING STATEMENTS
This prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus contain, or will contain, forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks, uncertainties and assumptions. If the risks or uncertainties ever materialize or the assumptions prove incorrect, the results of Hewlett Packard Enterprise Company and its consolidated subsidiaries (“Hewlett Packard Enterprise”) may differ materially from those expressed or implied by such forward-looking statements and assumptions. The words “believe”, “expect”, “anticipate”, “guide”, “optimistic”, “intend”, “aim”, “will”, “estimates”, “may”, “could”, “should” and similar expressions are intended to identify such forward-looking statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including but not limited to:
•	any anticipated financial or operational benefits associated with the segment realignment that became effective as of the beginning of the first quarter of fiscal year 2024;
•
any projections, estimations or expectations of addressable markets and their sizes, revenue (including annualized revenue run-rate), margins, expenses (including stock-based compensation expenses), investments, effective tax rates, interest rates, the impact of tax law changes and related guidance and regulations, net earnings, net earnings per share, cash flows, liquidity and capital resources, inventory, goodwill, impairment charges, hedges and derivatives and related offsets, order backlog, benefit plan funding, deferred tax assets, share repurchases, currency exchange rates, repayments of debts including our asset-backed debt securities, or other financial items;

•	recent amendments to accounting guidance and any potential impacts on our financial reporting therefrom;
•	any projections or estimations of future orders, including as-a-service orders;
•
any statements of the plans, strategies, and objectives of management for future operations, as well as the execution and consummation of corporate transactions or contemplated acquisitions and anticipated synergies thereto (including but not limited to our proposed acquisition of Juniper) and dispositions (including but not limited to the disposition of H3C shares and the receipt of proceeds therefrom), research and development expenditures, and any resulting benefit, cost savings, charges, or revenue or profitability improvements;

•	any statements concerning the expected development, performance, market share, or competitive performance relating to products or services;
•
any statements concerning technological and market trends, the pace of technological innovation, and adoption of new technologies, including artificial intelligence-related and other products and services offered by Hewlett Packard Enterprise;

•
any statements regarding current or future macroeconomic trends or events and the impacts of those trends and events on Hewlett Packard Enterprise and our financial performance, including but not limited to supply chain, demand for our products and services, and access to liquidity, and our actions to mitigate such impacts on our business;

•
the scope and duration of outbreaks, epidemics, pandemics, or public health crises, the ongoing conflicts between Russia and Ukraine and in the Middle East, and the relationship between China and the U.S., and our actions in response thereto, and their impacts on our business, operations, liquidity and capital resources, employees, customers, partners, supply chain, financial results, and the world economy;

•
any statements regarding future regulatory trends and the resulting legal and reputational exposure, including but not limited to those relating to environmental, social, governance, cybersecurity, data privacy, and artificial intelligence issues, among others;

•
any statements regarding pending investigations, claims, or disputes; any statements of expectation or belief, including those relating to future guidance and the financial performance of Hewlett Packard Enterprise; and

•	any statements of assumptions underlying any of the foregoing.

Risks, uncertainties, and assumptions include the need to address the many challenges facing Hewlett Packard Enterprise’s businesses;
•	the competitive pressures faced by Hewlett Packard Enterprise’s businesses;
•	risks associated with executing Hewlett Packard Enterprise’s strategy;
•
the impact of macroeconomic and geopolitical trends and events, including but not limited to supply chain constraints, the use and development of artificial intelligence, the inflationary environment (though easing), the ongoing conflicts between Russia and Ukraine and in the Middle East, and the relationship between China and the U.S.;

•	the need to effectively manage third-party suppliers and distribute Hewlett Packard Enterprise’s products and services;
•	the protection of Hewlett Packard Enterprise’s intellectual property assets, including intellectual property licensed from third parties and intellectual property shared with its former parent;
•
risks associated with Hewlett Packard Enterprise’s international operations (including from public health crises, such as pandemics or epidemics, and geopolitical events, such as those mentioned above);

•	the development and transition of new products and services and the enhancement of existing products and services to meet customer needs and respond to emerging technological trends;
•	the execution of Hewlett Packard Enterprise’s transformation and mix shift of its portfolio of offerings;
•
the execution and performance of contracts by Hewlett Packard Enterprise and its suppliers, customers, clients, and partners, including any impact thereon resulting from macroeconomic or geopolitical events, such as those mentioned above;

•	the prospect of a shutdown of the U.S. federal government;
•	the hiring and retention of key employees;
•
the execution, integration, consummation and other risks associated with business combination, disposition and investment transactions, including but not limited to the risks associated with the disposition of H3C shares and the receipt of proceeds therefrom and completion of our proposed acquisition of Juniper Networks, Inc. and our ability to integrate and implement our plans, forecasts, and other expectations with respect to the consolidated business;

•	the impact of changes to privacy, cybersecurity, environmental, global trade, and other governmental regulations;
•	changes in our product, lease, intellectual property, or real estate portfolio;
•	the payment or non-payment of a dividend for any period;
•	the efficacy of using non-GAAP, rather than GAAP, financial measures in business projections and planning;
•	the judgments required in connection with determining revenue recognition;
•	impact of company policies and related compliance; utility of segment realignments;
•	allowances for recovery of receivables and warranty obligations;
•	provisions for, and resolution of, pending investigations, claims, and disputes;
•	the impacts of tax law changes and related guidance or regulations; and
•
other risks that are described in “Risk Factors” on page S-16 of this prospectus supplement and in our other filings with the SEC, including but not limited to the risks described under the caption “Risk Factors” contained in Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended October 31, 2023 and under the caption “Risk Factors” contained in Part II, Item 1A of our Quarterly Reports on Form 10-Q for the fiscal quarters ended January 31, 2024, April 30, 2024 and July 31, 2024, and in other filings made by us from time to time with the SEC or in materials incorporated herein or therein.

We assume no obligation and do not intend to update these forward-looking statements, except as required by applicable law.

SUMMARY
This summary highlights selected information from this prospectus supplement and the accompanying prospectus and provides an overview of our company. You should read the following summary together with the entire prospectus supplement and accompanying prospectus and the documents incorporated by reference, including our consolidated financial statements and related notes. You should carefully consider, among other things, the matters discussed in “Risk Factors” in this prospectus supplement and in the documents incorporated by reference.
Our Company
We are a global technology leader focused on developing intelligent solutions that allow customers to capture, analyze and act upon data seamlessly from edge to cloud. We enable customers to accelerate business outcomes by driving new business models, creating new customer and employee experiences, and increasing operational efficiency today and into the future. Our customers range from small-and-medium-sized businesses to large global enterprises and governmental entities. Our legacy dates back to a partnership founded in 1939 by William R. Hewlett and David Packard, and we strive every day to uphold and enhance that legacy through our dedication to providing innovative technological solutions to our customers.
We organize our business into the following five reportable segments:
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Server. This segment consists of general-purpose servers for multi-workload computing and workload-optimized servers to deliver the best performance and value for demanding applications and integrated systems comprised of software and hardware designed to address High-Performance Computing and Supercomputing (including exascale applications), Artificial Intelligence (“AI”), Data Analytics, and Transaction Processing workloads for government and commercial customers globally. This portfolio of products includes our secure and versatile HPE ProLiant Rack and Tower servers; HPE Synergy, a composable infrastructure for traditional and cloud-native applications; HPE Scale Up Servers product lines for critical applications, including large enterprise software applications and data analytics platforms; HPE Edgeline servers; HPE Cray EX; HPE Cray XD (formerly known as HPE Apollo); and HPE NonStop. Server offerings also include operational and support services sold with systems and as standalone services.

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Hybrid Cloud. This segment offers a wide variety of cloud-native and hybrid solutions across storage, private cloud and the infrastructure software-as-a-service space. Storage includes data storage and data management offerings with the HPE Alletra Storage portfolio; unstructured data solutions and analytics for AI; data protection and archiving; and storage networking. It also includes AIOps-driven intelligence with HPE InfoSight and HPE CloudPhysics. In private cloud, our HPE GreenLake offerings include new cloud-native offerings and capabilities for virtual machines, containers, and bare metal; a full suite of private cloud offerings that enable customers to self-manage or choose a fully managed experience; and a portfolio of world-class AI infrastructure delivered as-a-service. This segment also provides self-service private cloud on-demand with HPE GreenLake for Private Cloud Business Edition. Infrastructure software includes monitoring and observability for day two operations and beyond through our acquisition of OpsRamp and unified data access through our HPE Ezmeral Data Fabric and analytics suite, which helps move and transform data for use in AI and other applications. Hybrid Cloud segment also includes data lifecycle management and protection through our suite of offerings, including Zerto Disaster Recovery.

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Intelligent Edge. Our Intelligent Edge business offers wired and wireless local area networks, campus, branch, and data center switching, software-defined wide-area networks, private and public cellular network software, network security, and associated services that enable secure connectivity for businesses of any size. The HPE Aruba Networking product portfolio includes hardware products such as Wi-Fi access points, switches, and gateways. The HPE Aruba Networking software and services portfolio includes cloud-based management, network management, network access control, software-defined wide-area networking, network security, analytics and assurance, location services software, private and public cellular core software, and professional and support services, as well as as-a-service and consumption models through the HPE GreenLake edge-to-cloud platform for the Intelligent Edge portfolio of products. Intelligent Edge offerings are consolidated in the edge service platform, which takes a cloud-native approach that provides customers with a unified framework to meet their connectivity, security, and financial needs across campus, branch, data center, and remote worker environments. Upon the consummation of the Juniper Acquisition, we expect the Juniper business to be included in our Intelligent Edge Segment.
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Financial Services. HPE’s Financial Services provides flexible investment solutions, such as leasing, financing, IT consumption, utility programs, and asset management services for customers that facilitate unique technology deployment models and the acquisition of complete IT solutions, including hardware, software, and services from Hewlett Packard Enterprise and others. Financial Services also supports financial solutions for on-premise flexible consumption models, such as our HPE GreenLake edge-to-cloud platform.

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Corporate Investments and Other. This segment includes (i) the Advisory and Professional Services business, which primarily offers consultative-led services, HPE and partner technology expertise and advice, implementation services, and complex solution engagement capabilities; (ii) the Communications and Media Solutions business, which primarily offers software and related services to the telecommunications industry; and (iii) Hewlett Packard Labs, which is responsible for research and development.

HPE also seeks to help its customers unlock the power of AI throughout their businesses. Our AI capabilities span the AI lifecycle – from training to fine tuning to inferencing – and encompass both products and services. Our AI business is built on large-scale infrastructure expertise, including in technologies like direct liquid cooling, that are powering our large AI systems for large language model builders, service providers, and supercomputing users. From these foundations, we have been expanding our AI portfolio – including through the recent introduction of HPE Private Cloud AI – which is specifically engineered for enterprise customers. While we are still in the early stages of adoption of this technology, we believe in the possibility of significant market expansion in this area.
We have observed continued momentum in the AI market, as evidenced by strong customer demand for HPE’s AI systems. Since the first quarter of fiscal year 2023, cumulative AI systems orders have increased significantly, translating into rising quarterly AI systems revenues and elevated levels of AI systems’ quarter-end backlog. We have observed customers exploring new ways to use AI and building the business cases to which they want to apply AI tools, which signals potential growth of our already robust pipeline.
We recently announced that we are deepening our strong partnership with NVIDIA through NVIDIA AI Computing by HPE, a portfolio of co-developed AI solutions and joint go-to-market integrations that we believe will enable enterprises to accelerate adoption of generative AI. One of those solutions, HPE Private Cloud AI, is a turnkey solution that makes it simple for enterprises of various sizes to gain an energy-efficient, fast, and flexible option for sustainably developing and deploying generative AI applications. Additionally, we further expanded our NVIDIA partnership by adding NVIDIA NIM Agent Blueprints to HPE Private Cloud AI for multiple generative AI use cases. We believe that integrating this catalog of pre-trained, customizable AI workflows into our HPE Private Cloud AI stack enables customers to more easily deploy key AI use cases.
Overall, the demand environment during the third quarter of fiscal year 2024 improved, with orders growing sequentially compared to the prior year period, driven partially by orders for our Intelligent Edge offerings recovering in line with industry peers, our Gen11 product continuing to ramp ahead of expectations, and strong demand for HPE’s Alletra MP offering.
Recent Developments
Pending Acquisition of Juniper
On January 9, 2024, we entered into the Merger Agreement, pursuant to which, subject to the terms and conditions set forth therein, Merger Sub will merge with and into Juniper, with Juniper continuing as the surviving corporation and as a wholly owned subsidiary of HPE.
Pursuant to and subject to the terms and conditions of the Merger Agreement, at the effective time of the Juniper Acquisition (the “Effective Time”), each share of common stock, par value $0.00001 per share, of Juniper (“Juniper Common Stock”) issued and outstanding immediately prior to the Effective Time (other than shares of Juniper Common Stock that are (i) owned by Juniper as treasury stock, which shares will be canceled and will cease to exist, (ii) owned by HPE or Merger Sub, which shares will be canceled and will cease to exist, (iii) held by any subsidiary of Juniper or HPE (other than Merger Sub), which shares will be converted into such number of shares of common stock of the Surviving Corporation so as to maintain relative ownership percentages, or (iv) shares of Juniper Common Stock as to which dissenters’ rights have been properly perfected in accordance with the General Corporate Law of the State of Delaware), will be converted into the right to receive $40.00 per share in cash, without interest and subject to any applicable withholding taxes (the “Merger Consideration”). In addition, pursuant to and subject to the terms and conditions of the Merger Agreement, at the Effective Time, equity awards granted under the Juniper equity incentive plans and outstanding immediately prior to the Effective Time will be treated as follows: (i) each outstanding option to purchase shares of Juniper Common Stock will be converted into an option with substantially the same terms and conditions to purchase our common stock; (ii) each restricted stock unit award in respect of shares of Juniper Common Stock held by non-employee members of the Board of Directors of Juniper will be converted into the right to receive the Merger Consideration in respect of each such share; and (iii) each restricted stock unit award in respect of shares of Juniper Common Stock held by individuals other than non-employee members of the Board of Directors of Juniper will be converted into a time-vesting restricted stock unit award with substantially the same terms and conditions (except that no performance goals shall apply) in respect of our common stock (in the case of performance-vesting Juniper restricted stock unit awards, with the number of shares determined based on actual performance in respect of performance or measurement periods that have been completed and for which performance has been determined in the ordinary course of business, and otherwise based on target performance). The number of shares of our common stock subject to the converted awards (and in the case of options, the exercise price) will be determined based on an equity award exchange ratio intended to substantially preserve the value of the converted awards as of and immediately following the Effective Time. We estimate the aggregate amount of cash consideration required in connection with the Merger Consideration to be approximately $14.0 billion.
Under the terms of the Merger Agreement, the completion of the Juniper Acquisition is subject to certain customary closing conditions, including, among others: (i) the adoption of the Merger Agreement by the affirmative vote of the holders of at least a majority of the outstanding shares of Juniper Common Stock entitled to vote thereon, which was obtained on April 2, 2024; (ii) the absence of any injunction, order or law preventing, prohibiting or making illegal the consummation of the Juniper Acquisition; (iii) the expiration or termination of the waiting period applicable to the Juniper Acquisition under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the receipt of all other required approvals, consents or clearances under specified foreign antitrust laws and foreign investment laws without imposition of a Burdensome Condition (as defined in the Merger Agreement); (iv) the accuracy of the parties’ representations and warranties in the Merger Agreement, subject to specified materiality qualifications; (v) compliance by the parties with their respective covenants in the Merger Agreement in all material respects; and (vi) in the case of the obligations of HPE and Merger Sub to effect the Juniper Acquisition, the absence of a material adverse effect with respect to Juniper that is continuing as of the closing. There can be no assurance that all of the conditions to the Merger Acquisition will be so satisfied or waived, or that we, Merger Sub and Juniper will be able to consummate the Juniper Acquisition on a timely basis or at all. If these conditions are not satisfied or waived, HPE and Juniper will be unable to complete the Juniper Acquisition.
Each of HPE and Juniper may terminate the Merger Agreement under certain specified circumstances, including upon the failure of the Effective Time to have occurred on or before January 9, 2025, subject to automatic extension for up to three additional periods, each of three months, if all conditions to the Juniper Acquisition other than the conditions relating to regulatory approvals have been satisfied as of that date (such date, as applicable, the “End Date”).
If the Merger Agreement is terminated (i) by either HPE or Juniper upon the failure of the Effective Time to have occurred on or before the applicable End Date or (ii) by either HPE or Juniper in the event of a final and non-appealable governmental order, decree, ruling or other action relating to specified regulatory approvals that permanently restrains, enjoins or otherwise prohibits the consummation of the Juniper Acquisition, and, in each case, at the time of such termination the closing conditions relating to obtaining specified regulatory approvals or the absence of any injunction, order or law relating to specified regulatory approvals preventing, prohibiting or making illegal the consummation of the Juniper Acquisition have not been satisfied, but all other conditions to closing have been satisfied or waived (except for those conditions which by their nature are to be satisfied at closing, provided that such conditions would be satisfied if the closing were to take place on such date), HPE is required to pay Juniper a termination fee of $815 million (the “HPE Termination Fee”). HPE is also required to pay Juniper the HPE Termination Fee if the Merger Agreement is terminated by Juniper due to an uncured material breach by HPE of its covenants in the Merger Agreement to use reasonable best efforts to obtain required regulatory approvals.
HPE expects that the Juniper Acquisition will be completed in late calendar year 2024 or early calendar year 2025, subject to receipt of regulatory approvals and satisfaction or waiver of the other closing conditions specified in the Merger Agreement. The completion of this offering is not contingent on the consummation of the Juniper Acquisition, nor is the consummation of the Juniper Acquisition contingent on this offering. This offering is not conditioned upon, and will be consummated before the closing of the Juniper Acquisition. If (x) the consummation of the Juniper Acquisition does not occur on or before the later of (i) the date that is five business days after October 9, 2025 and (ii) the date that is five business days after any later date to which Juniper and we may agree to extend the “End Date” in the Merger Agreement or (y) we notify the Trustee that we will not pursue the consummation of the Juniper Acquisition, we will be required to redeem the 2029 notes, the 2031 notes, the 2034 notes and the 2054 notes (collectively, the “mandatorily redeemable notes”) at a redemption price equal to 101% of the aggregate principal amount of the mandatorily redeemable notes, plus accrued and unpaid interest, if any, to, but excluding the special mandatory redemption date. The 2026 notes and the 2027 notes are not subject to the special mandatory redemption. See “Description of the Notes—Redemption—Special Mandatory Redemption.”
Combining HPE and Juniper’s complementary portfolios is expected to create a new networking leader with a comprehensive portfolio that will present customers and partners with a compelling new choice to drive business value. The increase of AI and hybrid cloud-driven business is accelerating demand for secure, unified technology solutions that connect, protect, and analyze companies’ data from edge to cloud.
The foregoing description of the Juniper Acquisition and the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement. For more information regarding the Juniper Acquisition, see “Where You Can Find More Information” in this prospectus supplement.
Sale of H3C Shares
On May 26, 2023, H3C Holdings Limited (“H3C Holdings”) and Izar Holding Co. (“Izar”, and together with H3C Holdings, the “HPE Parties”), each a wholly-owned subsidiary of HPE, entered into an agreement to sell a portion of HPE’s stake in H3C Technologies Co., Limited (“H3C”) through a put sale agreement. The HPE Parties entered into a Put Share Purchase Agreement (the “Original Share Purchase Agreement”) with Unisplendour International Technology Limited (“UNIS”), a Hong Kong incorporated company and subsidiary of Unisplendour Corporation, an information technology services company, governing the sale of all of the shares of H3C held by the HPE Parties (the “HPE H3C Shares”), which represent 49% of the total issued share capital of H3C.
On May 24, 2024, (i) the HPE Parties and UNIS entered into an Amended and Restated Put Share Purchase Agreement (the “A&R SPA”) and (ii) H3C Holdings and UNIS entered into an Agreement on Subsequent Arrangements (“Subsequent Arrangements Agreement”), which, taken together, revise the arrangements governing the aforementioned sale as previously set forth in the Original Share Purchase Agreement. Pursuant to and subject to the terms and conditions of the A&R SPA, the HPE Parties sold to UNIS 30% of the total issued share capital of H3C for cash consideration of approximately $2.1 billion in gross proceeds on September 4, 2024 (the “Initial H3C Share Sale”), while preserving an option to sell the HPE Parties’ remaining 19% of the total issued share capital of H3C for approximately $1.4 billion to UNIS at a later date.
It is expected that all of the approximately $2.0 billion in proceeds, net of cash taxes and certain fees, from the Initial H3C Share Sale will be utilized to fund the consideration for the Juniper Acquisition and pay related fees and expenses.
Concurrent Preferred Offering
On September 10, 2024, we priced 30,000,000 shares (including the exercise of the over-allotment option by the underwriters thereto) of our 7.625% Series C Mandatory Convertible Preferred Stock, par value $0.01 per share (the “Concurrent Preferred Offering”) pursuant to a separate prospectus supplement. Neither the completion of this offering nor the completion of the Concurrent Preferred Offering is contingent on the completion of the other, so it is possible that this offering is completed and the Concurrent Preferred Offering is not completed, or vice versa. We cannot assure you that the Concurrent Preferred Offering will be completed on the terms described herein, or at all. We estimate that the net proceeds to us from the Concurrent Preferred Offering, if completed, after deducting underwriting discounts and commissions and estimated expenses payable by us (and including the exercise of the over-allotment option by the underwriters thereto), will be approximately $1.46 billion. We intend to use the net proceeds from the Concurrent Preferred Offering to fund the all or a portion of the consideration for the Juniper Acquisition, to pay related fees and expenses, and, if any proceeds remain thereafter, for other general corporate purposes, which may include, among other uses, repaying certain indebtedness of HPE, Juniper and their respective subsidiaries. The Concurrent Preferred Offering is being made pursuant to a separate prospectus supplement, and nothing contained herein shall constitute an offer to sell or a solicitation of an offer to buy shares of preferred stock to be issued in the Concurrent Preferred Offering.
Term Loan Facilities
In connection with our entry into the Merger Agreement, we obtained a commitment letter from Citigroup Global Markets Inc., JPMorgan Chase Bank, N.A., Mizuho Bank, Ltd. and certain other financial institutions (collectively, the “Commitment Parties”), pursuant to which the Commitment Parties agreed to provide, subject to customary conditions including the consummation of the Juniper Acquisition, up to $14.0 billion of senior unsecured delayed draw term loan facilities, comprised of an $11.0 billion 364-day tranche (the “364-Day Facility”) and a $3.0 billion three-year tranche (the “Three-Year Facility” and, together with the 364-Day Facility, the “Term Loan Facilities”). The commitments under the 364-Day Facility were reduced by the approximately $2.0 billion in proceeds, net of cash taxes and certain fees, we received from the Initial H3C Share Sale and will be further reduced on a dollar-for-dollar basis by the net proceeds from this offering and the Concurrent Preferred Offering. We have entered into definitive credit agreements evidencing the 364-Day Facility and the Three-Year Facility. The Term Loan Facilities will be provided on a delayed draw basis and are expected to be funded substantially concurrently with, and the funding thereof is conditioned upon, the closing of the Juniper Acquisition. The purpose of the Term Loan Facilities is to finance all or a portion of the consideration payable by us pursuant to the Merger Agreement and pay certain related fees and expenses.
Corporate Information
Hewlett Packard Enterprise was incorporated in Delaware in 2015. The address of our principal executive offices is 1701 East Mossy Oaks Road, Spring, Texas 77389.

SUMMARY FINANCIAL INFORMATION
The information below is only a summary and should be read in conjunction with HPE’s audited and unaudited consolidated financial statements in our Annual Report on Form 10-K for the year ended October 31, 2023, our Quarterly Report on Form 10-Q for the quarter ended January 31, 2024, our Quarterly Report on Form 10-Q for the quarter ended April 30, 2024 and our Quarterly Report on Form 10-Q for the quarter ended July 31, 2024, as well as Juniper’s audited consolidated financial statements for the year ended December 31, 2023 and unaudited consolidated financial statements for the three and six months ended June 30, 2024, which are included in our Current Report on Form 8-K filed with the SEC on September 9, 2024, which are incorporated by reference herein.
This summary financial information includes non-GAAP financial measures of HPE and Juniper on a standalone and a combined company basis. See “Non-GAAP Financial Measures” for additional information.
Reconciliation of HPE GAAP Net Earnings to HPE Non-GAAP Adjusted EBITDA

	For the fiscal years ended October 31,
In millions	2023	2022	2021
Net Earnings	$2,025	$868	$3,427
Provision for taxes	205	8	160
Earnings from equity interests	(245)	(215)	(180)
Litigation judgement	—	—	(2,351)
Interest and other, net	104	121	76
Depreciation	2,328	2,187	2,243
Amortization of intangible assets	288	293	354
Amortization of initial direct costs	—	4	8
Impairment of goodwill	—	905	—
Transformation costs	283	473	930
Disaster (recovery) charges	(12)	159	16
Stock based compensation expense	428	391	372
Acquisition, disposition and other related charges	69	19	36
Adjusted EBITDA	$5,473	$5,213	$5,091

Summary Combined Company Financial Information
The information below includes certain combined company financial information that is based on historical financial information prepared by HPE and Juniper. This combined company financial information represents the summation of the standalone financial information prepared by HPE and the standalone financial information prepared by Juniper, with expected synergies added where indicated to reflect combined company financial information. This combined company financial information has not been prepared in accordance with Article 11 of Regulation S-X and does not give effect to the pro forma adjustments that might be required in connection with the preparation of pro forma financial information in accordance with Article 11 of Regulation S-X, and is not indicative of what the combined company’s performance would have been had HPE and Juniper been a combined company for the periods presented. As a result, the combined company financial information presented below could materially differ from financial information determined in accordance with Article 11 of Regulation S-X. In addition, the combined company financial information does not reflect future changes or future events resulting from the Juniper Acquisition that may occur, including restructuring activities or other costs related to the integration of the HPE and Juniper businesses, and does not consider potential impacts of current market conditions on revenues, expense efficiencies or asset dispositions.
As a result, investors should not place any undue reliance on the combined company financial information. The combined company financial information is for informational purposes only and is not necessarily indicative of the financial position or results of operations that would have actually occurred had the Juniper Acquisition and the other transactions contemplated under the Merger Agreement been completed as of the dates indicated, nor is such combined company financial information indicative of the future operating results or financial position of the combined company if the Juniper Acquisition, and other transactions contemplated under the Merger Agreement, are consummated.

This summary combined company financial information includes certain financial measures for the last twelve months (“LTM”). In the case of HPE, LTM represents the twelve-month period ended July 31, 2024 and is calculated by adding the applicable financial data for the nine months ended July 31, 2024 to the corresponding amount for the year ended October 31, 2023, and then subtracting the corresponding amount for the nine months ended July 31, 2023. In the case of Juniper, LTM represents the twelve-month period ended June 30, 2024 and is calculated by adding the applicable financial data for the six months ended June 30, 2024 to the corresponding amount for the year ended December 31, 2023, and then subtracting the corresponding amount for the six months ended June 30, 2023.
Reconciliation of GAAP Net Earnings to Non-GAAP Adjusted EBITDA
HPE

In millions	For the nine months ended July 31, 2024	For the year ended October 31, 2023	For the nine months ended July 31, 2023	Last twelve months (LTM) ended July 31, 2024
Net Earnings	$1,213	$2,025	$1,383	$1,855
Provision for taxes	323	205	298	230
Earnings from equity interests	(161)	(245)	(180)	(226)
Interest and other, net	122	104	81	145
Depreciation	1,726	2,328	1,745	2,309
Amortization of intangible assets	198	288	216	270
Transformation costs	67	283	227	123
Disaster (recovery) charges	(34)	(12)	2	(48)
Stock based compensation expense	341	428	357	412
Divestiture related exit costs	35	—	—	35
Acquisition, disposition and other related charges	126	69	51	144
Adjusted EBITDA	$3,956	$5,473	$4,180	$5,249

Juniper

In millions	For the six months ended June 30, 2024	For the year ended December 31, 2023	For the six months ended June 30, 2023	Last twelve months (LTM) ended June 30, 2024
Net Earnings	$33	$310	$110	$233
Provision for taxes	(16)	30	35	(21)
Earnings from equity interests(1)	4	10	4	10
Interest and other, net(1)	10	121	108	23
Depreciation(1)	54	127	65	116
Amortization of intangible assets(1)	28	68	34	62
Transformation costs(1)	6	98	16	88
Disaster (recovery) charges	—	—	—	—
Stock based compensation expense(1)	145	286	125	306
Divestiture related exit costs	—	—	—	—
Acquisition, disposition and other related charges(1)	37	—	—	37
Other(1)	4	16	12	8
Adjusted EBITDA	$305	$1,066	$509	$862
(1) Standalone financial data of Juniper has been reclassified to enhance comparability to the corresponding financial data of HPE.

Combined Company

In millions	LTM(1)
HPE Adjusted EBITDA	$5,249
Juniper Adjusted EBITDA	862
Combined Company Adjusted EBITDA (excl. synergies)	$6,111
Expected Synergies(2)	450
Adjusted EBITDA (incl. synergies)(2)	$6,561
(1)	In the case of HPE, LTM represents the twelve-month period ended July 31, 2024. In the case of Juniper, LTM represents the twelve-month period ended June 30, 2024.
(2)
This combined company financial information includes the realization of certain annual run-rate cost savings from operating efficiencies, synergies or other restructuring activities which might result within three years after the Merger. The anticipated benefits and cost savings of the Merger may not be realized fully or at all, may take longer to realize than expected or could have other adverse effects that HPE and Juniper do not currently foresee. Some of the assumptions that HPE and Juniper have made, such as the achievement of these synergies, may not be realized. Therefore, actual outcomes and results may differ materially from the synergies presented herein.

THE OFFERING
The following contains a summary of information about this offering and is provided solely for your convenience. The summary is not intended to be complete. For a more detailed description of the notes, see “Description of the Notes.” You should read this prospectus supplement and the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and in the accompanying prospectus carefully before making an investment decision.
Issuer
Hewlett Packard Enterprise Company.
Securities Offered
$1,250,000,000 of our 4.450% notes due 2026.
$1,250,000,000 of our 4.400% notes due 2027.
$1,750,000,000 of our 4.550% notes due 2029.
$1,250,000,000 of our 4.850% notes due 2031.
$2,000,000,000 of our 5.000% notes due 2034.
$1,500,000,000 of our 5.600% notes due 2054.
Maturity Date
The 2026 notes will mature on September 25, 2026.
The 2027 notes will mature on September 25, 2027.
The 2029 notes will mature on October 15, 2029.
The 2031 notes will mature on October 15, 2031.
The 2034 notes will mature on October 15, 2034.
The 2054 notes will mature on October 15, 2054.
Interest Rate
The 2026 notes will bear interest at a rate of 4.450% per annum.
The 2027 notes will bear interest at a rate of 4.400% per annum.
The 2029 notes will bear interest at a rate of 4.550% per annum.
The 2031 notes will bear interest at a rate of 4.850% per annum.
The 2034 notes will bear interest at a rate of 5.000% per annum.
The 2054 notes will bear interest at a rate of 5.600% per annum.
Interest Payment Dates
We will pay interest semi-annually on the 2026 notes and the 2027 notes on each March 25 and September 25, beginning on March 25, 2025.
We will pay interest semi-annually on the 2029 notes, the 2031 notes, the 2034 notes and the 2054 notes on each April 15 and October 15, beginning on April 15, 2025.
Ranking
The notes will be our senior unsecured obligations and will rank equally with all our other existing and future senior unsecured indebtedness from time to time outstanding.
Optional Redemption
We may, at our option, redeem each series of notes, at any time and from time to time, in whole or in part, at the redemption prices described under “Description of the Notes—Redemption—Optional Redemption.”
Special Mandatory Redemption
If (x) the consummation of the Juniper Acquisition does not occur on or before the later of (i) the date that is five business days after October 9, 2025 and (ii) the date that is five business days after any later date to which Juniper and we may agree to extend the “End Date” in the Merger Agreement or (y) we notify the Trustee that we will not pursue the consummation of the Juniper Acquisition, we will be required to redeem the mandatorily redeemable notes at a redemption price equal to 101% of the aggregate principal amount of the mandatorily redeemable notes, plus accrued and unpaid interest, if any, to, but excluding the special mandatory redemption date. The 2026 notes and the 2027 notes are not subject to the special mandatory redemption. See “Description of the Notes—Redemption—Special Mandatory Redemption.”
Certain Covenants
We will issue the notes under an indenture containing covenants that restrict our ability, with significant exceptions, to:

•	incur debt secured by liens;
•	engage in certain sale and leaseback transactions; and
•	consolidate, merge, convey or transfer our assets substantially as an entirety.
Change of Control Repurchase Event
If a Change of Control Repurchase Event with respect to a series of notes occurs, we may be required to make an offer to each holder of notes of such series to repurchase all or any part of that holder’s notes at a repurchase price in cash equal to 101% of the aggregate principal amount of such notes repurchased, plus any accrued and unpaid interest to the date of repurchase.
Use of Proceeds
We estimate that the net proceeds from this offering to us, after deducting the underwriting discounts and estimated offering expenses payable by us, will be approximately $8.895 billion. Absent a special mandatory redemption, we intend to use the net proceeds from this offering to fund all or a portion of the consideration for the Juniper Acquisition, to pay related fees and expenses, and, if any proceeds remain thereafter, for other general corporate purposes, which may include, among other uses, repaying certain indebtedness of HPE, Juniper and their respective subsidiaries. Prior to the consummation of the Juniper Acquisition, such net proceeds will not be deposited in an escrow account, and you will not receive a security interest in such net proceeds. In the event of a special mandatory redemption, the 2026 notes and the 2027 notes, which are not subject to the special mandatory redemption, will be used for general corporate purposes, which may include, among other uses, repaying certain indebtedness of HPE and its subsidiaries.
Form and Denominations
The notes will be issued only in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The notes will be book-entry only and registered in the name of a nominee of The Depository Trust Company (“DTC”).
Governing Law
The indenture that will govern the notes and the notes will be governed by, and construed under, the laws of the State of New York.
Trustee
The Bank of New York Mellon Trust Company, N.A.
Risk Factors
Investing in the notes involves substantial risks and uncertainties. See “Risk Factors” included in this prospectus supplement, as well as other information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus, for a discussion of factors you should carefully consider before deciding to purchase any notes.

RISK FACTORS
An investment in the notes represents a high degree of risk. In consultation with your own financial and legal advisors, and in addition to the other information contained in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus, you should carefully consider the following discussion of risks before deciding whether an investment in the notes is suitable for you. In addition, before investing in the notes, you should carefully consider the other risks, uncertainties and assumptions that are set forth under the caption “Risk Factors,” contained in Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended October 31, 2023 and Part II, Item 1A of our Quarterly Reports on Form 10-Q for the fiscal quarters ended January 31, 2024, April 30, 2024 and July 31, 2024, as well as the risks, uncertainties and assumptions that are set forth under the caption “Risks Related to the Merger,” contained in Part II, Item 1A of Juniper’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2024 and June 30, 2024, and the factors set forth under the caption “Risks Related to the Merger” contained in Part I, Item 1A of Juniper’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, each of which are incorporated by reference in this prospectus supplement, or any similar caption in the documents that we subsequently file with the SEC that are deemed to be incorporated by reference in this prospectus supplement, and in any free writing prospectus that we provide you in connection with the offering of the notes pursuant to this prospectus supplement. The risks and uncertainties discussed below and in the documents referred to above, as well as other matters discussed in this prospectus supplement and in those documents, could materially and adversely affect our business, financial condition, liquidity and results of operations and the market price of the notes. Moreover, the risks and uncertainties discussed below and in the foregoing documents are not the only risks and uncertainties that we face, and our business, financial condition, liquidity and results of operations and the market price of the notes could be materially adversely affected by other matters that are not known to us or that we currently do not consider to be material risks to our business.
Risks Related to the Notes Offering
There are no established trading markets for the notes.
Each series of notes will be a new issue of securities for which there is no established trading market. We do not intend to apply for listing of any series of notes offered hereby on any securities exchange or to arrange for quotation on any automated dealer quotation system. Accordingly, there can be no assurance that active trading markets for the notes will develop, exist or be maintained. If an active trading market does not develop or is not maintained for a series of notes, the market price and liquidity of such notes may be adversely affected. In that case, you may not be able to sell your notes at a particular time or at a favorable price.
The notes will be structurally subordinated to the indebtedness of our subsidiaries.
The notes will be obligations exclusively of Hewlett Packard Enterprise and not of any of our subsidiaries. Most of our assets are owned through our subsidiaries, and we depend on distributions of cash flow and earnings from our subsidiaries in order to meet our payment obligations under the notes and our other debt obligations. Our subsidiaries are separate legal entities that have no obligation to pay any amounts due under the notes or to make any funds available therefor, whether by dividends, loans or other payments. Except to the extent we are a creditor with recognized claims against our subsidiaries, all claims of creditors (including trade creditors) and holders of preferred stock, if any, of our subsidiaries will have priority with respect to the assets of such subsidiaries over our claims (and therefore the claims of our creditors, including holders of the notes). Consequently, the notes will be structurally subordinated to all liabilities of our existing subsidiaries and any subsidiaries that we may in the future acquire or establish, including those of Juniper.
Failure to maintain a satisfactory credit rating could adversely affect our liquidity, capital position, borrowing costs and access to capital markets.
We currently maintain investment grade credit ratings with Moody’s Investors Service, S&P Global Ratings and Fitch Ratings. Despite these investment grade credit ratings, any future downgrades could increase the cost of borrowing under any indebtedness we may incur, reduce market capacity for our commercial paper or require the posting of additional collateral under our derivative contracts. Additionally, increased borrowing costs, including those arising from a credit rating downgrade, can potentially reduce the competitiveness of our financing business. There can be no assurance that we will be able to maintain our credit ratings, and any additional actual or anticipated changes or downgrades in our credit ratings, including any announcement that our ratings are under review for a downgrade, may have a negative impact on our liquidity, capital position and access to capital markets and could affect the market value of the notes. Also, our credit ratings may not reflect the potential impact of risks related to the terms of the notes or other factors related to the value of the notes.
Our substantial debt exposes us to certain risks.
Following this offering of the notes, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, the Term Loan Facilities and the application of the net proceeds from the foregoing as described in “Use of Proceeds”, we will have a significant amount of indebtedness.
Our high degree of debt could have important consequences, including:
•	making it more difficult for us to satisfy our obligations with respect to the notes;
•	increasing our vulnerability to adverse economic or industry conditions;
•
requiring us to dedicate a substantial portion of our cash flow from operations to payments on our debt, thereby reducing the availability of our cash flow to fund working capital, capital expenditures and other general corporate purposes;

•	increasing our vulnerability to, and limiting our flexibility in planning for, or reacting to, changes in our business or the industry in which we operate;
•	exposing us to the risk of increased interest rates as borrowings under our revolving credit facility are, and borrowings under the Term Loan Facilities will be, subject to variable rates of interest;
•	placing us at a competitive disadvantage compared to our competitors that have less debt; and
•	limiting our ability to borrow additional funds.
If new debt is added to our and our subsidiaries’ current debt levels, the related risks that we and they face would be increased, and we may not be able to meet all our debt obligations, including repayment of the notes, in whole or in part.
We may not be able to generate sufficient cash from operations to service our debt.
Our ability to make payments on, and to refinance, our debt and to fund planned capital expenditures will depend on our ability to generate cash in the future and our ability to borrow under our revolving credit facility to the extent of available borrowings. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. We could experience decreased revenues from our operations and could fail to generate sufficient cash to fund our liquidity needs or fail to satisfy the covenants and borrowing limitations to which we are subject under our debt instruments. We cannot assure you, however, that our business will generate sufficient cash flow from operations or that future borrowings will be available to us under the revolving credit facility or otherwise in an amount sufficient to enable us to pay our debt or to fund our other liquidity needs. We may need to refinance all or a portion of our debt on or before the maturity thereof. We cannot assure you that we will be able to refinance any of our debt on commercially reasonable terms or at all. If we cannot service our debt, we may have to take actions such as selling assets, selling equity or reducing or delaying capital expenditures, strategic acquisitions, investments and alliances. We cannot assure you that any such actions, if necessary, could be effected on commercially reasonable terms or at all.
If we default on our obligations to pay our other debt, we may not be able to make payments on the notes.
Any default under the agreements governing our debt, including a default under our revolving credit facility or, if consummated, the Term Loan Facilities, that is not waived by the required lenders or holders of such debt, and the remedies sought by the holders of such debt could prevent us from paying principal and interest on the notes and substantially decrease the market value of the notes. If we are unable to generate sufficient cash flow or are otherwise unable to obtain funds necessary to meet required payments or principal and interest on our debt, or if we otherwise fail to comply with the various covenants in the agreements governing our debt, including the covenants contained in our revolving credit facility or, if consummated, in the Term Loan Facilities, we would be in default under the terms of the agreements governing such debt.

The notes will be subject to a change of control provision, and we may not have the ability to raise the funds necessary to fulfill our obligations under the notes following a Change of Control Repurchase Event.
Under the indenture that will govern the notes, upon the occurrence of a Change of Control Repurchase Event in respect of a series of notes, we will be required to offer to repurchase all outstanding notes of such series at 101% of the principal amount thereof plus accrued and unpaid interest to the date of repurchase. However, we may not have sufficient funds at the time of the Change of Control Repurchase Event to make the required repurchase of such series of notes. Our failure to make or complete a change of control offer would place us in default under the indenture that will govern the notes. However, we cannot assure you that we would be able to repay such debt at such time.
Optional redemption may adversely affect your return on the notes.
We have the right to redeem some or all of the notes prior to maturity. We may redeem the notes at times when prevailing interest rates may be relatively low. Accordingly, you may not be able to reinvest the redemption proceeds in comparable securities at effective interest rates as high as those of the notes.
We may be required to redeem the mandatorily redeemable notes and may not have or be able to obtain all the funds necessary to redeem the mandatorily redeemable notes. In addition, if we are required to redeem the mandatorily redeemable notes, you may not obtain your expected return on the mandatorily redeemable notes.
Our ability to consummate the Juniper Acquisition is subject to various closing conditions, many of which are beyond our control, and we may not be able to consummate the Juniper Acquisition prior to the special mandatory redemption trigger date (as defined herein), or at all. If (x) the consummation of the Juniper Acquisition does not occur on or before the later of (i) the date that is five business days after October 9, 2025 and (ii) the date that is five business days after any later date to which we and Juniper may agree to extend the “End Date” in the Merger Agreement or (y) we notify the Trustee that we will not pursue the consummation of the Juniper Acquisition, we will be required to redeem the mandatorily redeemable notes at a redemption price equal to 101% of the aggregate principal amount of the mandatorily redeemable notes, plus accrued and unpaid interest, if any, to, but excluding the special mandatory redemption date.
There is no escrow account for or security interest in the proceeds of this offering for the benefit of holders of the notes subject to the special mandatory redemption provisions, and such holders will therefore be subject to the risk that we may not have or be able to obtain all the funds necessary to redeem the mandatorily redeemable notes. This could be the case, for example, if we commence a bankruptcy or reorganization case, or such a case is commenced against us, before we redeem the mandatorily redeemable notes.
In addition, even if we are able to redeem the mandatorily redeemable notes pursuant to the special mandatory redemption provisions you may not obtain your expected return on the mandatorily redeemable notes and may not be able to reinvest the proceeds from a special mandatory redemption in an investment that results in a comparable return. Your decision to invest in the mandatorily redeemable notes is made at the time of the offering of the mandatorily redeemable notes, and you will have no right to opt out of the special mandatory redemption provisions of those notes. You will have no rights under the special mandatory redemption provisions as long as the Juniper Acquisition is consummated on or prior to the dates described above, nor will you have any right to require us to repurchase your mandatorily redeemable notes if, between the closing of this offering and the closing of the Juniper Acquisition, we experience any changes in our business or financial condition, or if the terms of the Juniper Acquisition or the financing thereof change.
For a description of the special redemption provisions, see “Description of the Notes—Redemption—Special Mandatory Redemption.”
Under the indenture, the change of control events that would require us to repurchase the notes are subject to a number of significant limitations, and change of control events that affect the market price of the notes may not give rise to any obligation to repurchase the notes.
Although we will be required under the indenture to make an offer to repurchase the notes upon the occurrence of a Change of Control Repurchase Event, the term “Change of Control Repurchase Event” is limited in its scope and does not include all change of control events that might affect the market value of the notes.
The definition of “Change of Control” includes a phrase relating to the direct or indirect sale, transfer, conveyance or other disposition of “all or substantially all” of our and our subsidiaries’ assets, taken as a whole, to another person. The phrase “all or substantially all,” as used with respect to our assets in the definition of “Change of Control,” is subject to interpretation under applicable state law, and its applicability in a given instance would depend upon the facts and circumstances. There is a limited body of case law interpreting the phrase “all or substantially all,” and there is no precise established definition of the phrase under applicable law. Accordingly, the applicability of the requirement that we offer to repurchase the notes as a result of a direct or indirect sale, transfer, conveyance or other disposition of less than all of our and our subsidiaries’ assets, taken as a whole, to another person may be uncertain.
In the future, we could enter into certain transactions, including acquisitions, refinancings or other recapitalizations, or the sale of us to a holding company that does not have a majority stockholder, that may not, under the indenture, constitute a Change of Control that would require us to repurchase the notes, even though those transactions could increase the level of our indebtedness or otherwise adversely affect our capital structure, credit ratings or the value of the notes.
Even if a Change of Control occurs, we will be required under the indenture to make an offer to repurchase the notes only if, as a result of such Change of Control, the ratings of the notes are lowered below investment grade and the rating agencies assigning such lowered ratings announce or publicly confirm that such lowering was the result of the Change of Control. See “Description of the Notes—Repurchase at the Option of Holders on Certain Changes of Control.”
This offering is not contingent on the consummation of the Concurrent Preferred Offering, nor is the consummation of the Concurrent Preferred Offering contingent on this offering.
The consummation of this offering and the consummation of the Concurrent Preferred Offering are not contingent upon one another, and we cannot assure you that the Concurrent Preferred Offering will be completed on the terms described herein, if at all. Accordingly, if you decide to purchase notes in this offering, you should be willing to do so whether or not we complete the Concurrent Preferred Offering. This prospectus supplement is not an offer to sell or a solicitation of an offer to buy any shares of preferred stock being offered in the Concurrent Preferred Offering.
Risks Related to the Juniper Acquisition
We may not consummate the Juniper Acquisition and this offering is not conditioned on consummation of the Juniper Acquisition.
If the Juniper Acquisition is consummated, we intend to use a portion of the net proceeds from this offering to fund the consideration for the Juniper Acquisition and to pay related fees and expenses. See “Use of Proceeds.” However, this offering is not conditioned upon consummation of the Juniper Acquisition. Because the Juniper Acquisition is subject to the satisfaction or waiver of certain conditions, we cannot assure you that the Juniper Acquisition will be consummated in the anticipated timeframe or at all.
Because this offering is not conditioned upon the completion of the Juniper Acquisition, upon the closing of this offering, you will become a holder of the notes regardless of whether the Juniper Acquisition is completed at such time. Furthermore, the 2026 notes and the 2027 notes are not subject to a special mandatory redemption in the event that the Juniper Acquisition is delayed beyond the special mandatory redemption trigger date or is terminated. If you decide to purchase the 2026 notes or the 2027 notes in this offering, you should be willing to do so whether or not the Juniper Acquisition is consummated.
Failure to complete the Juniper Acquisition may adversely affect our business.
Consummation of the Juniper Acquisition is subject to the satisfaction or waiver of certain conditions, including, but not limited to, (i) the adoption of the Merger Agreement by the affirmative vote of the holders of at least a majority of the outstanding shares of Juniper Common Stock entitled to vote thereon, which was obtained on April 2, 2024; (ii) the absence of any injunction, order or law preventing, prohibiting or making illegal the consummation of the Juniper Acquisition; (iii) the expiration or termination of the waiting period applicable to the Juniper Acquisition under the HSR Act, and the receipt of all other required approvals, consents or clearances under specified foreign antitrust laws and foreign investment laws without imposition of a Burdensome Condition (as defined in the Merger Agreement); (iv) the accuracy of the parties’ representations and warranties in the Merger Agreement, subject to specified materiality qualifications; (v) compliance by the parties with their respective covenants in the Merger Agreement in all material respects; and (vi) in the case of the obligations of HPE and Merger Sub to effect the Juniper Acquisition, the absence of a material adverse effect with respect to Juniper that is continuing as of the closing. There can be no assurance that all of these or other closing conditions will be satisfied in a timely manner or at all. Any delay in completing the Juniper Acquisition could cause us not to realize some or all of the anticipated benefits when expected, if at all. If the Juniper Acquisition is not completed, we may suffer consequences that could adversely affect our business and results of operations, including incurring significant acquisition costs that we would be unable to recover, negative publicity, and a negative impression of us in the investment community. Furthermore, under certain specified circumstances, including the termination of the Merger Agreement by either us or Juniper because certain required regulatory clearances are not obtained or the terms of the Merger Agreement are materially breached by us, upon termination we would be required to pay Juniper a termination fee of $815 million.
Failure to realize the benefits expected from the Juniper Acquisition could adversely affect our business.
There can be no assurance that we will realize any of the significant benefits that we expect to result from the Juniper Acquisition, or realize them within the anticipated timeframe. Achieving these benefits will depend, in part, on our ability to integrate Juniper’s business successfully and efficiently. The challenges involved in this integration, which will be complex and time-consuming, include the following:
•	preserving customer and other important relationships of Juniper and attracting new business and operational relationships;
•	integrating financial forecasting and controls, procedures and reporting cycles;
•	consolidating and integrating corporate, information technology, finance and administrative infrastructures;
•	coordinating sales and marketing efforts to effectively position our capabilities;
•	coordinating and integrating operations, including in countries in which we have not previously operated; and
•	integrating employees and related human capital management systems and benefits, maintaining employee morale and retaining key employees.
If we do not successfully manage these issues and the other challenges inherent in integrating an acquired business, then we may not achieve the anticipated benefits of the Juniper Acquisition on our anticipated timeframe or at all, and our revenue, expenses, operating results and financial condition could be materially adversely affected. The successful integration of Juniper will require significant management attention both before and after the completion of the Juniper Acquisition, and may divert the attention of management from our business and operational issues.
The unaudited pro forma condensed combined financial information reflecting the Juniper Acquisition included in, and incorporated by reference into, this prospectus supplement is based on assumptions and is subject to change based on various factors.
HPE and Juniper have no prior history as a combined company and their assets and operations have not been managed on a combined basis. As a result, the unaudited pro forma condensed combined financial information included in, and incorporated by reference into, this prospectus supplement, which was prepared in accordance with Article 11 of Regulation S-X, and the historical financial statements of the HPE and Juniper businesses are presented for informational purposes only and are not necessarily indicative of the financial position or results of operations that would have actually occurred had the Juniper Acquisition and related financings been completed at or as of the dates indicated, nor is such unaudited pro forma condensed combined financial information indicative of the future operating results or financial position of the combined company if the Juniper Acquisition and related financings are consummated.
The unaudited pro forma condensed combined financial information does not reflect future changes or future events resulting from the Juniper Acquisition that may occur, including restructuring activities or other costs related to the integration of the HPE and Juniper businesses, and does not consider potential impacts of current market conditions on revenues, expense efficiencies or asset dispositions. The unaudited pro forma condensed combined financial information included in, and incorporated by reference into, this prospectus supplement is based in part on certain assumptions regarding the Juniper Acquisition. HPE believes the assumptions underlying such unaudited pro forma condensed combined financial information are reasonable under the circumstances, however, such assumptions and estimates are preliminary and may not prove to be accurate over time. In addition, if and to the extent there are any further changes in market conditions affecting the financings, including the results of this offering or the Concurrent Preferred Offering, then the pro forma condensed combined financial information and the future operating results or financial position of the combined company may be impacted, and such impact may be material. HPE has no obligation to update the pro forma condensed financial information included in, and incorporated by reference into, this prospectus supplement for any subsequent event and may not do so.
As a result, investors should not place any undue reliance on the unaudited pro forma condensed combined financial information, and our actual results following the completion of the Juniper Acquisition and related financings may differ from those that are anticipated therein.
The combined company financial information included in this prospectus supplement has not been prepared in accordance with Article 11 of Regulation S-X, is not indicative of what the combined company’s performance would have been had HPE and Juniper been a combined company for the periods presented and should not be viewed as indicative of the combined company’s future performance.
This prospectus supplement includes certain combined company financial information that is based on historical financial information prepared by HPE and Juniper. This combined company financial information has not been prepared in accordance with Article 11 of Regulation S-X and does not give effect to the pro forma adjustments that might be required in connection with the preparation of pro forma financial information in accordance with Article 11 of Regulation S-X. As a result, the combined company financial information presented in this prospectus supplement could materially differ from financial information determined in accordance with Article 11 of Regulation S-X and is not indicative of what the combined company’s performance would have been had HPE and Juniper been a combined company for the periods presented. In addition, the combined company financial information does not reflect future changes or future events resulting from the Juniper Acquisition that may occur, including restructuring activities or other costs related to the integration of the HPE and Juniper businesses, and does not consider potential impacts of current market conditions on revenues, expense efficiencies or asset dispositions.
As a result, investors should not place any undue reliance on the combined company financial information. The combined company financial information is for informational purposes only and is not necessarily indicative of the financial position or results of operations that would have actually occurred had the Juniper Acquisition and related financings been completed as of the dates indicated, nor is such combined company financial information indicative of the future operating results or financial position of the combined company if the Juniper Acquisition and related financings are consummated.

USE OF PROCEEDS
We estimate that the net proceeds from this offering to us, after deducting the underwriting discounts and estimated offering expenses payable by us, will be approximately $8.895 billion. Absent a special mandatory redemption, we intend to use the net proceeds from this offering to fund all or a portion of the consideration for the Juniper Acquisition, to pay related fees and expenses, and, if any proceeds remain thereafter, for other general corporate purposes, which may include, among other uses, repaying certain indebtedness of HPE, Juniper and their respective subsidiaries. Prior to the consummation of the Juniper Acquisition, such net proceeds will not be deposited in an escrow account, and you will not receive a security interest in such net proceeds. In the event of a special mandatory redemption, the net proceeds of the 2026 notes and the 2027 notes, which are not subject to the special mandatory redemption, will be used for general corporate purposes, which may include, among other uses, repaying certain indebtedness of HPE and its subsidiaries.
Our management will retain broad discretion as to the allocation of the net proceeds from this offering. Until we use the net proceeds from this offering, we may invest the net proceeds from this offering in short term, interest bearing investments.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION OF HEWLETT PACKARD ENTERPRISE COMPANY AND JUNIPER NETWORKS, INC.
On January 9, 2024, Hewlett Packard Enterprise Company, a Delaware corporation (“HPE” or the “Company”), Jasmine Acquisition Sub, Inc., a Delaware corporation (“Merger Sub”) and Juniper Networks, Inc., a Delaware corporation (“Juniper”) entered into the Agreement and Plan of Merger (the “Merger Agreement”). Pursuant to the terms of the Merger Agreement, Merger Sub will be merged with and into Juniper, with Juniper surviving as a wholly owned subsidiary of the Company (the “Merger”).
a)	Juniper shareholders will receive $40.00 per share in cash upon the completion of the transaction, representing an equity value of approximately $13.3 billion.
b)
Consideration for the Merger will be funded in part by a portion of the proceeds from borrowings of approximately $9.5 billion, which is assumed for the purposes of this unaudited pro forma condensed combined financial information to be comprised of $6.5 billion, aggregate principal amount of senior unsecured notes, (the “Senior Notes”) and a $3.0 billion three-year term loan, with a consortium of lenders (the “Term Loan”, and together with the Senior Notes the “Debt Financing”). The Senior Notes are assumed to include four series that each pay a fixed rate of interest and mature at various tenors ranging from five to thirty years. The Term Loan interest rate is indexed to the Secured Overnight Financing Rate (“SOFR”) plus an Applicable Rate, (i.e., subject to the credit rating of the Company), plus 0.10% of a credit spread adjustment. The Debt Financing will ultimately be utilized to fund the Merger Consideration and repay all principal, interest and fees outstanding under Juniper’s current revolving credit arrangement (entered into through its credit agreement dated June 15, 2023).

c)
Consideration for the Merger is also expected to be funded by HPE’s issuance of Mandatory Convertible Preferred Stock expected to result in aggregate gross proceeds of $1.5 billion, (the “Equity Financing”). The par value of these shares is assumed to be $0.01 and cumulative dividends will accrue at an estimated annual coupon of 8.0% on the liquidation preference of $50.00 per share. The shares are not expected to be redeemable, unless the Merger does not close. Further, the preferred shareholders have no voting rights unless the Company defaults on its obligation to pay dividends.

d)
HPE will also be utilizing all of the cash consideration of the $2.1 billion ($2.0 billion, net of cash tax) in gross proceeds generated from the sale of its 30% stake in H3C Technologies Co., Limited (“H3C”) to fund the Merger. The H3C sale was executed, pursuant to an Amended and Restated Put Share Agreement, dated May 24, 2024, among Unisplendour International Technology Limited and certain wholly owned subsidiaries of the Company. The sale of the 30% stake in H3C closed on September 4, 2024.

e)
In connection with the Merger, each of the outstanding and unvested equity awards of Juniper which is comprised of restricted stock units (“RSUs”), restricted stock awards (“RSAs”), performance stock awards (“PSAs”) and stock options (collectively referred to as “Juniper equity awards”) which had been previously issued to its employees, will be converted into HPE equity awards (the “new HPE equity awards”), utilizing the Exchange Ratio (as defined below). The terms and conditions of the new HPE equity awards are substantially similar to those of Juniper’s equity awards (other than certain performance vesting conditions).

Juniper equity awards held by the Chief Executive Officer (“CEO”) and certain other executives will also generally be converted into new HPE equity awards, with 30% of the equity awards of the CEO of Juniper (the “Accelerated CEO Awards”) immediately vesting on the closing date of the Merger. Further, RSUs held by the non-employee members of Juniper’s board of directors shall vest in full and be cancelled and converted such that each member will receive an amount of cash equivalent to the number of outstanding RSU awards held by each member multiplied by the merger consideration of $40.00 per share. Additionally, as a part of the compensation arrangement post-Merger close, HPE will be issuing retention, time and performance based RSU awards to the CEO of Juniper. The retention and time-based performance awards are going to vest in three equal annual installments, whereas the performance-based awards will be linked to the operating profit goals for the Networking business unit and will vest after the completion of a three-year performance period.
Additionally, Juniper also maintains an Employee Stock Purchase Plan (the “ESPP”), which as a part of the Merger will be terminated immediately prior to the Merger and all accumulated contributions remaining in the ESPP will be refunded to such participants (i.e., Juniper employees).

The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X. The Company and Juniper have different fiscal years: the Company’s fiscal year ends on October 31, and Juniper’s fiscal year ends on December 31. The unaudited pro forma condensed combined financial information has been prepared utilizing period ends that differ by one fiscal quarter or less, as permitted by Rule 11-02 of Regulation S-X.
The unaudited pro forma condensed combined balance sheet gives effect to the Merger, and the Financing Transactions as if consummated as of July 31, 2024, and is derived from:
•	For the Company, the unaudited condensed consolidated financial statements as of July 31, 2024.
•	For Juniper, the unaudited condensed consolidated financial statements as of June 30, 2024.
The unaudited pro forma condensed combined statement of operations for the year ended October 31, 2023, gives effect to the Merger and the Financing Transactions as if they had occurred on November 1, 2022, and is derived from:
•	For the Company, the audited consolidated financial statements for the year ended October 31, 2023.
•	For Juniper, the audited consolidated financial statements for the year ended December 31, 2023.
The unaudited pro forma condensed combined statement of operations for the nine months ended July 31, 2024, gives effect to the Merger and the Financing Transaction as if they had occurred on November 1, 2022, and is derived from:
•	For the Company, the unaudited condensed consolidated financial statements for the nine months ended July 31, 2024.
•
For Juniper, the unaudited condensed consolidated statement of operations for the six months ended June 30, 2024, and three months ended December 31, 2023, which has been calculated by deducting Juniper’s results for the nine months ended September 30, 2023, from its results for the fiscal year ended December 31, 2023. The historical results of operations (i.e., sales, income and costs) for Juniper pertaining to the three months ended December 31, 2023, have been included in the unaudited pro forma condensed combined statement of operations for both the twelve months ended October 31, 2023, and the nine months ended June 30, 2024.

The unaudited pro forma condensed combined financial information has been prepared by the Company using the acquisition method of accounting in accordance with U.S. generally accepted accounting principles (“US GAAP”). The Company has been treated as the acquirer in the Merger for accounting purposes. The pro forma adjustments are based upon available information and certain assumptions that the Company believes are reasonable as of the date hereof. The unaudited pro forma condensed combined financial information is provided for illustrative and informational purposes only and does not purport to represent or be indicative of the consolidated results of operations or financial condition of the Company had the Merger been completed as of the dates presented and should not be construed as representative of the future consolidated results of operations or financial condition of the combined entity.
An updated determination of the fair value of Juniper’s assets acquired and liabilities assumed will be performed within one year of closing of the Merger. The final purchase price allocation may be materially different from the preliminary purchase consideration allocation presented in the unaudited pro forma condensed combined financial information. Any changes in the fair values of the net assets or total purchase consideration as compared with the information shown in the unaudited pro forma condensed combined financial information may change the amount of the total purchase price allocated to goodwill, and other assets and liabilities, which may impact the combined entity’s balance sheet and statement of operations. As a result of the foregoing, the pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial information. Differences between these preliminary estimates and the final acquisition accounting may arise, and these differences could have a material impact on the accompanying unaudited pro forma condensed combined financial information and the combined entity’s future results of operations and financial position.
The unaudited pro forma condensed combined financial information does not reflect any expected cost savings, operating synergies, or revenue enhancements that the combined entity may achieve as a result of the Merger or the costs necessary to achieve any such cost savings, operating synergies, or revenue enhancements.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF JULY 31, 2024
(in millions)

	HPE Historical (as of July 31, 2024)	Juniper Historical (as of June 30, 2024), As Adjusted (Note 2)	Transaction Accounting Adjustments - Merger (Note 4 & 5)	Notes	Transaction Accounting Adjustments – Debt Financing and Equity Financing (Note 6)	Notes	Transaction Accounting Adjustments - H3C Stake Sale (Note 7)	Notes	Pro Forma Combined
ASSETS
Current Assets:
Cash and cash equivalents	$3,642	$935	$(13,079)	4(g) 5(e)	$10,924	6(a) 6(b)	$2,023	7	$4,445
Accounts receivable, net of allowances	3,857	879	—		—		—		4,736
Financing receivables, net of allowances	3,705	—	—		—		—		3,705
Inventory	7,679	1,012	555	4(a)	—		—		9,246
Assets held for sale	6	—	—		—		—		6
Other current assets	3,516	705	—		—		—		4,221
Total current assets	$22,405	$3,531	$(12,524)		$10,924		$2,023		$26,359
Property, plant and equipment, net	5,738	685	226	4(b)	—		—		6,649
Long-term financing receivables and other assets	11,926	1,415	(1,081)	4(f) 4(h)	—		—		12,260
Investments in equity interests	2,318	—	—		—		(1,419)	7	899
Goodwill	17,988	3,734	2,549	4(e)	—		—		24,271
Intangible assets, net	477	64	6,536	4(c)	—		—		7,077
Total assets	$60,852	$9,429	$(4,294)		$10,924		$604		$77,515
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Notes payable and short-term borrowings	3,864	—	—		150	6(a)	—		4,014
Accounts payable	10,085	268	—		—		—		10,353
Employee compensation and benefits	1,166	264	—		—		—		1,430
Taxes on earnings	150	108	—		—		90	7	348
Deferred revenue	3,803	1,148	—		—		—		4,951
Accrued restructuring	86	9	—		—		—		95
Liabilities held for sale	59	—	—		—		—		59
Other accrued liabilities	4,652	247	(2)	4(f)	—		—		4,897
Total current liabilities	$23,865	$2,044	$(2)		$150		$90		$26,147
Long-term debt	7,939	1,607	—		9,311	6(a)	—		18,857
Other non-current liabilities	6,914	1,276	(12)	4(f)	—		—		8,178
Commitments and Contingencies
Stockholders’ Equity

	HPE Historical (as of July 31, 2024)	Juniper Historical (as of June 30, 2024), As Adjusted (Note 2)	Transaction Accounting Adjustments - Merger (Note 4 & 5)	Notes	Transaction Accounting Adjustments – Debt Financing and Equity Financing (Note 6)	Notes	Transaction Accounting Adjustments - H3C Stake Sale (Note 7)	Notes	Pro Forma Combined
HPE stockholders’ Equity:
Mandatory convertible preferred stock	—	—	—		—		—		—
Common stock	13	—	—		—		—		13
Additional paid-in capital	28,361	6,766	(6,480)	4(d) 5(e)	1,463	6(b)			30,110
Accumulated deficit	(3,240)	(2,273)	2,209	4(d) 5(d)	—		514	7	(2,790)
Accumulated other comprehensive loss	(3,057)	9	(9)	4(d)	—		—		(3,057)
Total HPE stockholders’ equity	$22,077	$4,502	$(4,280)		$1,463		$514		$24,276
Non-controlling interests	57	—	—		—		—		57
Total stockholders’ equity	$22,134	$4,502	$(4,280)		1,463		$514		$24,333
Total liabilities and stockholders’ equity	$60,852	$9,429	$(4,294)		$10,924		$604		$77,515

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED OCTOBER 31, 2023
(in millions, except per share data)

	HPE Historical (Fiscal Year Ended October 31, 2023)	Juniper Historical (Fiscal Year Ended December 31, 2023), As Adjusted (Note 2)	Transaction Accounting Adjustments - Merger (Note 5)	Notes	Transaction Accounting Adjustments - Debt Financing (Note 6)	Notes	Transaction Accounting Adjustments - H3C Stake Sale (Note 7)	Notes	Pro Forma Combined
Net Revenue:
Products	$18,100	$3,633	$—		—		—		$21,733
Services	10,488	1,932	—						12,420
Financing income	547	—	—		—		—		547
Total net revenue	29,135	5,565	—		—		—		34,700
Costs and Expenses:
Cost of products	11,958	1,792	527	5(a) 5(b) 5(e)	—		—		14,277
Cost of services	6,555	618	(16)	5(b) 5(e)	—		—		7,157
Financing cost	383	—	—		—		—		383
Research and development	2,349	1,083	(6)	5(b) 5(e)	—		—		3,426
Selling, general and administrative	5,160	1,435	(11)	5(b) 5(e)	—		—		6,584
Amortization of intangible assets	288	69	799	5(c)	—		—		1,156
Transformation costs	283	98	—		—		—		381
Disaster charges	1	—	—		—		—		1
Acquisition, disposition, and other related charges	69	—	64	5(d)	—		—		133
Total costs and expenses	27,046	5,095	1,357		—		—		33,498
Earnings from operations	2,089	470	(1,357)		—		—		1,202
Interest and other, net	(156)	(121)	—		(538)	6(a)	—		(815)
Tax indemnification and other adjustments	55								55
Non-service net periodic benefit (cost) credit	(3)		—				—		(3)
Gain from sale of equity interests	—	—	—		—		724	7	724
Earnings (Loss) from equity interests	245	(10)	—		—		(150)	7	85
Earnings before provision for taxes	2,230	339	(1,357)		(538)		574		1,248
Provision for taxes	(205)	(29)	229	5(f)	118	5(f)	(183)	7	(70)
Net earnings after taxes	2,025	310	(1,128)		(420)		391		1,178
Dividends on mandatory convertible preferred Stock	—	—	—		(120)	6(b)	—		(120)
Net earnings available to common shareholders	$2,025	$310	$(1,128)		$(540)		$391		$1,058

	HPE Historical (Fiscal Year Ended October 31, 2023)	Juniper Historical (Fiscal Year Ended December 31, 2023), As Adjusted (Note 2)	Transaction Accounting Adjustments - Merger (Note 5)	Notes	Transaction Accounting Adjustments - Debt Financing (Note 6)	Notes	Transaction Accounting Adjustments - H3C Stake Sale (Note 7)	Notes	Pro Forma Combined
Net Earnings Per Share:
Basic	$1.56								$0.81
Diluted	$1.54								$0.82
Weighted-average Shares Used to Compute Net Earnings Per Share:
Basic	1,299								1,299
Diluted	1,316								1,434

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR NINE MONTHS ENDED JULY 31, 2024
(in millions, except per share data)

	HPE Historical (Nine Months Ended July 31, 2024)	Juniper Historical (Nine Months Ended June 30, 2024), As Adjusted (Note 2)	Transaction Accounting Adjustments - Merger (Note 5)	Notes	Transaction Accounting Adjustments - Debt Financing (Note 6)	Notes	Transaction Accounting Adjustments - H3C Stake Sale (Note 7)	Notes	Pro Forma Combined
Net Revenue:
Products	$13,134	$2,192	$—		$—		$—		$15,326
Services	8,049	1,512	—		—		—		9,561
Financing income	486	—	—		—		—		486
Total net revenue	21,669	3,704	—		—		—		25,373
Costs and Expenses:
Cost of products	8,998	1,100	(19)	5(b) 5(e)	—		—		10,079
Cost of services	5,032	463	(14)	5(b) 5(e)	—		—		5,481
Financing cost	367	—	—		—		—		367
Research and development	1,719	818	(27)	5(b) 5(e)	—		—		2,510
Selling, general and administrative	3,660	1,059	(29)	5(b) 5(e)	—		—		4,690
Amortization of intangible assets	198	45	606	5(c)	—		—		849
Disaster Charges	5		—		—		—		5
Transformation costs	67	25	—		—		—		92
Acquisition, disposition, and other related charges	126	37	—		—		—		163
Total costs and expenses	20,172	3,547	517		—		—		24,236
Earnings from operations	1,497	157	(517)		—		—		1,137
Interest and other, net	(122)	(18)	—		(397)	6(a)	—		(537)
Earnings (Loss) from equity interests	161	(8)	—		—		(99)	7	54
Earnings before provision for taxes	1,536	131	(517)		(397)		(99)		654
(Provision) benefit for taxes	(323)	27	56	5(f)	87	5(f)	14	7	(139)
Net earnings after taxes	1,213	158	(461)		(310)		(85)		515
Dividends on mandatory convertible preferred stock	—	—	—		(90)	6(b)	—		(90)
Net earnings available to common shareholders	$1,213	$158	$(461)		$(400)		$(85)		$425
Net Earnings Per Share:
Basic	$0.93								$0.32
Diluted	$0.92								$0.36
Weighted-average Shares Used to Compute Net Earnings Per Share:
Basic	1,308								1,308
Diluted	1,325								1,440

HEWLETT PACKARD ENTERPRISE COMPANY

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
1.	Basis of Pro Forma Presentation
The unaudited pro forma condensed combined financial information has been prepared by the Company in connection with its acquisition of Juniper, a company which designs, develops, and sells products and services for high-performance networks, to enable customers to build scalable, reliable, secure, and cost-effective networks for their businesses, while achieving agility and improved operating efficiency through automation.
The accompanying unaudited pro forma condensed combined balance sheet as of July 31, 2024, combines the unaudited historical condensed consolidated balance sheet of HPE as of July 31, 2024, with the unaudited historical condensed consolidated balance sheet of Juniper as of June 30, 2024, giving effect to the Merger and the Financing Transactions as if the same had been consummated as of July 31, 2024. The unaudited pro forma condensed combined statement of operations for the year ended October 31, 2023, combines the audited consolidated statement of operations of HPE for the year ended October 31, 2023, with the audited consolidated statement of operations of Juniper for the year ended December 31, 2023, giving effect to the Merger as if the transaction had occurred on November 1, 2022. The unaudited pro forma condensed combined statement of operations for the nine months ended July 31, 2024 combines the unaudited condensed consolidated statement of operations of HPE for the nine months ended July 31, 2024 with the unaudited condensed consolidated statement of operations of Juniper for the six months ended June 30, 2024 and the three months ended December 31, 2023, which has been calculated by deducting Juniper’s results for the nine months ended September 30, 2023 from its results for the fiscal year ended December 31, 2023, giving effect to the Merger as if the transaction had occurred on November 1, 2022. Refer to Juniper’s adjusted historical results for this period in the unaudited pro forma condensed combined statement of operations for the nine months ending July 31, 2024.
The Company’s and Juniper’s historical financial statements were prepared in accordance with U.S. GAAP. Management has included certain reclassification adjustments for consistency in presentation as indicated in the subsequent notes. See Note 2 for further discussion. The Company is currently in the process of evaluating Juniper’s accounting policies. That evaluation may identify additional differences between the accounting policies of the Company and Juniper. Based on the information currently available, the Company has determined on a preliminary basis that no significant adjustments are necessary to conform Juniper’s financial statements to the accounting policies used by the Company.
The accompanying unaudited pro forma condensed combined financial information and related notes were prepared using the acquisition method of accounting in accordance with Accounting Standards Codification (“ASC”) Topic 805, Business Combinations, (“ASC 805”), with HPE considered the accounting acquirer of Juniper. ASC 805 requires, among other things, that the assets acquired, and liabilities assumed, in a business combination be recognized at their fair values as of the acquisition date. For purposes of the unaudited pro forma condensed combined balance sheet, the purchase price consideration has been allocated to the assets acquired and liabilities assumed of Juniper based upon management’s preliminary estimate of their fair values. The excess of the purchase price consideration over the fair value of assets acquired and liabilities assumed is allocated to goodwill. Accordingly, the purchase price allocation and related adjustments reflected in the unaudited pro forma condensed combined financial information are preliminary and subject to adjustment based on a final determination of fair value and tax contingency matters. The purchase price consideration as well as the estimated fair values of the assets and liabilities will be updated and finalized as soon as practicable, but no later than one year from the closing of the acquisition.
The pro forma adjustments are based upon available information and certain assumptions that the Company believes are reasonable. The unaudited pro forma condensed combined financial information is provided for informational purposes only and does not purport to represent or be indicative of the consolidated results of operations or financial condition of the Company had the Merger been completed as of the dates presented and should not be construed as representative of the future consolidated results of operations or financial condition of the combined entity.
2.	Juniper Reclassification Adjustments
During the preparation of the unaudited pro forma condensed combined statement of operations, management performed a preliminary analysis of Juniper’s financial information to identify differences in Juniper’s financial

HEWLETT PACKARD ENTERPRISE COMPANY

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION(Continued)
statement presentation as compared to the financial statement presentation of the Company. Based on a preliminary analysis performed, certain reclassification adjustments have been made to conform Juniper’s historical financial statement presentation to the Company’s financial statement presentation. The Company is currently performing a full and detailed review of Juniper’s financial statement presentation and accounting policies, which could result in amounts set forth in the Company’s future financial statements being materially different from the amounts set forth in the unaudited pro forma condensed combined financial information presented herein.

HEWLETT PACKARD ENTERPRISE COMPANY

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION(Continued)
UNAUDITED RECLASSIFIED BALANCE SHEET OF JUNIPER NETWORKS, INC.
AS OF JUNE 30, 2024
(in millions)

	Juniper Historical[1]	Reclassification Adjustments	Notes	Juniper Historical, As Adjusted
ASSETS
Current Assets:
Cash and cash equivalents	$935	$—		$935
Short-term investments	187	(187)	2(a)	—
Accounts receivable, net of allowances	879	—		879
Inventory	926	86	2(e)	1,012
Prepaid expenses and other current assets	518	(518)	2(b)	—
Other current assets	—	705	2(a) 2(b)	705
Total current assets	$3,445	$86		$3,531
Property, plant and equipment, net	685	—		685
Operating lease assets	147	(147)	2(c)	—
Long-term financing receivables and other assets	—	1,415	2(c) 2(d) 2(e)	1,415
Long-term investments	309	(309)	2(d)	—
Goodwill	3,734	—		3,734
Intangible assets, net	64	—		64
Other long-term assets	1,045	(1,045)	2(e)	—
Total assets	$9,429	$—		$9,429
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	268	—		268
Employee compensation and benefits	—	264	2(f)	264
Accrued compensation	264	(264)	2(f)	—
Taxes on earnings	—	108	2(l)	108
Deferred revenue	1,148	—		1,148
Accrued restructuring	—	9	2(g)	9
Other accrued liabilities	364	(117)	2(g) 2(l)	247
Total current liabilities	$2,044	$—		$2,044
Long-term debt	1,607	—		1,607
Long-term deferred revenue	940	(940)	2(h)	—
Long-term income taxes payable	75	(75)	2(i)	—
Long-term operating lease liabilities	120	(120)	2(j)	—
Other long-term liabilities	141	(141)	2(k)	—
Other non-current liabilities	—	1,276	2(h) 2(i) 2(j) 2(k)	1,276
Total liabilities	$4,927	$—		$ 4,927

[1]
The nine-month period ended June 30, 2024, is equal to the six months period ended June 30, 2024, plus the three-month period resulting from deducting the results of the nine months period ended September 30, 2023, from the results for the year ended December 31, 2023.

HEWLETT PACKARD ENTERPRISE COMPANY

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION(Continued)

	Juniper Historical[1]	Reclassification Adjustments	Notes	Juniper Historical, As Adjusted
Commitments and Contingencies				—
Stockholders’ Equity				—
Common stock	—	—		—
Additional paid-in capital	6,766	—		6,766
Accumulated deficit	(2,273)	—		(2,273)
Accumulated other comprehensive income	9	—		9
Total stockholders’ equity	$4,502	$—		$4,502
Total liabilities and stockholders’ equity	$9,429	$—		$9,429

Adjustments to the Unaudited Reclassified Balance Sheet of Juniper Networks Inc.:
2(a)	Represents the reclassification of Juniper’s “Short-term investments,” amounts to “Other current assets” to conform to HPE’s historical presentation.
2(b)
Represents the reclassification of Juniper’s “Prepaid expenses and other current assets” amounts, which includes deposits, prepaid expenses, and other current assets to “Other current assets” to conform to HPE’s historical presentation.

2(c)	Represents the reclassification of Juniper’s “Operating lease assets” amounts to “Long-term financing receivables and other assets” to conform to HPE’s historical presentation.
2(d)	Represents the reclassification of Juniper’s “Long-term investments” amounts to “Long-term financing receivables and other assets” to conform to HPE’s historical presentation.
2(e)
Represents the reclassification of Juniper’s “Other long-term assets” amounts, which includes long-term deferred income taxes, equity investments, long-term restricted investments, and long-term restricted cash, to “Long-term financing receivables and other assets”. Further, Juniper’s long-term inventory has been reclassified to current portion of “Inventory” to conform to HPE’s historical presentation.

2(f)	Represents the reclassification of Juniper’s “Accrued compensation” amounts to “Employee compensation and benefits” to conform to HPE’s historical presentation.
2(g)
Represents the reclassification of Juniper’s amounts related to restructuring accruals that are sitting within their “Other accrued liabilities” to “Accrued restructuring” to conform to HPE’s historical presentation.

2(h)	Represents the reclassification of Juniper’s “Long-term deferred revenue” amounts to “Other non-current liabilities” to conform to HPE’s historical presentation.
2(i)	Represents the reclassification of Juniper’s “Long-term income taxes payable” amounts to “Other non-current liabilities” to conform to HPE’s historical presentation.
2(j)	Represents the reclassification of Juniper’s “Long-term operating lease liabilities” amounts to “Other non-current liabilities” to conform to HPE’s historical presentation.
2(k)
Represents the reclassification of Juniper’s “Other long-term liabilities” amounts, which includes derivatives, deferred compensation, and tax items to “Other non-current liabilities” to conform to HPE’s historical presentation.

2(l)
Represents the reclassification of Juniper’s amounts related to taxes on earnings that are sitting within “Other accrued liabilities” amounts to “Taxes on earnings” to conform to HPE’s historical presentation.

HEWLETT PACKARD ENTERPRISE COMPANY

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION(Continued)
UNAUDITED RECLASSIFIED STATEMENT OF OPERATIONS OF JUNIPER NETWORKS INC.
FOR THE YEAR ENDED DECEMBER 31, 2023
(in millions)

	Juniper Historical	Reclassification Adjustments	Notes	Juniper Historical, As Adjusted
Net Revenue:
Products	$3,633	$—		$3,633
Services	1,932	—		1,932
Total net revenue	5,565	—		5,565
Costs and Expenses:
Cost of products	1,782	10	2(o) 2(t)	1,792
Cost of services	581	37	2(t)	618
Total cost of revenues	2,363	47		2,410
Gross margin	3,202	(47)		3,155
Operating expenses:
Research and development	1,144	(61)	2(t)	1,083
Selling, general and administrative	—	1,435	2(m) 2(t)	1,435
Sales and marketing	1,234	(1,234)	2(m) 2(o)	—
General and administrative	256	(256)	2(m) 2(o)	—
Restructuring charges	98	(98)	2(n)	—
Amortization of intangible assets	—	69	2(o)	69
Transformation costs	—	98	2(n)	98
Total operating expenses	2,732	(47)		2,685
Operating income	470	—		470
(Loss) Gain on privately-held investments, net	(97)	97	2(p)	—
Other expense, net	(24)	24	2(q)	—
Earnings from operations	349	121		470
Interest and other, net	—	(121)	2(p) 2(q)	(121)
Loss from equity interests	—	(10)	2(r)	(10)
Earnings before provision for taxes	349	(10)		339
Provision for taxes	(29)	—		(29)
Loss from equity method investment, net of tax	(10)	10	2(r)	—
Net earnings	$310	$—		$310

HEWLETT PACKARD ENTERPRISE COMPANY

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION(Continued)
UNAUDITED RECLASSIFIED STATEMENT OF OPERATIONS OF JUNIPER NETWORKS INC.
FOR THE NINE MONTHS ENDED JUNE 30, 2024
(in millions)

	Juniper Historical[1]	Reclassification Adjustments	Notes	Juniper Historical, As Adjusted
Net Revenue:
Products	$2,192	$—		$2,192
Services	1,512	—		1,512
Total net revenue	3,704	—		3,704
Costs and Expenses:
Cost of products	1,091	9	2(o) 2(t)	1,100
Cost of services	436	27	2(t)	463
Total cost of revenues	1,527	36		1,563
Gross margin	2,177	(36)		2,141
Operating expenses:
Research and development	860	(42)	2(t)	818
Selling, general and administrative	—	1,059	2(m) 2(t)	1,059
Sales and marketing	914	(914)	2(m) 2(o)	—
General and administrative	184	(184)	2(m) 2(o)	—
Restructuring charges	25	(25)	2(n)	—
Amortization of intangible assets	—	45	2(o)	45
Transformation costs	—	25	2(n)	25
Acquisition, disposition, and other related charges	—	37	2(s)	37
Merger-related charges	37	(37)	2(s)	—
Total operating expenses	2,020	(36)		1,984
Operating income	157	—		157
(Loss) Gain on privately-held investments, net	(19)	19	2(p)	—
Other income (expense), net	1	(1)	2(q)	—
Earnings from operations	139	18		157
Interest and other, net	—	(18)	2(p) 2(q)	(18)
Loss from equity interests	—	(8)	2(r)	(8)
Earnings before provision for taxes	139	(8)		131
Benefit for taxes	27	—		27
Loss from equity method investment, net of tax	(8)	8	2(r)	—
Net earnings	$158	$—		$158

[1]
The nine-month period ended June 30, 2024, is equal to the six months period ended June 30, 2024, plus the three-month period resulting from deducting the results of the nine months period ended September 30, 2023, from the results for the year ended December 31, 2023.

HEWLETT PACKARD ENTERPRISE COMPANY

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION(Continued)
Adjustments to the Unaudited Reclassified Statements of Operations of Juniper Networks Inc.: -
2(m)
Represents the combination and reclassification of Juniper’s “Sales and marketing” and “General and administrative” amounts to “Selling, general and administrative” to conform to HPE’s historical presentation.

2(n)	Represents the reclassification of Juniper’s “Restructuring charges” amounts to “Transformation costs” to conform to HPE’s historical presentation.
2(o)
Represents the reclassification of Juniper’s amortization of intangible assets, included within their “Cost of Products” and “Sales and marketing” and “General and administrative” to “Amortization of intangible assets” to conform to HPE’s historical presentation.

2(p)	Represents the reclassification of Juniper’s “Gain (loss) on privately-held investments, net” amounts to “Interest and other, net” to conform to HPE’s historical presentation
2(q)	Represents the reclassification of Juniper’s “Other expense, net” amounts to “Interest and other, net” to conform to HPE’s historical presentation.
2(r)	Represents the reclassification of Juniper’s “Loss from equity method investment, net of tax” amounts to “Earnings (Loss) from equity interests” to conform to HPE’s historical presentation.
2(s)	Represents the reclassification of Juniper’s “Merger-related charges” amounts to “ Acquisition, disposition and other related charges” to conform to HPE’s historical presentation.
2(t)
Reclassification of Juniper’s depreciation expense from within “Research and Development” and “Selling, General and Administrative” to “Cost of Products”, “Costs of Services” and “Research and Development” in order to conform with the HPE’s historical presentation

3.	Preliminary Purchase Price Allocation
Estimated Total Aggregate Acquisition Consideration
Pursuant to the Merger Agreement, on the Merger closing date, all of Juniper’s outstanding common shares will automatically convert into the right to receive $40 per share. The total aggregate consideration for the Merger is approximately $13.3 billion.
(a)	The preliminary Merger consideration is calculated as follows:

Preliminary Purchase Consideration Paid to Juniper Shareholders (in millions except per share amounts)	Amount
Common stock outstanding[2]	325.3
Per share cash purchase price	$40.00
Cash paid to Juniper’s shareholders	13,012
Plus: Consideration for paying non-employee awards (refer Note 5(e))	3
Total cash consideration paid to Juniper	$13,015
Plus: Conversion of Juniper’s equity awards attributable to the pre-combination period (refer Note 5(e))	286
Total consideration	$13,301

(b)	Preliminary Purchase Price Allocation
The accounting for the Merger, including the preliminary total aggregate consideration, is based on provisional amounts, and the associated purchase accounting is not final. The preliminary allocation of the purchase price to the acquired assets and assumed liabilities was based upon the preliminary estimate of fair values. For the
[2]	The number of shares of Juniper’s common stock outstanding to be converted as a part of the Merger consideration is subject to change as the closing date of the merger approaches.

HEWLETT PACKARD ENTERPRISE COMPANY

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION(Continued)
preliminary estimate of fair values of assets acquired and liabilities assumed of Juniper, the Company used publicly available benchmarking information as well as a variety of other assumptions, including market participant assumptions. The Company has, and is expected to use widely accepted income-based, market-based, and cost-based valuation approaches upon finalization of purchase accounting for the Merger. Actual results may differ materially from the assumptions within this unaudited pro forma condensed combined financial information.
The unaudited pro forma adjustments are based upon available information and certain assumptions the Company believes are reasonable under the circumstances.
The following table summarizes the preliminary purchase price allocation as of the date of the Merger:

Preliminary Purchase Price Allocation (in millions)	Estimated Fair Value
Assets acquired:
Cash and cash equivalents	$935
Accounts receivable, net of allowances	879
Inventory	1,567
Other current assets	705
Property, plant and equipment, net	911
Goodwill	6,283
Intangible assets	6,600
Long-term financing receivables and other assets	334
Total assets acquired	$18,214
Accounts payable	$268
Employee compensation and benefits	264
Taxes on earnings	108
Deferred revenue	1,148
Accrued restructuring	9
Other accrued liabilities	245
Long-term debt	1,607
Other non-current liabilities	1,264
Total liabilities assumed	$4,913
Estimated Purchase consideration	$13,301

4.	Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet
(a)
Represents an adjustment related to the preliminary fair value step up of inventory of Juniper. The inventories are primarily comprised of raw materials, work-in-progress and finished goods. The fair value of the finished goods was estimated using the comparative sales method.

Inventory (in millions)	As of July 31, 2024
Fair value of inventory	$1,567
Less: Inventory book value	(1,012)
Pro forma adjustment[3]	$555

(b)
Represents the net adjustment to the estimated fair value of property, plant, and equipment of Juniper. Preliminary property, plant and equipment fair values in the pro forma financial information are provided in the table below. The preliminary value of the identifiable property, plant and equipment is determined using

[3]	The fair value adjustment increase in inventory is estimated to be expensed within a year, which is reflected as a pro forma adjustment in cost of products.

HEWLETT PACKARD ENTERPRISE COMPANY

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION(Continued)
the cost and/or market approaches, as applicable for each asset class. The fair values are determined by comparing current data with market data, asset trends and industry standards, with the useful lives determined by using the standard useful lives, per Company policy, minus the effective age of the asset (i.e., between the date such asset was placed in service and the date of valuation).
The depreciation expense related to these assets is reflected as a pro forma adjustment in the unaudited pro forma condensed combined statements of operations, as further described in Note 5(b).

Property, plant and equipment, net (in millions)	Estimated Fair Value	Estimated Useful Life (in years)
Site improvements	$17	4
Buildings	153	30
Building improvements	83	5
Network equipment	212	2
Leasehold improvements	75	2
Computer hardware	24	2
Computer servers	62	2
Off-the-Shelf software	20	2
Office furniture & fixtures	8	2
Computer shelving & rack systems	5	10
Total Property, plant, and equipment subject to depreciation	$659	6
Property, plant, and equipment not subject to depreciation:
Land	$240	NA
Construction in progress	4	NA
ARO and clearing assets	8	NA
Total Property, plant, and equipment	$911
Less: Historical book value of property, plant and equipment	(685)
Pro forma adjustment to balance sheet	$226

(c)
Represents the net adjustment to the estimated fair value of intangible assets acquired in the Merger. Preliminary identifiable intangible assets in the unaudited pro forma condensed combined financial information are provided in the table below. The preliminary value of the identifiable tradenames and developed technology is determined using the relief from royalty method whereas customer relationships are valued using a discounted cash flow model.

The straight-line amortization related to these identifiable intangible assets is reflected as a pro forma adjustment in the unaudited pro forma condensed combined statements of operations, as further described in Note 5(c).

Intangible Assets (in millions)	Estimated Fair Value	Estimated Useful Life (in years)
Customer relationships	$3,500	9
Trademarks/Tradenames - Definite	300	7
Developed technology	2,800	6
Total intangibles fair value	$6,600	7
Less: intangibles book value	(64)
Pro forma adjustment to balance sheet	$6,536

HEWLETT PACKARD ENTERPRISE COMPANY

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION(Continued)
(d)	Represents elimination of Juniper’s historical equity.

(in millions)	As of July 31, 2024
Common stock	$—
Additional-paid-in capital	(6,766)
Accumulated deficit	2,273
Accumulated other comprehensive income	(9)
Total stockholders’ equity elimination	$(4,502)

(e)
The pro forma adjustment represents the preliminary estimate of goodwill of $6,283 million, offset by the elimination of historical goodwill. Goodwill represents the excess of total consideration over the preliminary fair value of assets acquired and liabilities assumed.

Goodwill (in millions)	Estimated Fair Value
Assets acquired:
Cash and cash equivalents	$935
Accounts receivable, net of allowances	879
Inventory	1,567
Other current assets	705
Property, plant and equipment, net	911
Intangible assets	6,600
Long-term financing receivables and other assets	334
Total assets acquired	$11,931
Accounts payable	$268
Employee compensation and benefits	264
Taxes on earnings	108
Deferred revenue	1,148
Accrued restructuring	9
Other accrued liabilities	245
Long-term debt	1,607
Other non-current liabilities	1,264
Total liabilities assumed	$4,913
Net assets acquired	$7,018
Estimated Purchase consideration	13,301
Estimated Goodwill	$6,283
Less: Juniper’s historical goodwill	(3,734)
Pro forma adjustment to Goodwill	$2,549

(f)
As part of the allocation of the purchase price in a business combination, lease terms are compared to market terms to determine if the leases are favorable or unfavorable. Any favorable or unfavorable leasehold interests identified increase (favorable) or reduce (unfavorable) the associated right-of-use (“ROU) lease asset and are recognized over the life of the related right-of-use asset. The unaudited pro forma condensed combined financial information reflects the preliminary fair value adjustments of the favorable and unfavorable leasehold interests acquired from Juniper.

Consequently, for leases acquired by the Company, in the Merger, the Company has measured the lease liabilities at the present value of the remaining lease payments, as if the acquired lease were a new lease. The associated right-of-use asset was remeasured at the same amount as the lease liability, adjusted to

HEWLETT PACKARD ENTERPRISE COMPANY

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION(Continued)
reflect favorable or unfavorable terms of the lease when compared to market terms. The below adjustment reflects a preliminary favorable or unfavorable position of the leased properties which is determined using the income approach, namely the yield capitalization method.

Lease liabilities and ROU assets (in millions)	As of July 31, 2024
Lease liabilities - Current portion (per valuation results)	$44
Less: Historical book value	(46)
Net Impact (Lease liabilities current)	$(2)
Lease liabilities - Non-current portion (per valuation results)	$108
Less: Historical book value	(120)
Net Impact (Lease liabilities non-current)	$(12)
ROU asset (per valuation results)	$162
Less: Historical book value	(147)
(Favorable) / Unfavorable adjustment	(10)
Net Impact (Long- term financing receivables and other assets)	$5

(g)	Reflects the following adjustments to cash and cash equivalents:

(in millions)	As of July 31, 2024
Estimated consideration[4]	$13,012
Transaction costs[5]	64
Pro forma adjustment to Cash and cash equivalents	$13,076

(h)	Reflects an adjustment related to deferred tax liabilities which are primarily derived based on fair value adjustments from the preliminary purchase allocation.
5.	Transaction Accounting Adjustments to Unaudited Pro Forma Combined Statements of Operations
(a)	Reflects the impact on cost of goods sold as follows:

Inventory Step-up (in millions)	For the Year Ended October 31, 2023
Fair value of inventory	$1,567
Less: Inventories book value (current portion)	(1,012)
Pro forma adjustment to income statement	$555

(b)
Represents the adjustment to record elimination of historical depreciation expense and recognition of new straight-line depreciation expense based on the estimated fair value as of July 31, 2024. The depreciation of property, plant and equipment is based on the estimated remaining useful lives of the assets as discussed in Note 4(b) above.

Depreciation Expense- Property, Plant and Equipment (in millions)	For the Nine Months Ended July 31, 2024	For the Year Ended October 31, 2023
Pro forma depreciation expense	$55	$73
Less: Juniper depreciation expense, as reported	(87)	(123)
Pro forma adjustment to income statements	$(32)	$(50)

[4]	Refer to Note 3(a) for more details.
[5]	Refer to Note 5(d) for more details.

HEWLETT PACKARD ENTERPRISE COMPANY

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION(Continued)
The below table represents the adjustment recorded in various income statement financial statement line items to conform to the HPE’s presentation of depreciation expense:

Depreciation expense adjustment (in millions)	For the Nine Months Ended July 31, 2024	For the Year Ended October 31, 2023
Cost of products	$(17)	$(27)
Cost of services	(10)	(15)
Research and development	(1)	(1)
Selling, general and administrative	(4)	(7)
Pro forma adjustment to income statements	$(32)	$(50)

(c)
Represents the adjustment to record elimination of historical amortization expense and recognition of new amortization expense related to identifiable intangible assets based on the estimated fair value. Amortization expense is calculated based on the estimated fair value of each of the identifiable intangible assets and the associated estimated useful life as discussed in Note 4(c) above and is included under the amortization of intangible assets line item on the pro forma income statements.

Amortization Expense – Intangible Assets, net (in millions)	For the Nine Months Ended July 31, 2024	For the Year Ended October 31, 2023
Total pro forma intangible assets amortization	$651	$868
Less: Juniper amortization expense, as reported	(45)	(69)
Pro forma adjustment to income statements	$606	$799

(d)	Transaction Costs
1.
Incurred by HPE: HPE has incurred, and has plans to incur, $141.6 million of non-recurring transaction costs. Of this amount, $77.4 million of transaction costs have been incurred through the nine months ended July 31, 2024.

The remaining transaction costs pertaining to legal, consulting, and professional services amounting to $64.2 million are expected to be incurred by the Company until the close of the Merger. On the pro forma balance sheet as of July 31, 2024, these transaction costs have been recorded as a reduction in cash (i.e., credit to cash) with a debit offset to accumulated deficit based on the assumption that all the transaction costs will be paid by HPE before the close of the Merger. Further on the pro forma statement of operations for the year ending October 31, 2023, these transaction costs have been expensed under Acquisition, disposition and other related charges.
2.
Incurred by Juniper: Juniper has also incurred certain non-recurring transaction costs during the six months ended June 30, 2024, which have been expensed and included in the historical financial statements. Therefore, no pro forma adjustments were made pertaining to the transaction costs incurred by Juniper. Further, any transaction costs incurred by Juniper after June 30, 2024 (i.e., after the historical period) will not be included in the pro forma financial statements as adjustments.

(e)	Stock Based Compensation and Severance
In connection with the Merger, HPE assumed Juniper equity awards and replaced them with similar awards having the same terms and conditions (other than certain performance vesting conditions that will no longer apply) or issued cash to holders of such awards. Juniper equity awards that are unvested and outstanding prior to the Merger will convert into either restricted stock unit awards or option awards linked to HPE’s shares by applying a contractual award exchange ratio (the “Exchange Ratio”) as defined in the Merger Agreement. The adjustments to the pro forma financial information assume that the Juniper PSUs are probable of vesting at the date of merger.

HEWLETT PACKARD ENTERPRISE COMPANY

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION(Continued)
The below table represents the computation of the Exchange Ratio:

Amount
Purchase consideration per share	$40.00
HPE average stock price (average of 10 days prior to September 4, 2024)	$(19.00)
Exchange Ratio	2.11

Based on the exchange ratio, HPE has determined the following number of Juniper equity awards that will be converted into HPE equity awards:

(in millions, except for exchange ratio and per share amounts)	As of July 31, 2024
RSA, RSU and PSUs outstanding	18.13
Exchange ratio	2.11
Number of replacement HPE awards	38.17
Fair value per share of HPE awards (as of September 4, 2024)	$18.77
Fair value of replacement awards to be allocated between pre- and post-combination periods	$716.4

As noted in the table above, as of July 31, 2024, HPE is assumed to have replaced approximately 18.1 million Juniper equity awards with approximately 38.2 million HPE equity awards.
The acquisition date fair value of the replacement equity awards has been determined by utilizing the September 4, 2024, closing stock price for HPE on the New York Stock Exchange and the number of replacement awards issued. The fair value of replacement awards of $716.4 million will be divided among the pre- and post-combination periods by utilizing the respective weighted average years attributable to pre- and post-combination periods.
Additionally, HPE and Juniper historically have policies of recognizing share-based compensation expense, net of an estimated forfeiture rate over the requisite service period of the award based on the fair value at the date of the grant. Consequently, in order to determine the pre- and post-combination fair values of the replacement awards, an estimated forfeiture rate of 5% was used, which is in line with HPE’s policy. Because the accelerated CEO Awards will vest immediately after the Merger closes, no forfeiture rate was applied to such awards.
The costs attributable to the pre-combination services of $286.2 million is included in the Merger consideration. This calculation is based on the pre-Merger period, which has already lapsed, of 1.3 years. The non-employee awards that have been issued and are currently unvested and outstanding will also be redeemed with a cash payment of $40 per share in connection with the Merger. Therefore, an adjustment of $3 million has been made to the Merger consideration (refer to Note 3(a) for further details).
The following table represents the adjustment to reflect the post-combination effect of HPE’s replacement equity awards. The post-combination expenses calculated below reflect:
a)	the weighted average remaining unvested period of Juniper’s stock awards as of June 30, 2024, which is approximately 1.7 years.
b)	30% of the CEO’s equity awards will immediately vest on the close of the Merger.
c)
the additional HPE retention and time-based equity awards being issued to the chief executive officer of Juniper. The impact of new HPE performance-based awards that are being issued to the chief executive officer of Juniper is not reflected in the below calculation because the performance conditions are not likely to be met.

HEWLETT PACKARD ENTERPRISE COMPANY

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION(Continued)

Stock Based Compensation Expense/ (Income) (in millions)	For the Nine Months Ended July 31, 2024	For the Year Ended October 31, 2023
Post-combination stock-based compensation expense	$166	$240
Less: Historical compensation expense	(223)	(251)
Pro forma adjustment to income statement	$(57)	$(11)

The below table represents the adjustment recorded in various line items on the pro forma statements of operations to conform to HPE’s presentation of stock-based compensation expense:

Stock Based Compensation (in millions)	For the Nine Months Ended July 31, 2024	For the Year Ended October 31, 2023
Cost of products	$(2)	$(1)
Cost of services	(4)	(1)
Research and development	(26)	(5)
Selling, general and administrative	(25)	(4)
Pro forma adjustment to income statement	$(57)	$(11)

Additionally, as noted above, the ESPP plan is expected to be terminated on the closing date of the Merger. Any contributions to the plan as of such date will be converted into Juniper stock and participating employees will receive consideration of $40 per share. Any additional contribution received from employees will be refunded. However no pro forma adjustments have been recorded pertaining to termination of the ESPP as the amounts are considered to be immaterial.
Further, as a result of the Merger, certain executive officers of Juniper may be entitled to receive severance and other separation benefits related to existing employment agreements with double-trigger provisions. The triggers are (i) consummation of the Merger, and (ii) termination of the executive. Potential one-time charges of approximately $70 million may be incurred if the Company elects to terminate certain of these executives. However, no adjustments have been recorded in the pro forma financial statements because no decisions have been finalized.
(f)	Income Taxes
The income tax impact of the pro forma adjustments utilizes blended statutory income tax rates in effect of 14.3% and 18.0%, respectively, for the fiscal quarter ended July 31, 2024, and the fiscal year ended October 31, 2023 (except for the gain recognized on the sale of 30% stake held in H3C). The effective tax rate of the Company following the acquisition could be significantly different depending on post-acquisition activities, including cash needs, the geographical mix of income, and changes in tax law. Because the tax rates used for the unaudited condensed combined pro forma statement of operations are estimated, the blended rate will likely vary from the actual effective tax rate in periods subsequent to the completion of the acquisition. This determination is preliminary and subject to change based upon the final determination of the fair value of the acquired assets and assumed liabilities.

HEWLETT PACKARD ENTERPRISE COMPANY

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION(Continued)
6.	Acquisition Financing
(a)	Debt Financing
Reflects the impact of the Debt Financing:

(in millions)	Debt Financing	Interest expense	Interest expense
	As of July 31, 2024	For the Nine months ended July 31, 2024	For the Year ended October 31, 2023
Fixed rate Senior Notes[6]	$6,500	$252	$336
Variable rate Term Loan[6]	3,000	141	197
Add/ (Less): Unamortized New debt issuance costs (balance sheet) and Amortization of debt issuance costs (income statement)	(39)	4	5
Less: Juniper’s historical revolving credit not assumed[7]	—	—	—
Pro forma adjustment	$9,461	$397	$538

The below table reflects the impact to the pro forma balance sheet:

As of July 31, 2024
Current portion of long-term debt	$150
Long-term debt (term loan)	2,844
Senior Notes	6,467
Pro forma adjustment	$9,461

The interest rate on the variable rate Term Loan is calculated using the SOFR adjusted for a margin and is initially estimated to be approximately 6.7%. The interest rate on each series of Senior Notes will be a fixed rate, and the weighted average interest rate with respect to the Senior Notes is initially estimated to be approximately 5.2%.
A sensitivity analysis on interest expense with respect to the variable rate Term Loan for the nine months ended July 31, 2024, and the year ended October 31, 2023, has been performed to assess the effect of a change of 0.125% of the hypothetical interest rate:

Sensitivity Analysis (in millions)	For the Nine Months Ended July 31, 2024	For the Year Ended October 31, 2023
Increase of 0.125%	$145	$203
Decrease of 0.125%	$140	$196

A sensitivity analysis on the weighted average interest expense with respect to the Senior Notes for the nine months ended July 31, 2024, and the year ended October 31, 2023, has been performed to assess the effect of a change of 0.125% on the hypothetical weighted average interest rate:

Sensitivity Analysis (in millions)	For the Nine Months Ended July 31, 2024	For the Year Ended October 31, 2023
Increase of 0.125%	$256	$341
Decrease of 0.125%	$250	$333

[6]
In order to fund the Merger, HPE assumes for the purposes of this unaudited pro forma condensed combined financial information to have entered into two types of debt instruments involving issuance of fixed rate Senior Notes of $6.5 billion and a variable rate Term Loan of $3 billion.

[7]	Pursuant to Juniper’s June 30, 2024, Form 10-Q, Juniper has not drawn any amount of revolving credit loans.

HEWLETT PACKARD ENTERPRISE COMPANY

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION(Continued)
(b)	Equity Financing
As noted above, the pro forma financial statements assume that the Company issues Mandatorily Convertible Preferred Stock to partially fund the Merger. The Company expects such preferred stock to be accounted for as permanent equity and this has been reflected as such in the pro forma financial statements. The below adjustment to Stockholders’ equity reflects an assumed issuance of $1,500 million of Mandatory Convertible Preferred Stock:

(in millions)	As of July 31, 2024
Issue price of Mandatory convertible preferred stock	$1,500
Less: Issuance fees of 2.5%	(37)
Pro forma adjustment to Stockholders equity and Cash and cash equivalents	$1,463

The below adjustment reflects an estimated 8.0% annual dividend rate on the $50.00 liquidation preference per share of Mandatory Convertible Preferred Stock:

(in millions)	For the Nine Months Ended July 31, 2024	For the Year Ended October 31, 2023
Pro forma Dividends on mandatory convertible preferred stock	$90	$120

7.	H3C Disposition Adjustment
The below adjustments reflect the effect of the sale of 30% of the total issued share capital of H3C (out of 49% original interest held by HPE) and the effect on historical equity in earnings of H3C, as the pro forma financial information assumes the divestiture takes place simultaneously with the closing of the Merger. A gain related to this sale is presented in the unaudited pro forma condensed combined statement of operations for the year ended October 31, 2023, and the related impact on HPE’s accumulated deficit is presented in the unaudited pro forma condensed combined balance sheet as of July 31, 2024.
The adjustments to the unaudited pro forma condensed combined balance sheet as of July 31, 2024, for the H3C sale and related adjustments are as follows:

Sale of interest in H3C by HPE (in millions, except for percentages)	As of July 31, 2024
Investments in equity interest (by HPE)	$2,318
Percentage of interest held by HPE in H3C	49%
Percentage of interest sold by HPE in H3C	30%
Net impact to Investments in equity interests	$1,419

Cash received on sale of stake in H3C (in millions, except for percentages)	As of July 31, 2024
Sale price of 30% stake	$2,143
Less: Income tax on gain (paid in cash)[8]	(120)
Net impact to Cash and cash equivalents	$2,023

Income taxes on gain	As of July 31, 2024
Income tax on gain (paid in cash)[8]	$120
Income tax on gain (non-cash)[8]	90
Total income taxes on gain	$210

[8]
Because the adjustments contained in the pro forma financial information are based on estimates, the effective tax rate herein will likely vary from the effective rate in periods subsequent to the merger.

HEWLETT PACKARD ENTERPRISE COMPANY

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION(Continued)

Impact to accumulated deficit (in millions, except for percentages)	As of July 31, 2024
Sale price of 30% stake (net of tax)	$1,933
Less: Book value of investment in H3C	(1,419)
Net impact to Accumulated deficit	$514

The adjustments to the unaudited pro forma condensed combined statements of operations upon the aforementioned stake sale of H3C are as follows:

Sale of interest in H3C by HPE (in millions)	For the Nine Months Ended July 31, 2024	For the Year Ended October 31, 2023
Sale price of 30% interest held by HPE in H3C	$—	$2,143
Less: Book value of investment in H3C sold by HPE	—	(1,419)
Net Impact to Gain from sale of equity interests	$—	$724
Impact to Earnings from equity interest and taxes
Net impact to Earnings from equity interests (upon sale by HPE of 30% interest in H3C)	(99)	(150)
Adjustment for income tax benefit (expense)	14	(183)
Net impact to Income statement	$(85)	$391

8.	Earnings per share
The pro forma “Net earnings per share: Basic” equals pro forma net earnings attributable to HPE less income allocated to participating securities divided by the weighted-average number of common shares outstanding. The pro forma “Net earnings per share: Diluted” equals pro forma net earnings attributable to HPE divided by the weighted-average number of common shares outstanding, after giving effect to dilutive stock options, preferred stock impacts, and unvested Juniper equity awards. The following table provides a reconciliation of the pro forma “net earnings” and shares used in calculating pro forma net earnings attributable to HPE per basic common share to those used in calculating pro forma net earnings attributable to HPE per diluted common share:

In millions, except per share amounts	For the Nine Months Ended July 31, 2024	For the Year Ended October 31, 2023
Numerator
Pro forma net earnings used to compute basic net EPS	$425	$1,058
Dividends on mandatory convertible preferred stock	90	120
Pro forma net earnings used to compute diluted net EPS	$515	$1,178
Denominator:
Weighted-average shares used to compute basic net EPS	1,308	1,299
Dilutive effect of employee stock plans	53	56
Issuance of mandatory convertible preferred stock	79	79
Weighted-average shares used to compute diluted net EPS	1,440	1,434
Net earnings per share
Basic	$0.32	$0.81
Diluted	$0.36	$0.82

DESCRIPTION OF THE NOTES
The notes will be issued under an Indenture dated as of October 9, 2015 (the “Base Indenture”) and supplemented by a supplemental indenture with respect to each series of the notes to be dated the delivery date of the notes (each of which supplemental indenture we refer to as a “Supplemental Indenture” and, together with the Base Indenture, as the “Indenture”), in each case, between Hewlett Packard Enterprise and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”).
The following “Description of the Notes” is a summary of the material terms of the Indenture and the notes, but does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of the Indenture and the notes, including definitions therein of certain terms and provisions made a part of the Indenture by reference to the Trust Indenture Act of 1939, as amended. You should read the Indenture and the notes for more details regarding our obligations and your rights with respect to the notes because they and not this “Description of the Notes” define your rights as holders of the notes. In this “Description of the Notes,” all references to “Hewlett Packard Enterprise,” “HPE,” “we,” “our” and “us” mean Hewlett Packard Enterprise Company only, excluding its subsidiaries, and the term “securities” refers to all securities issuable from time to time under the Base Indenture, including securities that may be issued before or after the initial issuance and sale of the notes.
General
We are issuing $1,250,000,000 aggregate principal amount of the 2026 notes. The 2026 notes will mature on September 25, 2026. Interest on the 2026 notes will accrue at the rate of 4.450% per annum.
We are issuing $1,250,000,000 aggregate principal amount of the 2027 notes. The 2027 notes will mature on September 25, 2027. Interest on the 2027 notes will accrue at the rate of 4.400% per annum.
We are issuing $1,750,000,000 aggregate principal amount of the 2029 notes. The 2029 notes will mature on October 15, 2029. Interest on the 2029 notes will accrue at the rate of 4.550% per annum.
We are issuing $1,250,000,000 aggregate principal amount of the 2031 notes. The 2031 notes will mature on October 15, 2031. Interest on the 2031 notes will accrue at the rate of 4.850% per annum.
We are issuing $2,000,000,000 aggregate principal amount of the 2034 notes. The 2034 notes will mature on October 15, 2034. Interest on the 2034 notes will accrue at the rate of 5.000% per annum.
We are issuing $1,500,000,000 aggregate principal amount of the 2054 notes. The 2054 notes will mature on October 15, 2054. Interest on the 2054 notes will accrue at the rate of 5.600% per annum.
The 2026 notes, the 2027 notes, the 2029 notes, the 2031 notes, the 2034 notes and the 2054 notes are collectively referred to as the notes.
The notes will be our senior unsecured obligations and will rank on the same basis with all of our other senior unsecured indebtedness from time to time outstanding. Each series of the notes will be a separate series of senior debt securities under the Indenture. The Indenture will not limit the aggregate principal amount of securities that may be issued under the Indenture. Without the consent of the holders, we may increase the aggregate principal amount of the notes of any series in the future on the same terms and conditions (except for issuance date, price and, in some cases, the initial interest payment date) as the notes of that series being offered hereby. Securities may be issued under the Indenture from time to time as a single series or in two or more separate series up to the aggregate principal amount authorized by us from time to time for the notes of any series. Additional notes of a series may only bear the same CUSIP number if they would be fungible for United States federal income tax purposes with the existing notes of that series.
If the maturity date of a series of notes falls on a day that is not a Business Day (as defined below), payment of principal, premium, if any, and interest for such notes then due will be paid on the next Business Day. No interest on that payment will accrue from and after the maturity date. Payments of principal, premium, if any, and interest on the notes will be made by us through the Trustee to the depositary. Each series of notes will be issued in the form of one or more fully registered global securities in denominations of $2,000 and integral multiples of $1,000 in excess thereof. See “Description of the Debt Securities—Global Securities” in the accompanying prospectus.
Interest
We will make interest payments on each series of notes at the applicable annual rate of interest set forth above semi-annually in arrears on March 25 and September 25 of each year, beginning on March 25, 2025 (in the case of the 2026 notes and the 2027 notes) and on April 15 and October 15 of each year, beginning on April 15, 2025 (in the case of the 2029 notes, the 2031 notes, the 2034 notes and the 2054 notes) to persons in whose names the notes are registered at the close of business on the 15th calendar day (whether or not a Business Day) immediately preceding the related interest payment date. Interest on the notes will accrue from and including September 26, 2024 to, but excluding, the first interest payment date and then from and including the immediately preceding interest payment date to which interest has been paid or duly provided for to, but excluding, the next interest payment date or maturity date, as the case may be. Interest on the notes will be computed on the basis of a 360-day year comprised of twelve 30-day months. If an interest payment date for the notes falls on a day that is not a Business Day, the related payment of interest shall be made on the next succeeding Business Day as if made on the date the payment was due, and no interest on such payment shall accrue for the period from and after such interest payment date to the date of such payment on the next succeeding Business Day.
Redemption
Optional Redemption
Subject to the special mandatory redemption provisions below, (i) prior to September 25, 2026 (the maturity date of the 2026 notes) in the case of the 2026 notes, and (ii) prior to the applicable Par Call Date (as defined below) in the case of the 2027 notes, the 2029 notes, the 2031 notes, the 2034 notes and the 2054 notes, each series of notes will be redeemable in whole at any time or in part from time to time, at our option, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) as calculated by us equal to the greater of:
(1)
(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the 2027 notes, the 2029 notes, the 2031 notes, the 2034 notes and the 2054 notes, as applicable, matured on the applicable Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Rate plus 12.5 basis points (in the case of the 2026 notes), 15 basis points (in the case of the 2027 notes), 20 basis points (in the case of the 2029 notes), 20 basis points (in the case of the 2031 notes), 25 basis points (in the case of the 2034 notes) or 30 basis points (in the case of the 2054 notes), less (b) interest accrued to the date of redemption; and

(2)	100% of the principal amount of the applicable series of notes to be redeemed;
plus, in either case, accrued and unpaid interest thereon to, but not including, the redemption date.
On or after the applicable Par Call Date, the 2027 notes, the 2029 notes, the 2031 notes, the 2034 notes and the 2054 notes will be redeemable in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the notes being redeemed, plus accrued and unpaid interest thereon to, but not including, the redemption date. We will calculate the redemption price.
Any redemption or notice may, at our discretion, be subject to one or more conditions precedent, including, but not limited to, completion or occurrence of a related transaction or event. At our discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the redemption date, or by the redemption date as so delayed. We will provide written notice to the Trustee on or prior to the redemption date if any such conditional redemption has been rescinded or delayed, and upon receipt the Trustee will provide such notice to each holder of the notes to be redeemed in the same manner in which the notice of redemption was given.
Notice of any redemption will be mailed or electronically delivered (or otherwise transmitted in accordance with the depositary’s procedures) at least 10 days but not more than 60 days before the redemption date to each holder of notes to be redeemed, with a copy to the Trustee.
In the case of a partial redemption of a series of notes, selection of certificated notes of such series for redemption will be made by lot. No notes of a principal amount of $2,000 or less will be redeemed in part. If any certificated note of a series is to be redeemed in part only, the notice of redemption that relates to such note of such series will state the portion of the principal amount of the note of such series to be redeemed. A new certificated note of such series in a principal amount equal to the unredeemed portion of such note of such series will be issued in the name of the holder of such note upon surrender for cancellation of the original certificated note. For so long as the notes are held by DTC (or another depositary), the redemption of the notes shall be done in accordance with the policies and procedures of DTC (or such other depositary), which may be made on a pro rata pass-through distribution of principal basis.
Unless we default in payment of the redemption price, on and after the redemption date of notes of a series, interest will cease to accrue on such notes or any portions thereof called for redemption.
The notes will not be entitled to the benefit of any sinking fund or mandatory redemption provisions (other than as described below under “Special Mandatory Redemption”). We may acquire notes by means other than a redemption, whether by tender offer, open market purchases, negotiated transactions or otherwise.
Except as described above or under “Special Mandatory Redemption” below, the notes will not be redeemable.
Special Mandatory Redemption
If (x) the consummation of the Juniper Acquisition does not occur on or before the later of (i) the date that is five business days after October 9, 2025 and (ii) the date that is five business days after any later date to which we and Juniper may agree to extend the “End Date” in the Merger Agreement (such later date, the “extended termination date”) or (y) we notify the Trustee that we will not pursue the consummation of the Juniper Acquisition (the earlier of the date of delivery of such notice described in clause (y) and the extended termination date, the “special mandatory redemption trigger date”), we will be required to redeem each of the 2029 notes, the 2031 notes, the 2034 notes and the 2054 notes (collectively, the “mandatorily redeemable notes,” and such redemption, “the special mandatory redemption”) then outstanding by a date no later than 10 Business Days after the special mandatory redemption trigger date (the “special mandatory redemption end date”) at a redemption price equal to 101% of the aggregate principal amount of the mandatorily redeemable notes, plus accrued and unpaid interest, if any, to, but excluding, the special mandatory redemption date (the “special mandatory redemption price”). The 2026 notes and the 2027 notes are not subject to the special mandatory redemption. For purposes of the foregoing, the Juniper Acquisition will be deemed consummated if the closing under the Juniper Acquisition occurs, including after giving effect to any amendments or modifications to the Merger Agreement or waivers thereunder acceptable to us.
In the event that we become obligated to redeem the mandatorily redeemable notes pursuant to the foregoing paragraph, we will promptly, and in any event not more than five business days after the special mandatory redemption trigger date, deliver notice to the Trustee of the special mandatory redemption and the date upon which the mandatorily redeemable notes will be redeemed (the “special mandatory redemption date,” which date shall be no later than the special mandatory redemption end date). The Trustee will then promptly deliver such notice to each holder of mandatorily redeemable notes at its registered address. Unless we default in payment of the special mandatory redemption price, on and after such special mandatory redemption date, interest will cease to accrue on the mandatorily redeemable notes and the Indenture will be discharged and cease to be of further effect as to all of the mandatorily redeemable notes.
Repurchase at the Option of Holders on Certain Changes of Control
If a Change of Control Repurchase Event (as defined below) with respect to a series of notes occurs, unless we have exercised our right to redeem the notes of such series as described under the caption “—Redemption—Optional Redemption,” or, other than with respect to the 2026 notes and the 2027 notes, under the caption “—Redemption—Special Mandatory Redemption,” we will, in each case, be required to make an offer to each holder of notes of such series to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that holder’s notes of such series at a repurchase price in cash equal to 101% of the aggregate principal amount of notes repurchased plus any accrued and unpaid interest on the notes repurchased to the date of purchase. Within 30 days following any Change of Control Repurchase Event or, at our option, prior to any Change of Control, but after the public announcement of the transaction or event that constitutes or may constitute the Change of Control, we will send a notice to each holder to which we are required to make a repurchase offer as described above, with a copy to the Trustee, describing the transaction or event that constitutes or may constitute the Change of Control Repurchase Event and offering to repurchase the notes of the applicable series on the payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed. The notice may, if sent prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on the Change of Control Repurchase Event occurring on or prior to the payment date specified in the notice.

We will be required to comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder, to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Repurchase Event provisions of the notes, we will be required to comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Repurchase Event provisions of the notes by virtue of any such compliance.
On the Change of Control Repurchase Event payment date, we will be required, to the extent lawful, to:
•
accept for payment all notes or portions of notes (in a minimum principal amount of $2,000 and integral multiples of $1,000 in excess thereof) properly tendered and not withdrawn pursuant to our offer;

•	deposit with the paying agent an amount equal to the aggregate purchase price in respect of all notes or portions of notes properly tendered and not withdrawn; and
•
deliver or cause to be delivered to the Trustee the notes properly accepted, together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being purchased by us.

The paying agent will promptly send to each holder of notes properly tendered and not withdrawn the purchase price for such notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each holder a new note equal in principal amount to any unpurchased portion of any such notes surrendered; provided that each new note will be in a minimum principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.
We will not be required to make an offer to repurchase the notes upon a Change of Control Repurchase Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and such third party purchases all notes properly tendered and not withdrawn under its offer.
We could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control, but that could increase the amount of indebtedness outstanding at such time or otherwise materially adversely affect our capital structure or credit ratings.
The Change of Control purchase feature of the notes may, in certain circumstances, make more difficult or discourage a takeover of us and, thus, the removal of incumbent management. The Change of Control purchase feature, however, is not the result of management’s knowledge of any specific effort to accumulate shares of our common stock or to obtain control of us by means of a merger, tender offer, solicitation or otherwise, or part of a plan by management to adopt a series of anti-takeover provisions.
Open Market Purchases
Hewlett Packard Enterprise or any of its affiliates may at any time and from time to time purchase notes in the open market or otherwise.
Sinking Fund
There is no provision for a sinking fund for any series of the notes.
Ranking
The notes will be unsecured and unsubordinated obligations of Hewlett Packard Enterprise and will rank equally with all its other existing and future unsecured and unsubordinated indebtedness, including under its existing revolving credit facility. Most of our assets are owned through our subsidiaries, and we depend on distributions of cash flow and earnings from our subsidiaries in order to meet our payment obligations under the notes and our other debt obligations. These subsidiaries are separate and distinct legal entities and have no obligation to pay any amounts due on our debt securities, including the notes, or to provide us with funds for our payment obligations, whether by dividends, distributions, loans or otherwise. As a result, the notes will be structurally subordinated to the liabilities of our subsidiaries, including trade payables. In addition, provisions of applicable law, such as those limiting the legal sources of dividends, could limit the ability of our subsidiaries to make payments or other distributions to us and our subsidiaries could agree to contractual restrictions on their ability to make distributions. As of July 31, 2024, our consolidated subsidiaries had approximately $3.9 billion of indebtedness, excluding intercompany loans. Our indebtedness as of July 31, 2024, after giving pro forma effect to the Juniper Acquisition, this offering and the repayment of certain of our or our subsidiaries’ indebtedness, would have been approximately $25.4 billion.
Certain Covenants
Limitations on Liens
Hewlett Packard Enterprise will not issue, incur, create, assume or guarantee, and will not permit any Restricted Subsidiary to issue, incur, create, assume or guarantee, any Secured Debt without in any such case effectively providing concurrently with such issuance, incurrence, creation, assumption or guarantee of any such Secured Debt, or the grant of a Mortgage with respect to any such indebtedness, that the notes (together with, if Hewlett Packard Enterprise shall so determine, any other indebtedness of or guarantee by Hewlett Packard Enterprise or such Restricted Subsidiary ranking equally with the notes and then existing or thereafter created) shall be secured equally and ratably with (or, at the option of Hewlett Packard Enterprise, prior to) such Secured Debt. The foregoing restriction with respect to Secured Debt, however, will not apply to:
(1)
Mortgages on property existing at the time of acquisition thereof by Hewlett Packard Enterprise or any Subsidiary, whether or not assumed, provided that such Mortgages were in existence prior to the contemplation of such acquisitions;

(2)
Mortgages on property, shares of stock or indebtedness or other assets of any corporation existing at the time such corporation becomes a Restricted Subsidiary, provided that such Mortgages are not incurred in anticipation of such corporation becoming a Restricted Subsidiary (which may include property previously leased by Hewlett Packard Enterprise and leasehold interests thereon, provided that the lease terminates prior to or upon the acquisition);

(3)
Mortgages on property, shares of stock or indebtedness existing at the time of acquisition thereof by Hewlett Packard Enterprise or a Restricted Subsidiary (including leases) or Mortgages thereon to secure the payment of all or any part of the purchase price thereof, or Mortgages on property, shares of stock or indebtedness to secure any indebtedness for borrowed money incurred prior to, at the time of or within 12 months after, the latest of the acquisition thereof, or, in the case of property, the completion of construction, the completion of improvements, or the commencement of substantial commercial operation of such property for the purpose of financing all or any part of the purchase price thereof, such construction, or the making of such improvements;

(4)	Mortgages to secure indebtedness owing to Hewlett Packard Enterprise or to a Restricted Subsidiary;
(5)	Mortgages existing at the Issue Date;
(6)
Mortgages on property of a corporation existing at the time such corporation is merged into or consolidated with Hewlett Packard Enterprise or a Restricted Subsidiary or at the time of a sale, lease or other disposition of the properties of a corporation as an entirety or substantially as an entirety to Hewlett Packard Enterprise or a Restricted Subsidiary, provided that such Mortgage was not incurred in anticipation of such merger or consolidation or sale, lease or other disposition;

(7)
Mortgages in favor of the United States or any State, territory or possession thereof (or the District of Columbia), or any department, agency, instrumentality or political subdivision of the United States or any State, territory or possession thereof (or the District of Columbia), (i) to secure partial, progress, advance or other payments pursuant to any contract or statute, (ii) to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price of the cost of constructing, repairing or improving the property subject to such Mortgages or (iii) to secure taxes, assessments or other governmental charges or levies which are not yet due and payable or are payable without penalty or of which amount, applicability or validity is being contested by Hewlett Packard Enterprise and/or any Restricted Subsidiary in good faith by appropriate proceedings and Hewlett Packard Enterprise and/or such Restricted Subsidiary shall have set aside in its books reserves which it deems to be adequate with respect thereto (segregated to the extent required by generally accepted accounting principles);

(8)	Mortgages created in connection with the acquisition of assets or a project financed with, and created to secure, a Nonrecourse Obligation;
(9)
Mortgages for materialmen’s, mechanic’s, workmen’s, repairmen’s, landlord’s liens for rent, or other similar liens arising in the ordinary course of business in respect of obligations which are not yet overdue or which are being contested by Hewlett Packard Enterprise or any Restricted Subsidiary in good faith and by appropriate proceedings;

(10)
Mortgages consisting of zoning restrictions, licenses, easements and restrictions on the use of real property and minor defects and irregularities in the title thereto, which do not materially impair the use of such property by Hewlett Packard Enterprise or any Restricted Subsidiary in the operation of business or the value of such property for the purpose of such business; and

(11)
extensions, renewals, refinancings or replacements of any Mortgage referred to in the foregoing clauses (1), (2), (3), (4), (5), (6), (7), (8), (9) and (10); provided, however, that any Mortgages permitted by any of the foregoing clauses (1), (2), (3), (4), (5), (6), (7), (8), (9) and (10) shall not extend to or cover any property of Hewlett Packard Enterprise or such Restricted Subsidiary, as the case may be, other than the property, if any, specified in such clauses and improvements thereto, and provided further that any refinancing or replacement of any Mortgages permitted by the foregoing clauses (7) and (8) shall be of the type referred to in such clauses (7) or (8), as the case may be.

Notwithstanding the restrictions outlined in the preceding paragraph, Hewlett Packard Enterprise or any Restricted Subsidiary will be permitted to issue, incur, create, assume or guarantee Secured Debt, which would otherwise be subject to such restrictions, without equally and ratably securing the notes, provided that after giving effect thereto, the aggregate amount of all Secured Debt (not including Mortgages permitted under clauses (1) through (11) above) does not exceed the greater of $2.0 billion and 10% of the Consolidated Total Assets of Hewlett Packard Enterprise as most recently determined on or prior to such date.
Limitations on Sale and Lease-Back Transactions
Hewlett Packard Enterprise will not, nor will it permit any Restricted Subsidiary to, enter into any Sale and Lease-Back Transaction with respect to any Principal Property, other than any such transaction involving a lease for a term of not more than three years or any such transaction between Hewlett Packard Enterprise and a Restricted Subsidiary or between Restricted Subsidiaries, unless: (1) Hewlett Packard Enterprise or such Restricted Subsidiary would be entitled to incur indebtedness secured by a Mortgage on the Principal Property involved in such transaction at least equal in amount to the Attributable Debt with respect to such Sale and Lease-Back Transaction, without equally and ratably securing the notes as described above under “Limitations on Liens”; or (2) Hewlett Packard Enterprise shall apply an amount equal to the greater of the net proceeds of such sale and the Attributable Debt with respect to such Sale and Lease-Back Transaction within 180 days of such sale to either (or a combination of) the retirement (other than mandatory retirement, mandatory prepayment or sinking fund payment or by a payment at maturity) of debt for borrowed money of Hewlett Packard Enterprise or a Restricted Subsidiary that matures more than 12 months after the creation of such indebtedness or the purchase, construction or development of other comparable property.
Notwithstanding the restrictions outlined in the preceding paragraph, Hewlett Packard Enterprise or any Restricted Subsidiary will be permitted to enter into Sale and Lease-Back Transactions which would otherwise be subject to such restrictions, without applying the net proceeds of such transactions in the manner set forth in clause (2) of the preceding paragraph, provided that after giving effect thereto, the aggregate amount of such Sale and Lease-Back Transactions, together with the aggregate amount of all Secured Debt not permitted by clauses (1) through (11) under “Limitations on Liens” above, does not exceed the greater of $2.0 billion and 10% of Consolidated Total Assets of Hewlett Packard Enterprise as most recently determined on or prior to such date.
Existence
Section 1005 of the Base Indenture, as modified below, shall apply to the notes:
Subject to Article Eight, the Company will do or cause to be done all things reasonably necessary to preserve and keep in full force and effect its legal existence.
Maintenance of Properties
Section 1006 of the Base Indenture shall not apply to the notes.

Calculation of Original Issue Discount
Section 1011 of the Base Indenture shall not apply to the notes.
Consolidation, Merger and Sale of Assets
Hewlett Packard Enterprise shall not consolidate with or merge into any other Person (in a transaction in which Hewlett Packard Enterprise is not the surviving corporation) or convey, transfer or lease its properties and assets substantially as an entirety to any Person, unless:
(1)
in case Hewlett Packard Enterprise shall consolidate with or merge into another Person (in a transaction in which Hewlett Packard Enterprise is not the surviving corporation) or convey, transfer or lease its properties and assets substantially as an entirety to any Person, the Person formed by such consolidation or into which Hewlett Packard Enterprise is merged or the Person which acquires by conveyance or transfer, or which leases, the properties and assets of Hewlett Packard Enterprise substantially as an entirety shall be a corporation, limited liability company, partnership, trust or other business entity, shall be organized and validly existing under the laws of the United States of America, any State thereof or the District of Columbia and shall expressly assume, by an indenture supplemental thereto, executed and delivered to the Trustee, in form satisfactory to the Trustee, the due and punctual payment of the principal of and any premium and interest on all the notes and the performance or observance of every covenant of the Indenture on the part of Hewlett Packard Enterprise to be performed or observed;

(2)
immediately after giving effect to such transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing; and

(3)
Hewlett Packard Enterprise has delivered to the Trustee an Officers’ Certificate (as defined in the Indenture) and an Opinion of Counsel (as defined in the Indenture), each stating that such consolidation, merger, conveyance, transfer or lease and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture, comply with the Indenture and that all conditions precedent therein provided for relating to such transaction have been complied with.

Events of Default
The Indenture will define an “Event of Default” with respect to any series of notes as being:
(1)	failure to pay principal of or any premium on that series of notes when due;
(2)	failure to pay any interest on that series of notes when it becomes due and payable, and continuance of such default for a period of 30 days;
(3)
failure to perform any other covenant or warranty in the Indenture, including the failure to make the required offer to purchase notes following a Change of Control Repurchase Event, if that failure continues for 90 days after we are given the notice required under the Indenture; or

(4)	our bankruptcy, insolvency or reorganization.
An Event of Default of one series of notes is not necessarily an Event of Default for any other series of notes.
If an Event of Default, other than an Event of Default described in clause (4) above, shall occur and be continuing, either the Trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes of a series may declare the principal amount of the notes of that series to be due and payable immediately (such declaration, an “acceleration”). If an Event of Default described in clause (4) above shall occur, the principal amount of all the notes will automatically become immediately due and payable.
After acceleration and before a judgment or decree for payment of the money due has been obtained by the Trustee, the holders of a majority in aggregate principal amount of the outstanding notes of that series, under certain circumstances, by written notice to us and the Trustee, may rescind and annul such acceleration if all Events of Default, other than the non-payment of accelerated principal, or other specified amount, have been cured or waived.
Subject to its required standard of care during an Event of Default, the Trustee will not be obligated to exercise any of its rights or powers at the request of the holders unless the holders shall have offered to the Trustee indemnity satisfactory to it. Generally, the holders of a majority in aggregate principal amount of the outstanding notes of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to that series.
A holder will not have any right to institute any proceeding under the Indenture, or for the appointment of a receiver or trustee, or for any other remedy under the Indenture, unless:
(1)	the holder has previously given to the Trustee written notice of a continuing Event of Default with respect to the notes of that series;
(2)
the holders of at least 25% in aggregate principal amount of the outstanding notes of that series have made a written request and have offered reasonable indemnity to the Trustee to institute the proceeding;

(3)	the holder or holders have offered to the Trustee indemnity satisfactory to the Trustee against the costs, expenses and liabilities to be incurred in compliance with such request; and
(4)
the Trustee has failed to institute the proceeding and has not received direction inconsistent with the original request from the holders of a majority in aggregate principal amount of the outstanding notes of that series within 60 days after the original request.

Holders may, however, sue to enforce the payment of principal, premium or interest on any series of notes on or after the due date without following the procedures listed in (1) through (4) above.
We will furnish the Trustee with an annual statement by our officers as to whether or not we are in default in the performance of the Indenture and, if so, specifying all known defaults. We will also notify the Trustee promptly upon our becoming aware of a default.
Modification and Waiver
The provisions of the Indenture relating to modifications and amendments to and waivers under the Indenture described under the caption “Description of the Debt Securities—Modification and Waiver” in the accompanying prospectus will apply to the notes.
Satisfaction and Discharge; Defeasance
We may be discharged from our obligations on the debt securities of any series when:
(1)	either:
(a)
all of the debt securities of that series that have been authenticated and delivered (except lost, stolen or destroyed securities which have been replaced or paid and securities for whose payment money has been held in trust) have been cancelled or delivered to the Trustee for cancellation; or

(b)
all of the debt securities of that series not cancelled or delivered to the Trustee for cancellation (i) have become due and payable, (ii) will become due and payable at their stated maturity within one year, or (iii) are to be called for redemption within one year, under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of us, and we have irrevocably deposited or caused to be deposited with the Trustee cash, U.S. government obligations or a combination thereof sufficient to pay all the principal, interest and any premium due to the date of such deposit or the stated maturity date or redemption date of the debt securities, as the case may be;

(2)	we have paid or caused to be paid all other sums payable by us under the Indenture with respect to the debt securities of such series; and
(3)
we have delivered to the Trustee an officers’ certificate and an opinion of counsel each stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture with respect to the debt securities of such series have been complied with.

The Indenture contains a provision that permits us to elect either or both of the following:
•	to be discharged from all of our obligations, subject to limited exceptions, with respect to any series of debt securities then outstanding; and

•	to be released from our obligations under the following covenants and from the consequences of an Event of Default resulting from a breach of these and a number of other covenants:
(1)	the limitations on sale and lease-back transactions under the Indenture;
(2)	the limitations on liens under the Indenture; and
(3)	covenants as to payment of taxes.
To make either of the above elections, we must deposit in trust with the Trustee cash, U.S. government obligations or a combination thereof sufficient to pay in full the principal, interest and any premium on the debt securities of such series. As a condition to either of the above elections, we must deliver to the Trustee an opinion of counsel that the holders of the debt securities of such series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit and related defeasance. In addition, we are required to deliver to the Trustee an officers’ certificate stating that such deposit was not made by us with the intent of preferring the holders over other creditors of ours or with the intent of defeating, hindering, delaying or defrauding creditors of ours or others.
If any of the above events occur, the holders of the debt securities of such series will not be entitled to the benefits of the Indenture, except for registration of transfer and exchange of debt securities, replacement of lost, stolen or mutilated debt securities and, if applicable, conversion and exchange of debt securities.
Governing Law
The Indenture and the notes will be governed by, and construed under, the laws of the State of New York.
Regarding the Trustee
In the event the Trustee shall become a creditor of the Issuer, it shall be subject to Section 311 of the Trust Indenture Act.
The Trustee is permitted to engage in certain other transactions. If the Trustee acquires any conflicting interest, however, and there is a default under the notes of any series for which it is acting as trustee, the Trustee must eliminate the conflict or resign. Affiliates of The Bank of New York Mellon Trust Company, National Association have performed and continue to perform services for us or our affiliates in the normal course of business.
Payment and Paying Agents
The provisions described under the caption “Description of the Debt Securities—Payment and Paying Agents” in the accompanying prospectus will apply to the notes.
Exchange and Transfer
The provisions described under the caption “Description of the Debt Securities—Exchange and Transfer” in the accompanying prospectus will apply to the notes.
Certain Definitions
“Attributable Debt” means, in respect of a Sale and Lease-Back Transaction involving a Principal Property, at the time of determination, the lesser of: (a) the fair value of such property (as determined in good faith by the Board of Directors); or (b) the present value of the total net amount of rent required to be paid under such lease during the remaining term thereof (including any renewal term or period for which such lease has been extended), discounted at the rate of interest set forth or implicit in the terms of such lease or, if not practicable to determine such rate, the weighted average interest rate per annum borne by the securities of each series outstanding pursuant to the Indenture compounded semi-annually. For purposes of the foregoing definition, rent shall not include amounts required to be paid by the lessee, whether or not designated as rent or additional rent, on account of or contingent upon maintenance and repairs, insurance, taxes, assessments, water rates and similar charges. In the case of any lease which is terminable by the lessee upon the payment of a penalty, such net amount shall be the lesser of the net amount determined assuming termination upon the first date such lease may be terminated (in which case the net amount shall also include the amount of the penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated) and the net amount determined assuming no such termination.

“Below Investment Grade Rating Event” means, with respect to a series of the notes, the rating on such notes is lowered by each of the Rating Agencies, and such notes are rated below Investment Grade by each of the Rating Agencies, within 60 days from the earlier of (1) the date of the public notice of an arrangement that could result in a Change of Control or (2) the occurrence of a Change of Control (which period shall be extended so long as the rating of such notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies); provided, however, that a Below Investment Grade Rating Event otherwise arising by virtue of a lowering in rating by each of the Rating Agencies will be deemed not to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Repurchase Event) unless each of the Rating Agencies lowering its rating announces or publicly confirms that such lowering was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control has occurred at the time of the Below Investment Grade Rating Event). The Trustee shall have no obligation or duty to monitor the ratings of the notes or determine or verify the determination of whether a Below Investment Grade Rating Event has occurred.
“Board of Directors” means either the Board of Directors of Hewlett Packard Enterprise or any duly authorized committee empowered by that Board of Directors or the executive committee thereof to act with respect to the Indenture.
“Business Day” for all purposes related to the notes means any calendar day that is not a Saturday, Sunday or legal holiday in New York, New York and on which commercial banks are open for business in New York, New York.
“Change of Control” means the occurrence of any of the following:
(1)
the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of our assets and those of our subsidiaries, taken as a whole, to any “person” or “group” (as those terms are used for purposes of Section 13(d)(3) of the Exchange Act), other than us or one or more of our subsidiaries;

(2)
the consummation of any transaction or series of related transactions (including, without limitation, any merger or consolidation) the result of which is that any “person” or “group” (as those terms are used for purposes of Section 13(d)(3) of the Exchange Act), other than us or one of our wholly owned subsidiaries, becomes the beneficial owner, directly or indirectly, of more than 50% of the then outstanding number of shares of our Voting Stock, measured by voting power rather than number of shares; provided, however, that a person shall not be deemed to be a beneficial owner of, or to own beneficially, (A) any securities tendered pursuant to a tender or exchange offer made by or on behalf of such person or any of such person’s affiliates until such tendered securities are accepted for purchase or exchange thereunder or (B) any securities if such beneficial ownership (i) arises solely as a result of a revocable proxy delivered in response to a proxy or consent solicitation made pursuant to the applicable rules and regulations under the Exchange Act and (ii) is not also then reportable on Schedule 13D (or any successor schedule) under the Exchange Act;

(3)
we consolidate with, or merge with or into, any person, or any person consolidates with, or merges with or into, us, in any such event pursuant to a transaction in which any of our outstanding Voting Stock or the Voting Stock of such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of our Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving person or any direct or indirect parent company of the surviving person, measured by voting power rather than number of shares, immediately after giving effect to such transaction; or

(4)	the adoption by us of a plan providing for our liquidation or dissolution.
Notwithstanding the foregoing, a transaction will not be considered to be a Change of Control if (a) we become a direct or indirect wholly owned subsidiary of a holding company and (b) (y) immediately following that transaction, the direct or indirect holders of the Voting Stock of the holding company are substantially the same as the holders of our Voting Stock immediately prior to that transaction or (z) immediately following that transaction, no person (as that term is used in Section 13(d)(3) of the Exchange Act), other than a holding company satisfying the requirements of this sentence, is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of the holding company.
“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.
“Consolidated Total Assets” means, as of the time of determination, total assets as reflected on our most recent consolidated balance sheet prepared as of the end of a fiscal quarter in accordance with generally accepted accounting principles in the United States of America (“GAAP”) which we shall have most recently filed with the SEC (or, if we are not required to so file, as reflected on our most recent consolidated balance sheet prepared in accordance with GAAP) prior to the time at which Consolidated Total Assets is being determined (the last day of such fiscal quarter, the “Calculation Reference Date”). The calculation of Consolidated Total Assets shall give pro forma effect to any acquisition by us or disposition of assets of ours or any of our Subsidiaries involving the payment or receipt by us or any of our Subsidiaries, as applicable, of consideration (whether in the form of cash or non-cash consideration) in excess of $500 million that has occurred since the Calculation Reference Date, as if such acquisition or disposition had occurred on the Calculation Reference Date.
“Fitch” means Fitch Ratings Inc. and its successors.
“Investment Grade” means a rating of BBB- or better by Fitch (or its equivalent under any successor rating categories of Fitch), Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s) and a rating of BBB- or better by S&P (or its equivalent under any successor rating categories of S&P) or the equivalent investment grade credit rating from any additional Rating Agency or Rating Agencies selected by us.
“Issue Date” means the earliest date on which any notes were issued under the Indenture.
“Moody’s” means Moody’s Investors Service, Inc. and its successors.
“Mortgage” means a mortgage, security interest, pledge, lien, charge or other encumbrance.
“Nonrecourse Obligation” means indebtedness or other obligations substantially related to (i) the acquisition of assets not previously owned by Hewlett Packard Enterprise or any Restricted Subsidiary or (ii) the financing of a project involving the development or expansion of properties of Hewlett Packard Enterprise or any Restricted Subsidiary, as to which the obligee with respect to such indebtedness or obligation has no recourse to Hewlett Packard Enterprise or any Restricted Subsidiary or any assets of Hewlett Packard Enterprise or any Restricted Subsidiary other than the assets which were acquired with the proceeds of such transaction or the project financed with the proceeds of such transaction (and the proceeds thereof).
“Par Call Date” means, (i) with respect to the 2027 notes, August 25, 2027; (ii) with respect to the 2029 notes, September 15, 2029; (iii) with respect to the 2031 notes, August 15, 2031; (iv) with respect to the 2034 notes, July 15, 2034; and (v) with respect to the 2054 notes, April 15, 2054.
“Person” means any individual, corporation, limited liability company, partnership, joint venture, trust, unincorporated organization or government or any agency or political subdivision thereof or any other entity of any kind.
“Principal Property” means the land, land improvements, buildings and fixtures owned by us or a Restricted Subsidiary located in the United States that constitutes our principal corporate office, any manufacturing plant or any manufacturing facility and has a book value in excess of 1.00% of our Consolidated Total Assets as of the determination date. Principal Property does not include any property that our Board of Directors has determined in good faith not to be of material importance to the business conducted by our subsidiaries and us, taken as a whole.
“Rating Agency” means (1) each of Fitch, Moody’s and S&P; and (2) if any of Fitch, Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act, selected by us as a replacement agency for Fitch, Moody’s or S&P, or all of them, as the case may be.

“Restricted Subsidiary” means any Subsidiary which owns any Principal Property; provided, however, that the term “Restricted Subsidiary” shall not include (a) any Subsidiary which is principally engaged in financing receivables, or which is principally engaged in financing Hewlett Packard Enterprise’s operations outside the United States of America; or (b) any Subsidiary less than 80% of the voting stock of which is owned, directly or indirectly, by Hewlett Packard Enterprise or by one or more other Subsidiaries, or by Hewlett Packard Enterprise and one or more other Subsidiaries, if the common stock of such Subsidiary is traded on any national securities exchange or quoted on the Nasdaq National Market or in the over-the-counter market.
“S&P” means S&P Global Ratings and its successors.
“Sale and Lease-Back Transaction” means any arrangement with any person providing for the leasing by Hewlett Packard Enterprise or any Restricted Subsidiary of any Principal Property which property has been or is to be sold or transferred by Hewlett Packard Enterprise or such Restricted Subsidiary to such person.
“Secured Debt” means any debt for borrowed money secured by a Mortgage upon any Principal Property of Hewlett Packard Enterprise or any Restricted Subsidiary or upon any shares of stock or indebtedness of any Restricted Subsidiary (whether such Principal Property, shares or indebtedness are now existing or owed or hereafter created or acquired).
“Subsidiary” means a corporation of which at least 66 2/3% of the outstanding voting stock of such corporation is at the time owned, directly or indirectly, by Hewlett Packard Enterprise or by one or more other Subsidiaries, or by Hewlett Packard Enterprise and one or more other Subsidiaries, and the accounts of which are consolidated with those of Hewlett Packard Enterprise in its most recent consolidated financial statements in accordance with generally accepted accounting principles. For the purposes of this definition, “voting stock” means stock which ordinarily has voting power for the election of directors, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency.
“Treasury Rate” means, with respect to any redemption date for any notes of a series, the yield determined by us in accordance with the following two paragraphs.
The Treasury Rate applicable to such redemption shall be determined by us after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily)—H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities—Treasury constant maturities—Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the applicable Treasury Rate, the Company shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the applicable Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields—one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life—and shall interpolate to the applicable Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.
If on the third business day preceding the redemption date H.15 TCM is no longer published, we shall calculate the Treasury Rate applicable to such redemption based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the applicable Par Call Date, as applicable. If there is no United States Treasury security maturing on the applicable Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the applicable Par Call Date, one with a maturity date preceding the applicable Par Call Date and one with a maturity date following the applicable Par Call Date, we shall select the United States Treasury security with a maturity date preceding the applicable Par Call Date. If there are two or more United States Treasury securities maturing on the applicable Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, we shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the applicable Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.
Our actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error. We will notify the Trustee of the redemption price promptly after the calculation thereof and the Trustee shall have no duty to determine, or verify the calculation of, the redemption price.
“Voting Stock” means, with respect to any person as of any date, capital stock of any class or kind the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such person, even if the right so to vote has been suspended by the happening of such a contingency.
Book-Entry Notes
We have obtained the information in this section or in the accompanying prospectus concerning The Depository Trust Company, Clearstream Banking, société anonyme and Euroclear Bank S.A./N.V., as operator of the Euroclear System and their book-entry systems and procedures from sources that we believe to be reliable. We take no responsibility for an accurate portrayal of this information. In addition, the description of the clearing systems in this section reflects our understanding of the rules and procedures of DTC, Clearstream and Euroclear as they are currently in effect. Those systems could change their rules and procedures at any time.
The Depositary, Clearstream and Euroclear. The notes will be issued in denominations of $2,000 and integral multiples of $1,000 in excess thereof. Upon issuance, the notes will be represented by one or more fully registered global securities. Each global security will be deposited with The Depository Trust Company, as depositary, and registered in the name of Cede & Co. Unless and until it is exchanged in whole or in part for notes in definitive form, no global security may be transferred except as a whole by the depositary to a nominee of such depositary. Investors may elect to hold interests in the global securities through:
•	the depositary in the United States; or
•
in Europe, (i) Clearstream Banking, société anonyme, referred to in this prospectus supplement as Clearstream, or (ii) Euroclear Bank S.A./N.V., as operator of the Euroclear System, referred to in this prospectus supplement as Euroclear, if they are participants in such systems, or indirectly through organizations which are participants in such systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositaries, which in turn will hold such interests in customers’ securities accounts in the depositaries’ names on the books of the depositary.
Clearstream has advised us that it is a limited liability company organized under Luxembourg law. Clearstream holds securities for its participating organizations, referred to in this prospectus supplement as Clearstream participants, and facilitates the clearance and settlement of securities transactions between Clearstream participants through electronic book-entry changes in accounts of Clearstream participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to Clearstream participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. Clearstream is registered as a bank in Luxembourg, and as such is subject to regulation by the Commission de Surveillance du Secteur Financier. Clearstream participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream is available to other institutions that clear through or maintain a custodial relationship with a Clearstream participant.
Distributions with respect to the notes held beneficially through Clearstream will be credited to cash accounts of Clearstream participants in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream.

Euroclear advises that it was created in 1968 to hold securities for its participants and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries.
Euroclear is operated by Euroclear Bank S.A./N.V., referred to in this prospectus supplement in such role as the Euroclear operator, under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation, referred to in this prospectus supplement as the cooperative. All operations are conducted by Euroclear Bank S.A./N.V., and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with Euroclear Bank S.A./N.V., not the cooperative. The cooperative establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters (“Euroclear participants”). Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.
Securities clearance accounts and cash accounts with Euroclear Bank S.A./N.V. are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian laws (collectively, the “Euroclear Terms and Conditions”). The Euroclear Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear and receipts of payment with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. Euroclear Bank S.A./N.V. acts under the Euroclear Terms and Conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding through Euroclear participants.
Distributions with respect to beneficial interests in the notes held through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with the Euroclear Terms and Conditions, to the extent received by the Euroclear Bank S.A./N.V. and by Euroclear.
Global Clearance and Settlement Procedures. Initial settlement for the notes will be made in immediately available funds. Secondary market trading between the depositary participants will occur in the ordinary way in accordance with the depositary’s rules and will be settled in immediately available funds using the depositary’s Same-Day Funds Settlement System. Secondary market trading between Clearstream participants or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.
Cross-market transfers between persons holding directly or indirectly through the depositary, on the one hand, and directly or indirectly through Clearstream participants or Euroclear participants, on the other hand, will be effected in the depositary in accordance with the depositary’s rules on behalf of the relevant European international clearing system by its U.S. depositary. However, these cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). If the transaction meets its settlement requirements, the relevant European international clearing system will deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving notes in the depositary and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to the depositary. Clearstream participants and Euroclear participants may not deliver instructions directly to the depositary.
Because of time-zone differences, credits of notes received in Clearstream or Euroclear as a result of a transaction with a depositary participant will be made during subsequent securities settlement processing and will be credited the business day following the depositary settlement date. Such credits or any transactions in such notes settled during such processing will be reported to the relevant Euroclear or Clearstream participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of notes by or through a Clearstream participant or a Euroclear participant to a depositary participant will be received with value on the depositary settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in the depositary.
Although the depositary, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of notes among participants of the depositary, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
The following summary describes certain U.S. federal income tax consequences of the acquisition, ownership and disposition of the notes. This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”) and Treasury Regulations promulgated thereunder, rulings and judicial decisions as of the date hereof, all of which may be changed, possibly with retroactive effect. This summary also assumes that a “substantial amount” of the notes, within the meaning of Treasury Regulation Section 1.1273-2(a)(1), are deemed to be issued for money.
This summary applies to you only if you acquire the notes for cash in this offering at the offering price indicated on the cover page of this prospectus supplement and hold the notes as capital assets within the meaning of Section 1221 of the Code.
This summary is for general information only and does not address all aspects of U.S. federal income taxation that may be relevant to you in light of your particular circumstances, and it does not address state, local, non-U.S., alternative minimum or non-income tax considerations that may be applicable to you. Further, this summary does not deal with holders that may be subject to special tax rules, including, but not limited to, insurance companies; tax-exempt entities; banks and other financial institutions; thrifts; regulated investment companies; real estate investment trusts; dealers in securities or currencies; U.S. Holders (as described below) whose functional currency is not the U.S. dollar; certain U.S. expatriates; holders who hold the notes as a hedge against currency risks or as part of a straddle, synthetic security, conversion transaction or other integrated transaction for U.S. federal income tax purposes; controlled foreign corporations; foreign personal holding companies; passive foreign investment companies; traders in securities that elect to use a mark-to-market method of accounting; pass-through entities (or owners in pass-through entities); persons who hold notes in retirement plans or tax-deferred accounts; or persons subject to special tax accounting rules under Section 451(b) of the Code. This summary does not address the tax consequences of the acquisition, ownership and disposition of the notes arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010 nor any considerations with respect to the Foreign Account Tax Compliance Act of 2010 (including the Treasury Regulations promulgated thereunder and intergovernmental agreements entered in connection therewith). You should consult your own tax advisor as to the particular tax consequences to you of acquiring, holding or disposing of the notes.
For purposes of this summary, a “U.S. Holder” is a beneficial owner of notes that, for U.S. federal income tax purposes, is: (a) an individual citizen or resident of the United States; (b) a corporation created or organized in or under the laws of the United States or any state thereof (including the District of Columbia); (c) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (d) a trust if (i) a court within the United States is able to exercise primary supervision over the trust’s administration and one or more United States persons within the meaning of the Code have the authority to control all substantial decisions of the trust or (ii) such trust has a valid election in effect under applicable Treasury Regulations to be treated as a United States person within the meaning of the Code.
For purposes of this summary, a “Non-U.S. Holder” is a beneficial owner of notes that is neither a U.S. Holder nor a partnership or any entity or arrangement treated as a partnership for U.S. federal income tax purposes.
If a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of notes, the U.S. federal income tax treatment of a partner in such partnership will generally depend on the status of the partner and the activities of the partnership. If you are a partnership that beneficially owns notes or a partner in such a partnership, you should consult your own tax advisor as to the particular U.S. federal income tax consequences applicable to you of the acquisition, ownership and disposition of the notes.
We urge you to consult your tax advisor concerning the tax consequences of the acquisition, ownership and disposition of the notes, including any U.S. federal tax consequences and the tax consequences under the laws of any foreign, state, local or other taxing jurisdictions and the possible effects of changes in U.S. federal or other tax laws.
Payments under Certain Events
We may be required, in certain circumstances, to pay amounts on the notes in addition to the stated principal amount of and interest on the notes (e.g., payments described above under the headings “Description of the Notes—Repurchase at the Option of Holders on Certain Changes of Control”, “Description of the

Notes—Redemption—Optional Redemption” and “Description of the Notes—Redemption—Special Mandatory Redemption”). Although the issue is not free from doubt, we intend to take the position (and this discussion assumes) that the possibility of payment of such amounts does not result in the notes being treated as contingent payment debt instruments under the applicable Treasury Regulations.
Our determination that the notes are not contingent payment debt instruments is binding on a holder, unless such holder explicitly discloses to the Internal Revenue Service (the “IRS”) on its tax return for the year during which it acquires the notes that it is taking a different position. However, our position is not binding on the IRS. If the IRS takes a contrary position to that described above, a holder may be required to accrue interest income on the notes based upon a comparable yield, regardless of the holder’s method of accounting. In addition, any gain on the sale, exchange, redemption, retirement or other taxable disposition of the notes would be recharacterized as ordinary income. Holders of notes should consult their tax advisors regarding the tax consequences of the notes being treated as contingent payment debt instruments. The remainder of this discussion assumes that the notes will not be treated as contingent payment debt instruments for U.S. federal income tax purposes.
U.S. Holders
Interest
The following discussion assumes that the notes will be issued with less than a de minimis amount (as set forth in the Code and applicable Treasury Regulations) of original issue discount. In such case, interest on a note will generally be taxable to you as ordinary interest income as it accrues or is received by you in accordance with your regular method of accounting for U.S. federal income tax purposes.
Sale, Exchange, Redemption or Other Taxable Dispositions of Notes
Upon the sale, exchange, redemption, retirement or other taxable disposition of a note, you will generally recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between (i) the amount of the cash and the fair market value of any property you receive on the sale or other taxable disposition (less an amount attributable to any accrued but unpaid interest, which will be taxable as ordinary interest income to the extent not previously included as income), and (ii) your adjusted tax basis in the note. Your adjusted tax basis in a note will generally be equal to your cost for the note.
Such gain or loss will generally be treated as capital gain or loss and will be treated as long-term capital gain or loss if your holding period in the note exceeds one year at the time of the disposition. Long-term capital gains of non-corporate taxpayers are subject to reduced rates of taxation. The deductibility of capital losses is subject to limitations. You should consult your tax advisor regarding the deductibility of capital losses in light of your particular circumstances.
Information Reporting and Backup Withholding
You will also be subject to information reporting with respect to payments on the notes and proceeds from the sale or other disposition of the notes, unless you are an exempt recipient and appropriately establish that exemption.
U.S. federal backup withholding (currently, at a rate of 24% for payments made before January 1, 2026) may apply to payments on the notes and proceeds from the sale or other disposition of the notes unless you provide a correct taxpayer identification number and otherwise comply with applicable requirements of the backup withholding rules or you are exempt from the backup withholding rules and appropriately establish that exemption. A U.S. Holder who does not provide the applicable withholding agent with the correct TIN may be subject to penalties imposed by the IRS. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund, provided the required information is timely furnished to the IRS.

Non-U.S. Holders
Interest
Subject to the discussions regarding effectively connected income and backup withholding below, payments of interest on the notes to you will not be subject to U.S. federal income or withholding tax, provided that:
•	you do not, directly or indirectly, actually or constructively, own 10% or more of the total combined voting power of all classes of our stock entitled to vote;
•	you are not a bank receiving interest pursuant to a loan agreement entered into in the ordinary course of your trade or business;
•	you are not a “controlled foreign corporation” with respect to which we are a “related person” within the meaning of the Code; and
•	you meet certain certification requirements.
You will satisfy these certification requirements if you certify on IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or other suitable substitute form or other applicable form as the IRS may prescribe, under penalties of perjury, that you are not a United States person within the meaning of the Code, provide your name and address and timely deliver such form to the applicable withholding agent. If you hold a note through a foreign partnership or intermediary, you and the foreign partnership or intermediary must satisfy certification requirements of applicable Treasury regulations. Special certification rules will apply to you if you are a pass-through entity.
If you cannot satisfy the requirements described above, payments of interest that are not effectively connected income (as discussed below) will be subject to a 30% U.S. federal withholding tax, unless you provide a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable form) claiming an exemption from or reduction in withholding under an applicable income tax treaty to the applicable withholding agent and any other applicable procedures are complied with. You should consult your own tax advisor regarding your entitlement to benefits under an applicable income tax treaty and the requirements for claiming any such benefits.
Sale, Exchange or Other Taxable Dispositions of Notes
Subject to the discussion of backup withholding below, generally, you will not be subject to U.S. federal income tax on the gain you realize (other than any amount allocable to accrued and unpaid interest, which would be treated as interest and subject to the rules discussed under “—Non-U.S. Holders—Interest” or “—Non-U.S. Holders—Effectively Connected Income”, as applicable) on any sale, exchange or other taxable disposition of a note, unless:
•	the gain is effectively connected with your conduct of a trade or business within the United States (and, if required by an applicable treaty is attributable to a U.S. permanent establishment); or
•	you are an individual and have been present in the United States for 183 days or more in the taxable year of disposition and certain other requirements are met.
If the gain derived from the sale, exchange or other taxable disposition is described in the first bullet point above, you will be subject to tax in the manner described below under “—Non-U.S. Holders—Effectively Connected Income”. If you are an individual described in the second bullet point above, you will be subject to a flat 30% tax on the gain derived from the sale, exchange or other taxable disposition, which may be offset by U.S.-source capital losses, even though you are not considered a resident of the United States.
Effectively Connected Income
If interest or gain recognized on a note is effectively connected with your conduct of a trade or business within the United States, and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment (or, in the case of an individual, a fixed base), then such interest or gain will generally be subject to U.S. federal income tax on a net basis at regular individual graduated or corporate U.S. federal income tax rates. In addition, if you are a corporation, you may be subject to an additional “branch profits” tax equal to 30% of your effectively connected earnings and profits, as adjusted for certain items, unless you qualify for a lower rate under an applicable income tax treaty. Any such effectively connected interest will not be subject to the U.S. federal withholding tax discussed above under “—Non-U.S. Holders—Interest” if you provide the applicable withholding agent with a properly completed and executed IRS Form W-8ECI.

Information Reporting and Backup Withholding
Payments of interest, and proceeds of a sale or other taxable disposition of the notes to you may be subject to information reporting and U.S. federal backup withholding (currently, at a rate of 24% for payments made before January 1, 2026) unless you provide the certification described above under either “—Non-U.S. Holders—Interest” or “—Non-U.S. Holders—Effectively Connected Income”, as applicable, or otherwise establish an exemption. Backup withholding is not an additional tax and may be refunded or allowed as a credit against your U.S. federal income tax liability (if any), provided that the required information is furnished to the IRS in a timely manner. In addition, the applicable withholding agent generally will be required to file information returns with the IRS reporting interest payments on the notes to you, even if you provide the certification described above. Copies of the information returns may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty.
The U.S. federal income tax discussion set forth above is included for general information only and may not be applicable depending on a holder’s particular situation. Holders should consult their tax advisors with respect to the tax consequences to them of the acquisition, ownership and disposition of the notes, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in U.S. federal and other tax laws.

CERTAIN ERISA CONSIDERATIONS
The following is a summary of certain considerations associated with the purchase and holding of the notes by (1) “employee benefit plans” (as defined in Section 3(3) of the United States Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) that are subject to Title I of ERISA, including collective investment funds and similar arrangements, (2) employee benefit plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code, or provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws”) and (3) entities whose underlying assets are considered to include “plan assets” (as defined in Section 3(42) of ERISA) of any such plan, account or arrangement (each, a “Plan”). The following summary is based upon current provisions of ERISA, the Code, applicable regulations and judicial or administrative authority, all of which are subject to change, possibly with retroactive effect.
General Fiduciary Matters
ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.
In considering an investment by a Plan in the notes, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.
Prohibited Transaction Issues
Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest” (within the meaning of Section 3(14) ERISA) or “disqualified persons” (within the meaning of Section 4975 of the Code), unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engages in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The acquisition and/or holding of the notes by an ERISA Plan with respect to which any of HPE, the underwriters or any of their respective affiliates is considered a party in interest or a disqualified person may constitute, or result in, a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the United States Department of Labor has issued prohibited transaction class exemptions (each, a “PTCE”) that may apply to the acquisition and holding of the notes. In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide a statutory exemption for certain transactions with non-fiduciary service providers. Fiduciaries of ERISA Plans considering acquiring and/or holding the notes in reliance on a PTCE or statutory exemption should consult with counsel and carefully review the PTCE or statutory exemption to ensure that it is applicable. There can be no assurance that all of the conditions of any such exemptions will be satisfied.
Because of the foregoing, the notes should not be purchased or held by any person investing “plan assets” of any Plan, unless such purchase and holding will not constitute a non-exempt prohibited transaction under ERISA and the Code or a similar violation of any applicable Similar Laws.
Representation and Warranty
Accordingly, by its acceptance of notes, each purchaser and subsequent transferee of notes (or any interest therein) will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to acquire or hold the notes (or any interest therein) constitutes assets of any Plan or (ii) the purchase or holding of the notes (or any interest therein) by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a similar violation under any applicable Similar Laws.

THE FOREGOING DISCUSSION IS GENERAL IN NATURE AND IS NOT INTENDED TO BE A COMPREHENSIVE SUMMARY AND SHOULD NOT BE CONSTRUED AS LEGAL ADVICE. DUE TO THE COMPLEXITY OF THE APPLICABLE RULES AND THE PENALTIES THAT MAY BE IMPOSED UPON PERSONS INVOLVED IN NON-EXEMPT PROHIBITED TRANSACTIONS, IT IS PARTICULARLY IMPORTANT THAT FIDUCIARIES, OR OTHER PERSONS CONSIDERING PURCHASING THE NOTES ON BEHALF OF, OR WITH THE ASSETS OF, ANY PLAN, CONSULT WITH THEIR LEGAL COUNSEL AND TAX, FINANCIAL AND OTHER ADVISORS REGARDING THE POTENTIAL APPLICABILITY OF ERISA, SECTION 4975 OF THE CODE AND ANY SIMILAR LAWS TO SUCH INVESTMENT AND WHETHER AN EXEMPTION WOULD BE APPLICABLE TO THE PURCHASE AND HOLDING OF THE NOTES, VIEWING THESE IMPLICATIONS IN LIGHT OF SUCH INVESTOR’S PARTICULAR CIRCUMSTANCES.

UNDERWRITING
Under the terms and conditions contained in an underwriting agreement dated September 12, 2024, we have agreed to sell to the underwriters named below, for whom Citigroup Global Markets Inc., J.P. Morgan Securities LLC and Mizuho Securities USA LLC are acting as representatives, and each underwriter has agreed severally and not jointly to purchase the following principal amount of each series of notes listed next to its name in the following table:

Underwriter	Principal Amount of 2026 Notes	Principal Amount of 2027 Notes	Principal Amount of 2029 Notes	Principal Amount of 2031 Notes	Principal Amount of 2034 Notes	Principal Amount of 2054 Notes
Citigroup Global Markets Inc.	$101,563,000	$101,563,000	$262,500,000	$187,500,000	$300,000,000	$225,000,000
J.P. Morgan Securities LLC	$101,563,000	$101,563,000	$262,500,000	$187,500,000	$300,000,000	$225,000,000
Mizuho Securities USA LLC	$101,563,000	$101,563,000	$262,500,000	$187,500,000	$300,000,000	$225,000,000
Barclays Capital Inc.	$101,563,000	$101,563,000	$87,500,000	$62,500,000	$100,000,000	$75,000,000
BNP Paribas Securities Corp.	$101,563,000	$101,563,000	$87,500,000	$62,500,000	$100,000,000	$75,000,000
Deutsche Bank Securities Inc.	$101,563,000	$101,563,000	$87,500,000	$62,500,000	$100,000,000	$75,000,000
HSBC Securities (USA) Inc.	$101,563,000	$101,563,000	$87,500,000	$62,500,000	$100,000,000	$75,000,000
Wells Fargo Securities, LLC	$101,563,000	$101,563,000	$87,500,000	$62,500,000	$100,000,000	$75,000,000
ANZ Securities, Inc.	$18,696,000	$18,696,000	$17,500,000	$12,500,000	$20,000,000	$15,000,000
CIBC World Markets Corp.	$19,632,000	$19,632,000	$17,500,000	$12,500,000	$20,000,000	$15,000,000
Credit Agricole Securities (USA) Inc.	$18,696,000	$18,696,000	$24,659,000	$17,614,000	$28,181,000	$21,136,000
ING Financial Markets LLC	$39,263,000	$39,263,000	$64,431,000	$46,022,000	$73,637,000	$55,227,000
Loop Capital Markets LLC	$39,262,000	$39,262,000	$46,137,000	$32,954,000	$52,727,000	$39,545,000
NatWest Markets Securities Inc.	$56,089,000	$56,089,000	$68,409,000	$48,864,000	$78,182,000	$58,637,000
Oversea-Chinese Banking Corporation Limited	$19,632,000	$19,632,000	$17,500,000	$12,500,000	$20,000,000	$15,000,000
Santander US Capital Markets LLC	$56,089,000	$56,089,000	$68,409,000	$48,864,000	$78,182,000	$58,637,000
SG Americas Securities, LLC	$56,089,000	$56,089,000	$68,409,000	$48,864,000	$78,182,000	$58,636,000
Standard Chartered Bank	$18,696,000	$18,696,000	$17,500,000	$12,500,000	$20,000,000	$15,000,000
TD Securities (USA) LLC	$56,089,000	$56,089,000	$68,409,000	$48,864,000	$78,182,000	$58,637,000
U.S. Bancorp Investments, Inc.	$39,263,000	$39,263,000	$46,137,000	$32,954,000	$52,727,000	$39,545,000
Total	$1,250,000,000	$1,250,000,000	$1,750,000,000	$1,250,000,000	$2,000,000,000	$1,500,000,000

The underwriting agreement provides that the underwriters are obligated to purchase all of the notes offered by us if any are purchased.
The underwriters propose to offer the notes initially at the public offering prices on the cover page of this prospectus supplement and may offer the notes to selected broker-dealers at that price less a concession of 0.060% of the principal amount per note in the case of the 2026 notes, 0.150% of the principal amount per note in the case of the 2027 notes, 0.200% of the principal amount per note in the case of the 2029 notes, 0.250% of the principal amount per note in the case of the 2031 notes, 0.250% of the principal amount per note in the case of the 2034 notes and 0.500% of the principal amount per note in the case of the 2054 notes. The underwriters and selected broker-dealers may allow a discount on sales to other broker-dealers of 0.040% of such principal amount in the case of the 2026 notes, 0.050% of such principal amount in the case of the 2027 notes, 0.150% of such principal amount in the case of the 2029 notes, 0.150% of such principal amount in the case of the 2031 notes, 0.200% of such principal amount in the case of the 2034 notes and 0.325% of such principal amount in the case of the 2054 notes. After the initial public offering of the notes, the public offering prices and concessions to broker-dealers and other selling terms with respect thereto may be changed. The offering of the notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.
Certain of the underwriters may not be U.S. registered broker-dealers and, therefore, to the extent that they intend to effect any sales of the notes in the United States, they will do so through one or more U.S. registered broker-dealers as permitted by Financial Industry Regulatory Authority regulations. Oversea-Chinese Banking Corporation Limited (“OCBC”) is restricted in its securities dealings in the United States and will not underwrite, subscribe, agree to purchase or procure purchasers to purchase notes that are offered or sold in the United States. Accordingly, OCBC shall not be obligated to, and shall not, underwrite, subscribe, agree to purchase or procure purchasers to purchase notes that may be offered or sold by other underwriters in the United States. OCBC shall offer and sell the notes constituting part of its allotment solely outside the United States.
Each series of notes is a new issue of securities with no established trading market. The notes will not be listed on any securities exchange, and we do not intend to apply for inclusion of the notes on any automated dealer quotation system. We have been advised by the underwriters that they intend to make a market in the notes, but the underwriters are not obligated to do so and may discontinue market making at any time without notice. We can give no assurance as to the liquidity of, or the trading markets for, the notes or that active public markets for the notes will develop. If active public trading markets for the notes do not develop, the market prices and liquidity of the notes may be adversely affected. If the notes are traded, they may trade at a discount from their initial offering prices, depending on prevailing interest rates, the markets for similar securities, our operating performance and financial condition, general economic conditions and other factors.
The following table shows the amount of the underwriting discounts provided to the underwriters in connection with this offering, expressed as a percentage of the principal amount of the notes and in total:

	Per Note	Total
2026 Notes	0.100%	$1,250,000
2027 Notes	0.200%	$2,500,000
2029 Notes	0.350%	$6,125,000
2031 Notes	0.400%	$5,000,000
2034 Notes	0.450%	$9,000,000
2054 Notes	0.825%	$12,375,000

We estimate that our out-of-pocket expenses (not including the underwriting discounts) for this offering will be approximately $18.1 million.
We expect that delivery of the notes will be made against payment therefor on or about September 26, 2024, which is the tenth business day following the date of pricing of the notes (such settlement cycle being referred to as “T+10”). Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on any date prior to the first business day before delivery will be required, by virtue of the fact that the notes initially will settle in T+10, to specify alternative settlement arrangements to prevent a failed settlement and should consult their own advisors.
We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”), and to contribute to payments that the underwriters may be required to make in that respect.

The underwriters may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids, in accordance with Regulation M under the Exchange Act, as described below:
•	Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position.
•	Stabilizing transactions permit bids to purchase the underlying security as long as the stabilizing bids do not exceed a specified maximum.
•	Syndicate covering transactions involve purchases of notes in the open market after the distribution of such notes has been completed in order to cover syndicate short positions.
•
Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the notes originally sold by such syndicate member are purchased in a stabilizing transaction or a syndicate covering transaction to cover syndicate short positions.

Such stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of any series of notes to be higher than it would otherwise be in the absence of such transactions.
The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates, and they have received, or may in the future receive, customary fees and commissions for these transactions. For example, J.P. Morgan Securities LLC acted as a financial advisor to us in connection with the Juniper Acquisition. In addition, certain of the underwriters, or their respective affiliates, (i) committed to provide financing for, and/or are acting as lead arrangers and bookrunners with respect to, the 364-Day Facility and the Three-year Facility and/or (ii) are acting as underwriters with respect to the Concurrent Preferred Offering. The commitments in respect of 364-Day Facility will be reduced on a dollar-for-dollar basis by the net proceeds from this offering and the Concurrent Preferred Offering, and have been reduced by the approximately $2.0 billion in proceeds, net of cash taxes and certain fees, we received from the Initial H3C Share Sale.
In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.
The notes are offered for sale in the United States and in jurisdictions outside the United States, subject to applicable law.
Each of the underwriters has agreed that it will not offer, sell, or deliver any of the notes, directly or indirectly, or distribute this prospectus supplement, the accompanying prospectus or any other offering material relating to the notes, in or from any jurisdiction except under circumstances that will result in compliance with the applicable laws and regulations and which will not impose any obligations on us except as set forth in the underwriting agreement.
Holders may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country in which the notes were purchased. These taxes and charges are in addition to the respective public offering price set forth on the cover page.

Selling Restrictions
Notice to the Prospective Investors in the European Economic Area
The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended, the “Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation. This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of notes in any Member State of the EEA will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of notes. This prospectus supplement and the accompanying prospectus are not a prospectus for the purposes of the Prospectus Regulation.
Notice to the Prospective Investors in the United Kingdom
The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (“UK”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (“EUWA”); (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (as amended, “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the EUWA (the “UK Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation. This prospectus supplement and the accompanying prospectus has been prepared on the basis that any offer of notes in the UK will be made pursuant to an exemption under the UK Prospectus Regulation from the requirement to publish a prospectus for offers of notes. This prospectus supplement and the accompanying prospectus is not a prospectus for the purposes of the UK Prospectus Regulation.
In the United Kingdom, this prospectus supplement is being distributed only to, and is directed only at, (i) persons having professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Order”), (ii) high net worth entities or persons falling within Article 49(2)(a) to (d) of the Order, or (iii) persons to whom it would otherwise be lawful to distribute it, all such persons together being referred to as “Relevant Persons.” In the United Kingdom, the notes are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such notes will be engaged in only with, Relevant Persons. This prospectus supplement and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by any recipients to any other person in the United Kingdom. Any person in the United Kingdom that is not a Relevant Person should not act or rely on this prospectus supplement or its contents.
Notice to the Prospective Investors in Hong Kong
This prospectus supplement has not been approved by or registered with the Securities and Futures Commission of Hong Kong or the Registrar of Companies of Hong Kong. The securities to be sold under this prospectus supplement may not be offered or sold by means of any document other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made under that Ordinance; or (b) in circumstances which do not constitute an offer to the public within the meaning of the

Companies Ordinance (Cap. 32, Laws of Hong Kong); or (c) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made under that Ordinance.
Notice to the Prospective Investors in Taiwan
The notes have not been, and will not be, registered or filed with, or approved by, the Financial Supervisory Commission of Taiwan, the Republic of China (“Taiwan”) and/or other regulatory authority of Taiwan pursuant to applicable securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which constitute an offer within the meaning of the Taiwan Securities and Exchange Act or relevant laws and regulations that requires a registration, filing or approval of the Financial Supervisory Commission of Taiwan and/or other regulatory authority of Taiwan. No person or entity in Taiwan is authorized to offer, sell or distribute or otherwise intermediate the offering of the notes or the provision of information relating to this prospectus supplement and the accompanying prospectus. The notes may be made available to Taiwan resident investors outside Taiwan for purchase by such investors outside Taiwan for purchase outside Taiwan by investors residing in Taiwan, but may not be issued, offered, sold or resold in Taiwan, unless otherwise permitted by Taiwan laws and regulations. No subscription or other offer to purchase the notes shall be binding on us until received and accepted by us or any underwriter outside of Taiwan (the “Place of Acceptance”), and the purchase/sale contract arising therefrom shall be deemed a contract entered into in the Place of Acceptance.
Notice to the Prospective Investors in Japan
The notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the “Financial Instruments and Exchange Law”) and each underwriter has agreed that it will not offer or sell any of the notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.
Notice to the Prospective Investors in Singapore
This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, the notes were not offered or sold or caused to be made the subject of an invitation for subscription or purchase and will be offered or sold or caused to be made the subject of an invitation for subscription or purchase, and this prospectus supplement or any other document or material has not been circulated or distributed, nor will it be circulated or distributed in connection with the offer or sale, or invitation for subscription or purchase, of the notes, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act 2001 of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA or (ii) to an accredited investor (as defined in Section 4A of the SFA) pursuant to and in accordance with the conditions specified in Section 275 of the SFA.
Notice to the Prospective Investors in Switzerland
This prospectus supplement and the accompanying prospectus is not intended to constitute an offer or solicitation to purchase or invest in the notes. The notes may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (“FinSA”) and no application has or will be made to admit the notes to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this prospectus supplement, the accompanying prospectus nor any other offering or marketing material relating to the notes constitutes a prospectus pursuant to the FinSA, and neither this prospectus supplement, the accompanying prospectus nor any other offering or marketing material relating to the notes may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, us, or the notes have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of notes will not be supervised by, the Swiss Financial Market Supervisory Authority, and the offer of notes has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (the “CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of the notes.

VALIDITY OF THE NOTES
The validity of the notes will be passed upon for us by Wachtell, Lipton, Rosen & Katz, New York, New York. The underwriters have been represented by Cravath, Swaine & Moore LLP, New York, New York.
EXPERTS
The consolidated financial statements of Hewlett Packard Enterprise Company appearing in Hewlett Packard Enterprise Company’s Annual Report (Form 10-K) for the year ended October 31, 2023, and the effectiveness of Hewlett Packard Enterprise Company’s internal control over financial reporting as of October 31, 2023, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.
The consolidated financial statements of Juniper Networks, Inc. appearing in Juniper Networks, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2023 (including the schedule appearing therein), and the effectiveness of Juniper Networks, Inc.’s internal control over financial reporting as of December 31, 2023 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public from the SEC’s web site at http://www.sec.gov. Information about us, including our SEC filings, is also available on our website at http://www.hpe.com, however, that information is not a part of this prospectus supplement or the accompanying prospectus.

INFORMATION INCORPORATED BY REFERENCE
The SEC allows us to “incorporate by reference” in this prospectus supplement and the accompanying prospectus information in other documents that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement and the accompanying prospectus, as applicable, and information in documents that we file later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this prospectus supplement and the accompanying prospectus, as applicable. We incorporate by reference into this prospectus supplement the documents listed below and any future filings that we may make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act prior to the termination of the offering under this prospectus supplement (other than any information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K unless Hewlett Packard Enterprise specifically states in such Current Report that such information is to be considered “filed” under the Exchange Act or Hewlett Packard Enterprise incorporates it by reference into a filing under the Securities Act or the Exchange Act):
•
Hewlett Packard Enterprise’s Annual Report on Form 10-K for the year ended October 31, 2023, filed on December 22, 2023, including the portions of Hewlett Packard Enterprise’s Definitive Proxy Statement on Schedule 14A filed on February 21, 2024 that are incorporated by reference into Part III of such Annual Report on Form 10-K;

•
Hewlett Packard Enterprise’s Quarterly Reports on Form 10-Q for the quarterly periods ended January 31, 2024, April 30, 2024 and July 31, 2024, filed on March 5, 2024, June 5, 2024 and September 5, 2024, respectively;

•
Hewlett Packard Enterprise’s Current Reports on Form 8-K filed on December 15, 2023, January 10, 2024, January 23, 2024, January 24, 2024, February 8, 2024, February 22, 2024 (Amendment No. 1), April 1, 2024, April 12, 2024, May 24, 2024, September 9, 2024 and September 12, 2024;

•	Part I, Item 1A of Juniper Networks, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2023, filed on February 7, 2024; and
•	Part II, Item 1A of Juniper Networks, Inc.’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2024 and June 30, 2024, filed on April 26, 2024 and July 26, 2024, respectively.
You may obtain a copy of any or all of the documents referred to above which may have been or may be incorporated by reference into this prospectus supplement (excluding certain exhibits to the documents) at no cost to you by writing or telephoning us at the following address:
Hewlett Packard Enterprise Company
1701 East Mossy Oaks Road
Spring, Texas 77389
Attn: Investor Relations
(678) 259-9860

Prospectus Hewlett Packard Enterprise Company

Hewlett Packard Enterprise Company
DEBT SECURITIES
COMMON STOCK
PREFERRED STOCK
DEPOSITARY SHARES
WARRANTS
PURCHASE CONTRACTS
GUARANTEES
UNITS
We may offer from time to time, in one or more offerings, debt securities, common stock, preferred stock, depositary shares, warrants, purchase contracts, guarantees and units consisting of any of these securities. This prospectus describes the general terms of these securities and the general manner in which we will offer them. We will provide the specific terms and prices of these securities in supplements to this prospectus. The prospectus supplements will also describe the specific manner in which we will offer these securities and may also supplement, update or amend information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest.
We may sell these securities on a continuous or delayed basis directly, through agents, dealers or underwriters as designated from time to time, or through a combination of these methods. The names of any underwriters, dealers or agents involved in the sale of any securities and any applicable commissions or discounts will be set forth in the prospectus supplement covering the sale of those securities. Our net proceeds from the sale of securities also will be set forth in the applicable prospectus supplement.
Our common stock is listed on the New York Stock Exchange under the symbol “HPE.”
Investing in our securities involves a high degree of risk. See the “Risk Factors” section of our filings with the Securities and Exchange Commission and the applicable prospectus supplement.
Our principal executive offices are located at 1701 East Mossy Oaks Road, Spring, Texas 77389, and our telephone number at that location is (678) 259-9860.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

December 22, 2023

Prospectus

ABOUT THIS PROSPECTUS
This prospectus is part of a “shelf” registration statement that we have filed with the SEC. By using a shelf registration statement, we may sell, at any time and from time to time, in one or more offerings, the securities described in this prospectus.
This prospectus only provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that contains specific information about the terms of those securities. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described below, including a description of our business, in the sections entitled “Where You Can Find More Information” and “Information Incorporated by Reference.”
This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed or will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below in the section entitled “Where You Can Find More Information.”
We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or a prospectus supplement is accurate as of any date other than the date on the front of the document.
Except as otherwise noted, references in this prospectus to “Hewlett Packard Enterprise,” “we,” “us” and “our” are to Hewlett Packard Enterprise Company, a Delaware corporation, and its consolidated subsidiaries.
ABOUT THE COMPANY
We are a global technology leader focused on developing intelligent solutions that allow customers to capture, analyze, and act upon data seamlessly from edge to cloud. We enable customers to accelerate business outcomes by driving new business models, creating new customer and employee experiences, and increasing operational efficiency today and into the future. Our customers range from small-and-medium-sized businesses to large global enterprises and governmental entities. Our legacy dates back to a partnership founded in 1939 by William R. Hewlett and David Packard, and we strive every day to uphold and enhance that legacy through our dedication to providing innovative technological solutions to our customers.

FORWARD-LOOKING STATEMENTS
This prospectus, the prospectus supplement, the documents incorporated by reference in this prospectus and other written reports and oral statements made from time to time by Hewlett Packard Enterprise may contain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks, uncertainties and assumptions. If the risks or uncertainties ever materialize or the assumptions prove incorrect, the results of Hewlett Packard Enterprise Company and its consolidated subsidiaries (“Hewlett Packard Enterprise”) may differ materially from those expressed or implied by such forward-looking statements and assumptions. The words “believe,” “expect,” “anticipate,” “intend,” “will,” “estimates,” “may,” “likely,” “could,” “should” and similar expressions are intended to identify such forward-looking statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including but not limited to any anticipated financial or operational benefits associated with the recent segment realignment; any projections, estimations, or expectations of revenue, margins, expenses (including stock-based compensation expenses), investments, effective tax rates, interest rates, the impact of tax law changes and related guidance and regulations, net earnings, net earnings per share, cash flows, liquidity and capital resources, inventory, goodwill, impairment charges, hedges and derivatives and related offsets, order backlog, benefit plan funding, deferred tax assets, share repurchases, currency exchange rates, repayments of debts including our asset-backed debt securities, or other financial items; recent amendments to accounting guidance and any potential impacts on our financial reporting therefrom; any projections or estimations of orders, including as-a-service orders; any projections of the amount, execution, timing, and results of any transformation or impact of cost savings, restructuring plans, including estimates and assumptions related to the anticipated benefits, cost savings, or charges of implementing such transformation and restructuring plans; any statements of the plans, strategies, and objectives of management for future operations, as well as the execution of corporate transactions or contemplated acquisitions and dispositions (including disposition of our H3C shares and the receipt of proceeds therefrom), research and development expenditures, and any resulting benefit, cost savings, charges, or revenue or profitability improvements; any statements concerning the expected development, performance, market share, or competitive performance relating to products or services; any statements concerning technological and market trends, the pace of technological innovation, and adoption of new technologies, including artificial intelligence and other products and services offered by Hewlett Packard Enterprise; any statements regarding current or future macroeconomic trends or events and the impact of those trends and events on Hewlett Packard Enterprise and its financial performance, including but not limited to demand for our products and services, and access to liquidity due to financial sector volatility, and our actions to mitigate such impacts to our business; the scope and curation of outbreaks, epidemics, pandemics, or public health crises, and the ongoing conflicts between Russia and Ukraine and Israel and Hamas, our actions in response thereto, and their impacts on our business, operations, liquidity and capital resources, employees, customers, partners, supply chain, financial results, and the world economy; any statements regarding future regulatory trends and the resulting legal and reputational exposure, including but not limited to those relating to environmental, social, and governance issues; any statements regarding pending investigations, claims, or disputes; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing. Risks, uncertainties, and assumptions include the need to address the many challenges facing Hewlett Packard Enterprise’s businesses; the competitive pressures faced by Hewlett Packard Enterprise’s businesses; risks associated with executing Hewlett Packard Enterprise’s strategy; the impact of macroeconomic and geopolitical trends and events, including but not limited to supply chain constraints, the inflationary environment, the ongoing conflicts between Russia and Ukraine and between Israel and Hamas, and the relationship between China and the U.S.; the need to effectively manage third-party suppliers and distribute Hewlett Packard Enterprise’s products and services; the protection of Hewlett Packard Enterprise’s intellectual property assets, including intellectual property licensed from third parties and intellectual property shared with its former parent; risks associated with Hewlett Packard Enterprise’s international operations (including from public health crises, such as pandemics or epidemics, and geopolitical events, such as, but not limited to, those mentioned above); the development of and transition to new products and services and the enhancement of existing products and services to meet customer needs and respond to emerging technological trends (including the desirability of a unified hybrid cloud offering); the execution of Hewlett Packard Enterprise’s ongoing transformation and mix shift of its portfolio of offerings; the execution and performance of contracts by Hewlett Packard Enterprise and its suppliers, customers, clients, and partners, including any impact thereon resulting from macroeconomic or geopolitical events, such as, but not limited to, those mentioned above; the prospect of a shutdown of the U.S. federal government; the hiring and retention of key employees; the execution, integration, consummation, and other risks associated with business combination, disposition, and investment transactions; the impact of changes to privacy, cybersecurity, environmental, global trade, and other governmental regulations; changes in our product, lease, intellectual property, or real estate portfolio; the payment or non-payment of a dividend for any period; the efficacy of using non-GAAP, rather than GAAP, financial measures in business projections and planning; the judgments required in connection with determining revenue recognition; impact of company policies and related compliance; utility of segment realignments; allowances for recovery of receivables and warranty obligations; provisions for, and resolution of, pending investigations, claims, and disputes; the impacts of tax law changes and related guidance or regulations; and other risks that are described herein, including but not limited to the items discussed or referenced in “Risk Factors” in Item 1A of Part I of the Annual Report on Form 10-K for the fiscal year ended October 31, 2023 and that are otherwise described or updated from time to time in Hewlett Packard Enterprise’s Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and in other filings made with the Securities and Exchange Commission. Hewlett Packard Enterprise assumes no obligation and does not intend to update these forward-looking statements, except as required by applicable law.
USE OF PROCEEDS
Unless otherwise specified in a prospectus supplement, the net proceeds from the sale of the securities to which this prospectus relates will be used for general corporate purposes. General corporate purposes may include repayment of debt, repurchases of outstanding shares of common stock, acquisitions, investments, additions to working capital, capital expenditures and advances to or investments in our subsidiaries. Net proceeds may be temporarily invested prior to use.

DESCRIPTION OF THE DEBT SECURITIES
This section describes the general terms and provisions of any senior debt securities and subordinated debt securities (together, the “debt securities”) that we may offer in the future. A prospectus supplement relating to a particular series of debt securities will describe the material terms of that particular series and the extent to which the general terms and provisions contained herein apply to that particular series.
General
The debt securities will either be our senior debt securities or our subordinated debt securities. We expect to issue the debt securities under one or more separate indentures between us and The Bank of New York Mellon Trust Company, N.A., as trustee. Senior debt securities will be issued under a senior indenture, dated as of October 9, 2015, and subordinated debt securities will be issued under a subordinated indenture, to be entered into later (together with the senior indenture, the “indentures”). For additional information, you should look at the Senior Indenture dated October 9, 2015 filed as an exhibit to the registration statement of which this prospectus forms a part and the form of subordinated indenture filed as an exhibit to the registration statement of which this prospectus forms a part. In this description of the debt securities, the words “we,” “us” or “our” refer only to Hewlett Packard Enterprise and not to any of our subsidiaries.
Debt securities may be issued in separate series without limitation as to aggregate principal amount. We may specify a maximum aggregate principal amount for the debt securities of any series. We are not limited as to the amount of debt securities we may issue under the indentures. Unless otherwise provided in a prospectus supplement, a series of debt securities may be reopened for issuance of additional debt securities of such series without notice to existing holders of debt securities of that series.
Terms of a Particular Series
Each prospectus supplement relating to a particular series of debt securities will include specific information relating to the offering. This information will include some or all of the following terms of the debt securities of the series:
•	whether the debt securities are senior or subordinated;
•	the offering price;
•	the title;
•	any limit on the aggregate principal amount;
•	the person who shall be entitled to receive interest, if other than the record holder on the record date;
•	the date the principal will be payable;
•	the interest rate, if any, the date interest will accrue, the interest payment dates and the regular record dates;
•	the interest rate, if any, payable on overdue installments of principal, premium or interest;
•	the place where payments shall be made;
•	any mandatory or optional redemption provisions;
•	if applicable, the method for determining how principal, premium, if any, or interest will be calculated by reference to an index or formula;
•
if other than U.S. currency, the currency or currency units in which principal, premium, if any, or interest will be payable and whether we or the holder may elect payment to be made in a different currency;

•	the portion of the principal amount that will be payable upon acceleration of stated maturity, if other than the entire principal amount;
•	if the principal amount payable at stated maturity will not be determinable as of any date prior to stated maturity, that the amount payable will be deemed to be the principal amount;
•	any defeasance provisions if different from those described below under “Satisfaction and Discharge-Defeasance;”

•	any conversion or exchange provisions;
•	whether the debt securities will be issuable in the form of a global security and, if so, the identity of the depositary with respect to such global security;
•	any subordination provisions if different from those described below under “Subordinated Debt Securities;”
•	any paying agents, authenticating agents or security registrars;
•	any guarantees on the debt securities;
•	any security for any of the debt securities;
•	any deletions of, or changes or additions to, the events of default or covenants; and
•	any other specific terms of such debt securities.
Unless otherwise specified in the prospectus supplement:
•	the debt securities will be registered debt securities; and
•	registered debt securities denominated in U.S. dollars will be issued in denominations of $2,000 and any integral multiple of $1,000 in excess of $2,000.
Debt securities may be issued as original issue discount debt securities and sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate that at the time of issuance is below market rates. If we issue these debt securities, the prospectus supplement relating to such series of debt securities will describe any special tax, accounting or other information which we think is important. We encourage you to consult with your own tax and financial advisors on these important matters.
Unless we specify otherwise in the applicable prospectus supplement relating to such series of debt securities, the covenants contained in the indentures will not provide special protection to holders of debt securities if we enter into a highly leveraged transaction, recapitalization or restructuring.
Exchange and Transfer
Debt securities may be transferred or exchanged at the office of the security registrar or at the office of any transfer agent designated by us. We will not impose a service charge for any transfer or exchange, but we may require holders to pay any tax or other governmental charges associated with any transfer or exchange.
In the event of any potential redemption of debt securities of any series in part, we will not be required to:
•
issue, register the transfer of, or exchange any debt security of that series during a period beginning at the opening of business 15 days before the day of sending a notice of redemption and ending at the close of business on the day of the transmission; or

•	register the transfer of or exchange any debt security of that series selected for redemption, in whole or in part, except the unredeemed portion being redeemed in part.
We have initially appointed the trustee as the security registrar. Any transfer agent, in addition to the security registrar, initially designated by us will be named in the prospectus supplement. We may designate additional transfer agents, change transfer agents or change the office of the transfer agent, change any security registrar or act as security registrar. However, we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.
Global Securities
The debt securities of any series may be represented, in whole or in part by one or more global securities. Each global security will:
•	be registered in the name of a depositary that we will identify in a prospectus supplement;
•	be deposited with the depositary or nominee or custodian; and
•	bear any required legends.

No global security may be exchanged in whole or in part for debt securities registered in the name of any person other than the depositary or any nominee, referred to as certificated debt securities, unless:
•
the depositary has notified us that it is unwilling or unable to continue as depositary or has ceased to be qualified to act as depositary and a successor depositary is not appointed by us within 90 days;

•	an event of default is continuing; or
•	any other circumstances described in a prospectus supplement have occurred permitting the issuance of certificated debt securities.
As long as the depositary, or its nominee, is the registered owner of a global security, the depositary or nominee will be considered the sole owner and holder of the debt securities represented by the global security for all purposes under the indenture. Except in the above limited circumstances, owners of beneficial interests in a global security will not be:
•	entitled to have the debt securities registered in their names;
•	entitled to physical delivery of certificated debt securities; and
•	considered to be holders of those debt securities under the indenture.
Payments on a global security will be made to the depositary or its nominee as the holder of the global security. Some jurisdictions have laws that require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may impair the ability to transfer beneficial interests in a global security.
Institutions that have accounts with the depositary or its nominee are referred to as “participants.” Ownership of beneficial interests in a global security will be limited to participants and to persons that may hold beneficial interests through participants. The depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of debt securities represented by the global security to the accounts of its participants.
Ownership of beneficial interests in a global security will be shown on and effected through records maintained by the depositary, with respect to participants’ interests, or any participant, with respect to interests of persons held by participants on their behalf.
Payments, transfers and exchanges relating to beneficial interests in a global security will be subject to policies and procedures of the depositary. The depositary policies and procedures may change from time to time. Neither the trustee nor we will have any responsibility or liability for the depositary’s or any participant’s records with respect to beneficial interests in a global security.
Payment and Paying Agents
Unless otherwise indicated in the prospectus supplement:
•	payment of interest on a debt security on any interest payment date will be made to the person in whose name the debt security is registered at the close of business on the regular record date; and
•	payment on debt securities of a particular series will be payable at the office of a paying agent or paying agents designated by us.
At our option, however, we may pay interest by mailing a check to the record holder.
The corporate trust office of the trustee will initially be designated as our sole paying agent. We may also name any other paying agents in the prospectus supplement. We may designate additional paying agents, change paying agents or change the office of any paying agent. However, we will be required to maintain a paying agent in each place of payment for the debt securities of a particular series.
All monies paid by us to a paying agent for payment on any debt security which remain unclaimed for a period ending the earlier of 10 business days prior to the date the money would be turned over to the state, or at the end of two years after the payment was due, will be repaid to us. Thereafter, the holder may look only to us for such payment.

Consolidation, Merger and Sale of Assets
We may not consolidate with or merge into any other person, in a transaction in which we are not the surviving corporation, or convey, transfer or lease our properties and assets substantially as an entirety to, any person, unless:
•	the successor, if any, is a U.S. corporation, limited liability company, partnership, trust or other entity;
•	the successor assumes our obligations on the debt securities and under the indentures;
•	immediately after giving effect to the transaction, no default or event of default shall have occurred and be continuing; and
•	certain other conditions are met.
Events of Defaults
Each indenture defines an event of default with respect to any series of debt securities as one or more of the following events:
(1)	failure to pay principal of or any premium on any debt security of that series at its maturity;
(2)	failure to pay any interest on any debt security of that series when due and payable, if that failure continues for 30 days;
(3)	failure to make any sinking fund payment when due and payable, if that failure continues for 30 days;
(4)	failure to perform any other covenant in the indenture, if that failure continues for 90 days after we are given the notice of the failure required in the indenture;
(5)	certain events of bankruptcy, insolvency or reorganization; and
(6)	any other event of default specified in the prospectus supplement.
An event of default of one series of debt securities is not necessarily an event of default for any other series of debt securities.
If an event of default, other than an event of default described in clause (5) above, shall occur and be continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding securities of that series may declare the principal amount (or, if the debt securities of the series are original issue discount debt securities, the portion of the principal amount as may be specified in the terms of the series) of the debt securities of that series to be due and payable immediately. If an event of default described in clause (5) above shall occur, the principal amount (or, if the debt securities of the series are original issue discount debt securities, the portion of the principal amount as may be specified in the terms of the series) of all the debt securities of that series will automatically become immediately due and payable. Any payment by us on the subordinated debt securities following any acceleration will be subject to the subordination provisions described below under “Subordinated Debt Securities.”
After a declaration of acceleration has been made, but before a judgment or decree for the payment of money due upon acceleration has been obtained by the trustee, the holders of a majority in aggregate principal amount of the outstanding securities of that series, under certain circumstances, may rescind and annul such acceleration and its consequences on behalf of the holders of all debt securities of such series if all events of default, other than the non-payment of accelerated principal, or other specified amount, have been cured or waived as provided in the indenture.
Other than the duty to act with the required care during an event of default, the trustee will not be obligated to exercise any of its rights or powers at the request of the holders unless the holders shall have offered to the trustee security or indemnity satisfactory to it. Generally, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee.

A holder will not have any right to institute any proceeding under the indentures, or for the appointment of a receiver or a trustee, or for any other remedy under the indentures, unless:
(1)	the holder has previously given to the trustee written notice of a continuing event of default with respect to the debt securities of that series;
(2)
the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made a written request and have offered reasonable indemnity to the trustee to institute the proceeding; and

(3)
the trustee has failed to institute the proceeding and has not received direction inconsistent with the original request from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series within 60 days after the original request.

Holders may, however, sue to enforce the payment of principal, premium or interest on any series of debt securities on or after the due date without following the procedures listed in (1) through (3) above.
Modification and Waiver
We and the trustee may make modifications and amendments to the indentures with the consent of the holders of a majority in aggregate principal amount of the outstanding securities of each series affected by the modification or amendment. We may also make modifications and amendments to the indentures for the benefit of the holders, without their consent, for certain purposes including, but not limited to:
•	providing for our successor to assume the covenants under the indenture;
•	adding covenants or events of default or surrendering our rights or powers;
•	making certain changes to facilitate the issuance of the securities;
•	securing the securities;
•	adding guarantees in respect of any securities;
•	providing for a successor trustee;
•	curing any ambiguities, defects or inconsistencies;
•	permitting or facilitating the defeasance and discharge of the securities;
•	making any other changes that do not adversely affect the rights of the holders of the securities; and
•	other changes specified in the indenture.
However, neither we nor the trustee may make any modification or amendment without the consent of the holder of each outstanding security of that series affected by the modification or amendment if such modification or amendment would:
•	change the stated maturity of any debt security;
•	reduce the principal, premium, if any, or interest rate on any debt security;
•	reduce the amount of principal of an original issue discount security or any other debt security payable on acceleration of maturity;
•	change the method of computing the amount of principal or interest of any debt security or the place of payment or the currency in which any debt security is payable;
•	impair the right to sue for any payment after the stated maturity or redemption date;
•	if subordinated debt securities, modify the subordination provisions in a materially adverse manner to the holders of subordinated debt securities;
•	adversely affect the right to convert any debt security; or
•	change the provisions in the indenture that relate to modifying or amending the indenture.

Satisfaction and Discharge; Defeasance
We may be discharged from our obligations on the debt securities of any series when:
(a)	either:
(1)
all of the debt securities of that series that have been authenticated and delivered (except lost, stolen or destroyed securities which have been replaced or paid and securities for whose payment money has been held in trust) have been cancelled or delivered to the trustee for cancellation; or

(2)
all of the debt securities of that series not cancelled or delivered to the trustee for cancellation (A) have become due and payable, (B) will become due and payable at their stated maturity within one year, or (C) are to be called for redemption within one year, under arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee in the name, and at the expense, of us, and we have irrevocably deposited or caused to be deposited enough money with the trustee to pay all the principal, interest and any premium due to the date of such deposit or the stated maturity date or redemption date of the debt securities, as the case may be;

(b)	we have paid or caused to be paid all other sums payable by us under the indenture with respect to the debt securities of such series; and
(c)
we have delivered to the trustee an officers’ certificate and an opinion of counsel each stating that all conditions precedent under the indenture relating to the satisfaction and discharge of the indenture with respect to the debt securities of such series have been complied with.

Each indenture contains a provision that permits us to elect either or both of the following:
•	to be discharged from all of our obligations, subject to limited exceptions, with respect to any series of debt securities then outstanding; and
•	to be released from our obligations under the following covenants and from the consequences of an event of default resulting from a breach of these and a number of other covenants:
(1)	the limitations on sale and lease-back transactions under the senior indenture;
(2)	the limitations on liens under the senior indenture;
(3)	covenants as to payment of taxes and maintenance of properties; and
(4)	the subordination provisions under the subordinated indenture.
To make either of the above elections, we must deposit in trust with the trustee enough money to pay in full the principal, interest and any premium on the debt securities. This amount may be made in cash and/or U.S. government obligations. As a condition to either of the above elections, we must deliver to the trustee an opinion of counsel that the holders of the debt securities will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit and related defeasance. In addition, we are required to deliver to the trustee an officers’ certificate stating that such deposit was not made by us with the intent of preferring the holders over other creditors of ours or with the intent of defeating, hindering, delaying or defrauding creditors of ours or others.
If any of the above events occur, the holders of the debt securities of the series will not be entitled to the benefits of the indenture, except for registration of transfer and exchange of debt securities, replacement of lost, stolen or mutilated debt securities and, if applicable, conversion and exchange of debt securities.
Notices
Notices to holders will be given to the addresses of the holders in the security register.
Governing Law
The indentures and the debt securities will be governed by, and construed under, the laws of the State of New York, without regard to conflicts of laws principles.
Regarding the Trustee
The indentures limit the right of the trustee, if it becomes our creditor, to obtain payment of claims or secure its claims.
The trustee is permitted to engage in certain other transactions. If the trustee acquires any conflicting interest, however, and there is a default under the debt securities of any series for which they are trustee, the trustee must eliminate the conflict or resign. The Bank of New York Mellon Trust Company, N.A. is also our custodian and affiliates of The Bank of New York Mellon Trust Company, N.A. have performed and continue to perform other services for us in the normal course of business.
Senior Debt Securities
The senior debt securities will be unsecured, unless we elect otherwise, and will rank equally with all of our other unsecured and non-subordinated obligations. Any guarantees of the senior debt securities will be unsecured and senior obligations of each of the guarantors, and will rank equally with all other unsecured and non-subordinated obligations of such guarantors.
Covenants in the Senior Indenture
LIMITATIONS ON LIENS. Neither we nor any restricted subsidiary will issue, incur, create, assume or guarantee any secured debt without securing the senior debt securities equally and ratably with or prior to that secured debt unless the total amount of all secured debt with which the senior debt securities are not at least equally and ratably secured would not exceed the greater of $500 million or 10% of our consolidated net tangible assets.
LIMITATIONS ON SALE AND LEASE-BACK TRANSACTIONS. Subject to the last paragraph of this section, neither we nor any restricted subsidiary will enter into any lease with a term longer than three years covering any of our principal property or any restricted subsidiary that is sold to any other person in connection with that lease unless either:
(1)
we or any restricted subsidiary would be entitled to incur indebtedness secured by a mortgage on the principal property involved in such transaction at least equal in amount to the attributable debt with respect to the lease, without equally and ratably securing the senior debt securities, pursuant to “Limitations on Liens” described above; or

(2)
an amount equal to the greater of the following amounts is applied within 180 days of such sale to the retirement of our or any restricted subsidiary’s long-term debt or the purchase or development of comparable property:

•	the net proceeds from the sale; or
•	the attributable debt with respect to the sale and lease-back transaction.
However, either we or our restricted subsidiaries would be able to enter into a sale and lease-back transaction without being required to apply the net proceeds as required by (2) above if the sum of the following amounts would not exceed the greater of $500 million or 10% of our consolidated net tangible assets:
•	the total amount of the sale and lease-back transactions; and
•	the total amount of secured debt.
Subordinated Debt Securities
The subordinated debt securities will be our unsecured, subordinated obligations and any guarantees of the subordinated debt securities will be unsecured and subordinated obligations of each of the guarantors. The subordinated debt securities are subordinated in right of payment to the prior payment in full of all senior debt, including any senior debt securities. In the event of our dissolution, winding up, liquidation or reorganization, the holders of senior debt shall be entitled to receive payment in full before holders of subordinated debt securities shall be entitled to receive any payment or distribution on any subordinated debt securities. If this prospectus is being delivered in connection with the offering of a series of subordinated debt securities, the accompanying prospectus supplement or the information incorporated by reference in it will describe the approximate amount of senior indebtedness outstanding as of a recent date.
In the event of insolvency, upon any distribution of our assets:
•
in the event that holders of subordinated debt securities receive a payment before we have paid all senior indebtedness in full, the holders of such subordinated debt securities are required to pay over their share of such distribution to the trustee in bankruptcy, receiver or other person distributing our assets to pay all senior debt remaining to the extent necessary to pay all holders of senior debt in full; and

•
our unsecured creditors who are not holders of subordinated debt securities or holders of senior debt may recover less, ratably, than holders of senior debt and may recover more, ratably, than the holders of subordinated debt securities.

Definitions Relating to Subordinated Debt Securities
“Senior debt” means the principal, premium, if any, and unpaid interest on, and any other payment due pursuant to any of the following, whether outstanding on the date of the subordinated indenture or incurred by us in the future:
•	our indebtedness for borrowed money;
•	our obligations evidenced by bonds, debentures, notes or similar instruments sold by us for cash;
•	our obligations under any interest rate swaps, caps, collars, options, and similar arrangements;
•	our obligations under any foreign exchange contract, currency swap contract, futures contract, currency option contract, or other foreign currency hedge arrangements;
•	our obligations under any credit swaps, caps, floors, collars and similar arrangements;
•
indebtedness incurred, assumed or guaranteed by us in connection with the acquisition by us or any of our subsidiaries of any business, properties or assets, except purchase-money indebtedness classified as accounts payable under generally accepted accounting principles;

•	our obligations as lessee under leases required to be capitalized on our balance sheet in conformity with generally accepted accounting principles;
•
all obligations under any lease or related document, including a purchase agreement, in connection with the lease of real property which provides that we are contractually obligated to purchase or cause a third party to purchase the leased property and thereby guarantee a minimum residual value of the leased property to the lessor and our obligations under such lease or related document to purchase or to cause a third party to purchase such leased property;

•	our reimbursement obligations in respect of letters of credit relating to indebtedness or our other obligations that qualify as indebtedness or obligations of the kind referred to above; and
•
our obligations under direct or indirect guaranties in respect of, and obligations to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to above.

However, senior debt shall not include any indebtedness or obligation that provides that such indebtedness or obligation is not superior in right of payment to the subordinated debt securities or provides that such indebtedness is subordinate to our other indebtedness and obligations.
The subordinated debt securities are effectively subordinated to all existing and future liabilities of our subsidiaries. Any right we have to participate in any distribution of the assets of any of our subsidiaries upon their liquidation, reorganization or insolvency, and the consequent right of holders of senior debt securities to participate in those assets, will be subject to the claims of the creditors of such subsidiary. In addition, any claim we may have as a creditor would still be subordinate to any security interest in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by us.
Any covenants pertaining to a series of subordinated debt securities will be set forth in a prospectus supplement relating to such series of subordinated debt securities.
Except as described in the prospectus and any applicable prospectus supplement relating to a series of subordinated debt securities, the indentures and the subordinated debt securities do not contain any covenants or other provisions designed to afford holders of subordinated debt securities protection in the event of a recapitalization or highly leveraged transaction involving us.
Pursuant to the subordinated indenture, the subordinated indenture may not be amended, at any time, to alter the subordination provisions of any outstanding subordinated debt securities without the consent of the requisite holders of each outstanding series or class of senior debt (as determined in accordance with the instrument governing such senior debt) that would be adversely affected thereby.

DESCRIPTION OF CAPITAL STOCK
Our authorized capital stock consists of 9,600,000,000 shares of common stock, $0.01 par value per share and 300,000,000 shares of preferred stock, $0.01 par value per share. The following description of our capital stock does not purport to be complete and is subject to, and qualified in its entirety by, our amended and restated certificate of incorporation and Second Amended and Restated Bylaws (the “bylaws”), which are exhibits to the registration statement of which this prospectus forms a part. This section also summarizes relevant provisions of Delaware law.
Common Stock
As of December 11, 2023 there were 1,299,628,293 shares of common stock issued and outstanding.
The holders of common stock as of the applicable record date are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably such dividends as may be declared from time to time by the board of directors out of funds legally available for distribution, and, in the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share in all assets remaining after payment of liabilities. The common stock has no preemptive or conversion rights and is not subject to further calls or assessments by us. There are no redemption or sinking fund provisions available to the common stock. The common stock currently outstanding is validly issued, fully paid and nonassessable.
The transfer agent and registrar for the common stock is Equiniti Trust Company, LLC.
Preferred Stock
Our board of directors has the authority, without further action by our stockholders, to issue up to 300,000,000 shares of preferred stock in one or more series. Our board of directors may designate the rights, preferences, privileges and restrictions of the preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preference, sinking fund terms, and number of shares constituting any series or the designation of any series. The issuance of preferred stock could have the effect of restricting dividends on our common stock, diluting the voting power of our common stock, impairing the liquidation rights of our common stock, or delaying or preventing a change in control. The ability of our board of directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change in control of us or the removal of our existing management.
As of December 11, 2023 there were 550,409 shares of Series B Junior Participating Redeemable Preferred Stock issued and outstanding.
Anti-Takeover Effects of Delaware Law
We are subject to the provisions of Section 203 of the Delaware General Corporation Law, which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the time that such stockholder became an interested stockholder, unless:
(a)	prior to such time, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;
(b)
upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned:

•	by persons who are directors and also officers; and
•	by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
(c)
at or subsequent to such time the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 662/3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines “business combination” to include:
(1)
any merger or consolidation involving (i) the corporation or a direct or indirect majority-owned subsidiary of the corporation and (ii) the interested stockholder or any other corporation, partnership or entity if the merger or consolidation is caused by the interested stockholder and as a result of such merger or consolidation any of (a), (b) or (c) above is not applicable to the surviving entity;

(2)
any sale, lease, exchange, mortgage, transfer, pledge or other disposition of 10% or more of the assets or outstanding stock of the corporation or any direct or indirect majority-owned subsidiary of the corporation to or with the interested stockholder;

(3)
subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation or any direct or indirect majority-owned subsidiary of the corporation of any stock of the corporation or such subsidiary to the interested stockholder;

(4)
any transaction involving the corporation or any direct or indirect majority-owned subsidiary of the corporation that has the effect of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the corporation or any such subsidiary which is beneficially owned by the interested stockholder; or

(5)
the receipt by the interested stockholder of the benefit, directly or indirectly, of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation or any direct or indirect majority-owned subsidiary of the corporation.

In general, Section 203 defines an “interested stockholder” as any person who or which beneficially owns 15% or more of the outstanding voting stock of the corporation or any person affiliated or associated with or controlling or controlled by the corporation that was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date of determination if such person is an interested stockholder, and the affiliates and associates of such person.
The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by our board of directors, including discouraging takeover attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

DESCRIPTION OF OTHER SECURITIES
We will set forth in the applicable prospectus supplement a description of any preferred stock, warrants, depositary shares, purchase contracts, guarantees or units that may be offered pursuant to this prospectus.

PLAN OF DISTRIBUTION
The securities being offered by this prospectus may be sold by us:
•	through agents;
•	to or through underwriters;
•	through broker-dealers (acting as agent or principal);
•	directly by us to purchasers, through a specific bidding or auction process or otherwise;
•	through a combination of any such methods of sale; and
•	through any other methods described in a prospectus supplement.
The distribution of securities may be effected, from time to time, in one or more transactions, including block transactions and transactions on the New York Stock Exchange or any other organized market where the securities may be traded. The securities may be sold at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to the prevailing market prices or at negotiated prices. Agents, underwriters or broker-dealers may be paid compensation for offering and selling the securities. That compensation may be in the form of discounts, concessions or commissions to be received from us or from the purchasers of the securities. Dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and compensation received by them on resale of the securities may be deemed to be underwriting discounts. If such dealers or agents were deemed to be underwriters, they may be subject to statutory liabilities under the Securities Act.
Agents may, from time to time, solicit offers to purchase the securities. If required, we will name in the applicable prospectus supplement any agent involved in the offer or sale of the securities and set forth any compensation payable to the agent. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment. Any agent selling the securities covered by this prospectus may be deemed to be an underwriter, as that term is defined in the Securities Act, of the securities.
If underwriters are used in a sale, securities will be acquired by the underwriters for their own account and may be resold, from time to time, in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale, or under delayed delivery contracts or other contractual commitments. Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. If an underwriter or underwriters are used in the sale of securities, an underwriting agreement will be executed with the underwriter or underwriters at the time an agreement for the sale is reached. The applicable prospectus supplement will set forth any managing underwriter or underwriters, as well as any other underwriter or underwriters, with respect to a particular underwritten offering of securities, and will set forth the terms of the transactions, including compensation of the underwriters and dealers and the public offering price, if applicable. The prospectus and the applicable prospectus supplement will be used by the underwriters to resell the securities.
If a dealer is used in the sale of the securities, we or an underwriter will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale. To the extent required, we will set forth in the prospectus supplement the name of the dealer and the terms of the transactions.
We may directly solicit offers to purchase the securities and we may make sales of securities directly to institutional investors or others. These persons may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of the securities. To the extent required, the prospectus supplement will describe the terms of any such sales, including the terms of any bidding or auction process, if used.
We may enter into agreements with agents, underwriters or dealers which may provide for indemnification by us against specified liabilities, including liabilities incurred under the Securities Act, or to contribution by us to payments they may be required to make in respect of such liabilities. If required, the applicable prospectus supplement will describe the terms and conditions of such indemnification or contribution. Some of the agents, underwriters or dealers, or their affiliates may be customers of, engage in transactions with or perform services for us or our subsidiaries in the ordinary course of business.
Under the securities laws of some states, the securities offered by this prospectus may be sold in those states only through registered or licensed brokers or dealers.

Any person participating in the distribution of common stock registered under the registration statement that includes this prospectus will be subject to applicable provisions of the Securities Exchange Act of 1934 (the “Exchange Act”), and the applicable SEC rules and regulations, including, among others, Regulation M, which may limit the timing of purchases and sales of our common stock by any such person. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of our common stock to engage in market-making activities with respect to our common stock. These restrictions may affect the marketability of our common stock and the ability of any person or entity to engage in market-making activities with respect to our common stock.
Certain persons participating in an offering may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act that stabilize, maintain or otherwise affect the price of the offered securities. If any such activities will occur, they will be described in the applicable prospectus supplement.
VALIDITY OF THE SECURITIES
Unless otherwise specified in the prospectus supplement accompanying this prospectus, Gibson, Dunn & Crutcher LLP will provide opinions regarding the validity of the securities. Any underwriters will also be advised about the validity of the securities and other legal matters by their own counsel, which will be named in the prospectus supplement.
EXPERTS
The consolidated financial statements of Hewlett Packard Enterprise Company appearing in Hewlett Packard Enterprise Company’s Annual Report (Form 10-K) for the year ended October 31, 2023, and the effectiveness of Hewlett Packard Enterprise Company’s internal control over financial reporting as of October 31, 2023, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public from the SEC’s web site at http://www.sec.gov. Information about us, including our SEC filings, is also available on our website at http://investors.hpe.com, however, that information is not a part of or incorporated into this prospectus or any accompanying prospectus supplement.

INFORMATION INCORPORATED BY REFERENCE
The SEC allows us to “incorporate by reference” in this prospectus the information in other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information in documents that we file later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this prospectus or a prospectus supplement. We incorporate by reference in this prospectus the documents listed below and any future filings that we may make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, prior to the termination of the offering under this prospectus (other than any information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K, unless we specifically state in such Current Report that such information is to be considered “filed” under the Exchange Act or we incorporate it by reference into a filing under the Securities Act or the Exchange Act):
•	Annual Report on Form 10-K for the fiscal year ended October 31, 2023;
•	Current Report on Form 8-K filed with SEC on December 15, 2023; and
•	Description of our common stock contained in our Information Statement filed as Exhibit 99.1 to the Registration Statement on Form 10 filed on October 7, 2015, as amended or updated.
Notwithstanding the foregoing, we are not incorporating any document or information deemed to have been furnished and not filed in accordance with SEC rules.
You may obtain a copy of any or all of the documents referred to above which may have been or may be incorporated by reference into this prospectus (excluding certain exhibits to the documents) at no cost to you by writing or telephoning us at the following address:
Hewlett Packard Enterprise Company
1701 East Mossy Oaks Road
Spring, Texas 77389
Attn: Investor Relations
(678) 259-9860
You should rely only on the information contained or incorporated by reference in this prospectus, a prospectus supplement, any free writing prospectus that we authorize and any pricing supplement that we authorize. We have not authorized any person, including any underwriter, salesperson or broker, to provide information other than that provided in this prospectus, a prospectus supplement, any free writing prospectus that we authorize or any pricing supplement that we authorize. We have not authorized anyone to provide you with different information. We are not making an offer of the securities in any jurisdiction where the offer is not permitted.
You should assume that the information in this prospectus, a prospectus supplement, any free writing prospectus that we authorize and any pricing supplement that we authorize is accurate only as of the date on its cover page and that any information we have incorporated by reference is accurate only as of the date of such document incorporated by reference.
Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

$9,000,000,000

$1,250,000,000 4.450% Notes due 2026
$1,250,000,000 4.400% Notes due 2027
$1,750,000,000 4.550% Notes due 2029
$1,250,000,000 4.850% Notes due 2031
$2,000,000,000 5.000% Notes due 2034
$1,500,000,000 5.600% Notes due 2054
PROSPECTUS SUPPLEMENT
Joint Book-Running Managers

Citigroup
J.P. Morgan
Mizuho

Joint Bookrunners

Barclays
BNP PARIBAS
Deutsche Bank Securities
HSBC
Wells Fargo Securities

Co-Managers

ANZ Securities
CIBC Capital Markets
Credit Agricole CIB
ING
Loop Capital Markets
NatWest Markets
OCBC
Santander
SOCIETE GENERALE
Standard Chartered Bank
TD Securities
US Bancorp

September 12, 2024